                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  Confidential, For Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Fulton Bancorp, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:
         Fulton Bancorp, Inc. common stock par value $.01 per share
     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:
            1,653,949 shares
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
            $19.15
     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:
            $31,673,124
     -------------------------------------------------------------------------


     (5) Total fee paid:
            $6,350
     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                                                                __________, 1999



Dear Stockholder:

     The Boards of Directors of Fulton Bancorp, Inc. and Central Bancompany, Inc. have agreed to a merger in which Central will acquire Fulton. In the merger, Fulton will merge with and into a subsidiary of Central, and Fulton Savings Bank, F.S.B. will merge with and into Central's subsidiary, The Central Trust Bank.

     In the merger, you will receive a cash payment of $19.15 for each share of Fulton stock that you own. The closing price of Fulton's common stock on the last trading day before the merger was announced was $17.00 per share. Upon completion of the merger you will no longer own any stock or have any interest in Fulton, nor will you receive, as a result of the merger, any stock of Central. For United States federal income tax purposes, your exchange of shares of Fulton common stock for cash generally will cause you to recognize a gain or loss measured by the difference between the cash you receive in the merger and your tax basis in your shares of Fulton common stock.

     We cannot complete the merger unless we obtain the necessary government approvals and unless the stockholders of Fulton approve the merger agreement. We have scheduled a special meeting for Fulton stockholders to vote on the merger agreement. The meeting will be held at Fulton's offices at 410 Market Street, Fulton, Missouri on ______, _______, 1999 at __:00 _.m., local time.

     It is very important that your shares be represented at the meeting, regardless of whether you plan to attend in person. If you fail to vote, it will have the same effect as a vote against approval of the merger agreement. To assure that your shares are represented in voting on this very important matter, please sign, date and return the enclosed proxy card promptly in the enclosed postage-prepaid envelope whether or not you plan to attend the meeting. If you are a stockholder of record and do attend, you may, if you wish, revoke your proxy and vote your shares in person at the meeting.

     This document contains a more complete description of the meeting and the terms of the merger. We urge you to review this entire document carefully. Financial information regarding Fulton is provided in this document. You may also obtain information about Fulton from documents filed with the Securities and Exchange Commission.

     I enthusiastically support the merger and join with the other members of our Board of Directors in recommending that you vote in favor of the merger.




                              Kermit D. Gohring
                              President and Chief Executive Officer

   Proxy Statement first mailed to stockholders on or about __________, 1999

                             Fulton Bancorp, Inc.
                               410 Market Street
                            Fulton, Missouri  65251
                                (573) 642-6618

                         ____________________________

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON _____________, 1999

                         ____________________________


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Fulton Bancorp, Inc. ("Fulton") will be held at Fulton's offices at 410 Market Street, Fulton, Missouri on ___________, ___________, 1999 at __:__ __.m., local time, for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 18, 1999, by and between Central Bancompany, Inc. and Fulton, pursuant to which Fulton will merge with a wholly owned subsidiary of Central Bancompany, Inc. and each share of common stock of Fulton, par value $.01 per share, will be converted into the right to receive $19.15 in cash, all on and subject to the terms and conditions contained therein.

     2. To transact such other business as may properly come before the meeting or any adjournment or postponement.

     Only stockholders of record at the close of business on __________, 1999 will be entitled to notice of and to vote at the meeting and at any adjournment or postponement.

     Fulton stockholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of Fulton common stock under applicable provisions of Delaware law. In order to perfect dissenters' rights, Fulton stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provisions is included as Appendix C to the accompanying proxy statement and a summary of the provisions can be found under "THE MERGER--You Have Appraisal Rights in the Merger."

     In the event that there are not sufficient votes to approve the foregoing proposal at the time of the meeting, the meeting may be adjourned in order to permit further solicitation by Fulton.

                              By Order of the Board of Directors



                              Bonnie K. Smith
                              Corporate Secretary

Fulton, Missouri
__________, 1999

     The Board of Directors unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement.

     Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy in the accompanying pre-addressed postage-paid envelope.

                                PROXY STATEMENT
                               TABLE OF CONTENTS

SUMMARY..........................................................................   2

SELECTED FINANCIAL DATA OF FULTON................................................   7

MARKET PRICE AND DIVIDEND INFORMATION............................................   9

MEETING OF FULTON STOCKHOLDERS...................................................  10
     Place, Date and Time........................................................  10
     Purpose of the Meeting......................................................  10
     Who Can Vote at the Meeting.................................................  10
     Attending the Meeting.......................................................  10
     Vote Required...............................................................  10
     Voting by Proxy.............................................................  11
     Participants in Fulton Savings' ESOP........................................  11
     Independent Public Accountants..............................................  12

BENEFICIAL OWNERSHIP OF FULTON COMMON STOCK......................................  12

THE MERGER.......................................................................  14
     The Parties to the Merger...................................................  14
     Overview of the Transaction; What You Will Receive..........................  14
     Taxable Transaction for Fulton Stockholders.................................  15
     Background of the Merger....................................................  15
     Fulton's Financial Advisor Says the Merger Consideration is
          Fair From a Financial Point of View....................................  18
     Interests of Fulton's Directors and Officers in the Merger
          that Differ From Your Interests........................................  24
     Establishment of Advisory Board.............................................  25
     Regulatory Approvals Needed to Complete the Merger..........................  25
     Accounting Treatment of the Merger..........................................  26

THE MERGER AGREEMENT.............................................................  27
     Terms of the Merger.........................................................  27
     When Will the Merger be Completed...........................................  27
     Procedures for Exchanging Your Stock Certificates...........................  28
     Conditions to Completing the Merger.........................................  28
     Conduct of Business Prior to the Merger.....................................  29
     Covenants of Fulton and Central in the Merger Agreement.....................  31
     Representations and Warranties Made by Central and Fulton
          in the Merger Agreement................................................  33
     Terminating the Merger Agreement............................................  33
     Expenses and Termination Fees...............................................  33
     Changing the Terms of the Merger Agreement..................................  34

BUSINESS OF FULTON BANCORP, INC..................................................  34
     General.....................................................................  34
     Market Area.................................................................  34
     Lending Activities..........................................................  35
     Investment Activities.......................................................  46
     Deposit Activities and Other Sources of Funds...............................  47
     Competition.................................................................  50
     Subsidiary Activities.......................................................  50
     Personnel...................................................................  51
     Properties..................................................................  51
     Legal Proceedings...........................................................  51

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS........................................................  51
     General.....................................................................  51
     Operating Strategy..........................................................  51
     Interest Rate Risk Management...............................................  52
     Interest Rate Sensitivity of Net Portfolio Value............................  52
     Comparison of Financial Condition at March 31, 1999
          and June 30, 1998......................................................  53
     Results of Operations for the Three Months Ended March
          31, 1999 and 1998......................................................  53
     Results of Operations for the Nine Months Ended March
          31, 1999 and 1998......................................................  54
     Comparison of Financial Condition at June 30, 1998 and 1997.................  55
     Results of Operations for the Years Ended June 30,
          1998 and 1997..........................................................  55
     Results of Operations for the Years Ended June 30,
          1997 and April 30, 1996................................................  57
     Yields Earned and Rates Paid................................................  58
     Liquidity and Capital Resources.............................................  60
     Year 2000 Compliance........................................................  61
     New Accounting Standards....................................................  62
     Effect of Inflation and Changing Prices.....................................  62

REGULATION AND SUPERVISION.......................................................  62
     General.....................................................................  62
     Holding Company Regulation..................................................  63
     Federal Savings Institution Regulation......................................  63
     Federal Reserve System......................................................  68

FEDERAL AND STATE TAXATION.......................................................  68
     Federal Taxation............................................................  68
     Missouri Taxation...........................................................  69
     Delaware Taxation...........................................................  70

WHERE YOU CAN FIND MORE INFORMATION..............................................  70

STOCKHOLDER PROPOSALS............................................................  70

APPENDIX A  Agreement and Plan of Merger,
            dated as of May 18, 1999, by
            and between Central Bancompany, Inc.
            and Fulton Bancorp, Inc.

APPENDIX B  Fairness Opinion of Manchester
            Partners, L.L.C.

APPENDIX C  Section 262 of the Delaware
            General Corporation Law

                                    SUMMARY

      This summary does not contain all of the information that is important to you. You should carefully read the entire proxy statement to fully understand the merger.

                                 THE COMPANIES

Central Bancompany, Inc.                Central is a bank holding company based in Jefferson
238 Madison                             City, Missouri. Central operates a total of 32 banking
Jefferson City, Missouri 65101          offices in Missouri through 12 banks. At March 31,
(573) 634-1234                          1999, Central had total assets of $4.5 billion, deposits of
                                        $3.5 billion and stockholders' equity of $401.3 million.

Fulton Bancorp, Inc.                    Fulton is the savings and loan holding company for
410 Market Street                       Fulton Savings Bank, F.S.B. Fulton Savings operates
Fulton, Missouri 65251                  one office in Fulton and one office in Holts Summit,
(573) 642-6618                          Missouri and specializes in mortgage lending. At
                                        March 31, 1999, Fulton had total assets of
                                        $117.7 million, deposits of $72.2 million, and
                                        stockholders' equity of $25.4 million.

                                        For a discussion of the business of Fulton, see
                                        "BUSINESS OF FULTON BANCORP" beginning on
                                        page ____. For a discussion of the recent results of
                                        operation of Fulton, see "MANAGEMENT'S DISCUSSION
                                        AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                        OPERATION" beginning on page ____.

                           THE STOCKHOLDERS' MEETING

Place, Date and Time (page ____)        The special meeting will be held at Fulton's offices
                                        at 410 Market Street, Fulton, Missouri on ___________,
                                        1999 at __:__ a.m., local time.

Purpose of the Meeting (page ____)      At the special meeting, you will be asked to
                                        approve a merger agreement that provides for
                                        the merger of Fulton with a subsidiary of Central.

Who Can Vote At the Meeting             You can vote at the meeting of Fulton stockholders
(page ____)                             if you owned Fulton common stock at the close of business
                                        on ________, 1999. You will be able to cast one vote
                                        for each share of Fulton common stock you owned at that
                                        time. As of __________, 1999, there were _____________
                                        shares of Fulton common stock outstanding.

What Vote is Required for Approval of   In order to approve the merger agreement, the holders
the Merger Agreement (page __)          of a majority of the outstanding shares of Fulton
                                        common stock entitled to vote must vote in its favor.
                                        You can vote your shares by attending the meeting and
                                        voting in person or by mailing the enclosed proxy card.

                                  THE MERGER

Overview of the Transaction             Fulton has agreed to merge with a subsidiary of
(page __)                               Central, with Fulton being the surviving corporation.
                                        Fulton will then merge into Central, with Central being
                                        the surviving corporation. Immediately after this
                                        merger, Fulton Savings will merge with The Central Trust
                                        Bank, with The Central Trust Bank being the surviving
                                        institution. As a result of this transaction, Fulton and
                                        Fulton Savings will cease to exist. Central intends to
                                        operate Fulton Savings' offices as branches of The
                                        Central Trust Bank.

What You Will Receive (page __)         As a Fulton stockholder, each of your shares of Fulton
                                        common stock will automatically become exchangeable for
                                        $19.15 in cash.  You will have to surrender your Fulton
                                        stock certificates to receive this cash payment. Central
                                        will send you written instructions for surrendering
                                        your certificates after we have completed the merger. For
                                        more information on how this exchange procedure works, see
                                        "THE MERGER AGREEMENT--Procedures for Exchanging Your Stock
                                        Certificates" on page __ of this document.

                                        Shares of Fulton are quoted on the Nasdaq National Market.
                                        On May 18, 1999, which was the last trading day before we
                                        announced the merger, Fulton common stock closed at $17.00 per share.

Taxable Transaction for Fulton          For United States federal income tax purposes, your exchange
Stockholders (page __)                  of shares of Fulton common stock for cash generally will
                                        cause you to recognize a gain or loss measured by the
                                        difference between the cash you receive in the merger and
                                        your tax basis in your shares of Fulton common stock.
                                        You should consult your own tax advisor for a full
                                        understanding of the merger's tax consequences that are
                                        particular to you.

Recommendation to Stockholders          The board of directors of Fulton believes that the merger
(page __ )                              is advisable and fair to you and in your best interests,
                                        and unanimously recommends that you vote "FOR" the proposal to approve the merger agreement.

                                        For a discussion of the circumstances surrounding the merger and the factors considered by Fulton's board of directors in approving the merger agreement, please see pages __ through __.

Fairness Opinion of Fulton's            Manchester Partners, L.L.C. has delivered to the Fulton
Financial Advisor (page __)             board of directors its opinion that, as of the date of this document, the merger consideration is fair to the holders
                                        of Fulton common stock from a financial point of view. A copy of this opinion is provided as Appendix B to this proxy statement.
                                        You should read it completely to understand the procedures followed, assumptions made, matters considered, qualifications and limitations on the review made by Manchester Partners in providing this opinion. Manchester Partners estimates that it will receive professional fees totaling approximately $220,000 from Fulton for its services in connection with the merger.

You Have Appraisal Rights in the        Delaware law provides you with dissenters' appraisal rights in the
Merger (page __)                        merger. This means that if you are not satisfied with the amount you are receiving in the merger, you are legally entitled to have the value of your shares independently determined to receive payment based on that valuation. To exercise your dissenters' rights you must deliver a written objection to the merger to Fulton at or before the special meeting and you must not vote in favor of the merger. Objections to the merger should be addressed to
                                        Fulton's Corporate Secretary and sent to Fulton at 410 Market Street,
                                        Fulton, Missouri 65251. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your dissenters' rights. A copy of the dissenters' rights provisions of
                                        Delaware law is provided as Appendix C to this proxy statement.

Interests of Directors and Officers     Some of Fulton's directors and officers have interests in the
in the Merger that Differ From Your     merger that are different from, or are in addition to, their
Interests (page __)                     interests as stockholders in Fulton. The members of Fulton's board of directors knew about these additional interests, and considered them, when they approved the agreement and the
                                        merger. These include:

                                        1.  the vesting of shares of restricted stock as a result of the consummation of the merger;

                                        2.  the payment of severance benefits under the existing
                                            employment agreement with Fulton's chief executive
                                            officer;

                                        3.  the creation of an advisory board containing the
                                            current directors of Fulton; and

                                        4.  provisions in the merger agreement relating to
                                            protection against claims.

Regulatory Approvals Needed to          We cannot complete the merger unless it is approved by
Complete the Merger (page ____)         the Board of Governors of the Federal Reserve
                                        System, the Federal Deposit Insurance Corporation and
                                        the Missouri Division of Finance. Central has filed all
                                        of the required applications or waiver requests with these regulatory authorities. As of the date of this proxy
                                        statement, Central has not received any of the required
                                        approvals. While we do not know of any reason why Central
                                        would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if Central will receive them.

                             THE MERGER AGREEMENT

A copy of the merger agreement is provided as Appendix A to this proxy statement. Please read the agreement. It is the legal document that governs the merger.

Conditions to Completing the Merger     The completion of the merger depends on a number of conditions
(page ____)                             being met. In addition to the parties complying with the
                                        merger agreement, these include:

                                        1.  approval of the merger agreement by the Fulton stockholders;

                                        2.  approval of the merger by federal and state regulatory authorities;

                                        3.  the absence of any injunction or legal restraint blocking the merger or government proceedings trying to block the
                                            merger;

                                        4.  the absence of any law or regulation that makes the merger illegal; and

                                        5.  Fulton stockholders having exercised dissenters' rights with respect to no more than 10% of the outstanding Fulton shares.

                                        Where the law permits, Central and Fulton could decide to
                                        complete the merger even though one or more of these
                                        conditions has not been met. Fulton cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Terminating the Merger Agreement        Fulton and Central can agree at any time to terminate the
(page ___)                              merger agreement without completing the merger, even if the stockholders of Fulton have approved it. Also, either of us can decide, without the consent of the other, to terminate the agreement if:

                                        1.  Fulton's stockholders do not approve the merger;

                                        2.  a required regulatory approval is denied or a governmental authority blocks the merger;

                                        3.  we do not complete the merger by March 31, 2000; or

                                        4.  the other party breaches a representation, warranty or covenant that would have a material adverse effect on
                                            the party seeking to terminate.

                                        In addition, Fulton may terminate the merger agreement if
                                        Fulton's board of directors determines that it must
                                        accept a superior offer from a third party in the exercise of its fiduciary duties.

Termination Fees (page __)              If Fulton terminates the merger agreement in order to accept a superior offer or if, after another party proposes to acquire
                                        Fulton, Fulton stockholders fail to approve the merger agreement and within 12 months Fulton enters into a merger agreement with a third party, Fulton will pay Central a termination fee of
                                        $750,000.

                                        If either party terminates the merger agreement because the other party has willfully breached a representation, warranty or covenant, then the breaching party will pay the other a fee of $200,000.

Changing the Terms of the Merger        We can agree to amend the agreement, and each of us can waive
Agreement (page __)                     our right to require the other party to adhere to the terms and conditions of the agreement, where the law allows. However, we may not do so after Fulton stockholders approve the agreement if the amendment or waiver reduces or changes the consideration that will be received by Fulton stockholders. In those cases the Fulton stockholders would have to approve the amendment or waiver.

                       SELECTED FINANCIAL DATA OF FULTON

     The following tables show summarized historical financial data for Fulton. The information in the following tables is based on historical financial information that Fulton has presented in its prior SEC filings. You should read this summary financial information in connection with this historical financial information and with the more detailed financial information we provide in this document. In November 1996, Fulton's board of directors approved a change in Fulton's fiscal year end from April 30 to June 30. Financial information for the periods prior to 1997 reflects Fulton Savings only, as Fulton Bancorp did not commence operations until October 1996. The audited financial statements of Fulton and the unaudited financial statements of Fulton for the nine months ended March 31, 1999 and 1998 are included in this proxy statement beginning on page F-1. Fulton's unaudited financial statements for the nine months ended March 31, 1999 and 1998 include normal, recurring adjustments necessary to fairly present the data for such period. The unaudited data is not necessarily indicative of expected results of a full year's operation.

                                    At March 31,          At June 30,                  At April 30,
                                                  --------------------------    --------------------------
                                       1999         1998     1997     1996        1996     1995     1994
                                    ------------  -------- -------- --------    -------- -------- --------
                                                     (Dollars in Thousands)
Financial Condition Data:
Total assets......................      $117,770  $110,110 $100,569  $88,771     $85,496  $79,351  $73,620
Cash..............................         9,267    13,778    7,108    3,154       2,924    4,189    5,322
U.S. Government and federal
  agency obligations..............         1,445       950    1,899    3,208       3,216    4,201    4,260
Mortgage-backed securities........            --        --       --       --          --        1    1,196
State and municipal securities....           299        --       --       --          --       --       --
Loans receivable, net.............        98,701    88,104   83,759   76,561      73,893   67,805   60,282
Loans held for sale...............         3,687     3,649    4,463    2,527       2,306      574       --
Deposits..........................        72,208    69,164   67,197   71,288      70,316   65,205   64,630
Federal Home Loan Bank advances...        18,375    12,810    6,500    7,000       5,000    4,500       --
Stockholders' equity..............        25,417    25,495   25,257    9,274       9,117    8,484    7,933

                                             Nine Months             Year Ended            Two
                                           Ended March 31,            June 30,           Months           Year Ended April 30,
                                          -----------------      ------------------                   ----------------------------
                                                                                          Ended
                                            1999     1998          1998      1997        June 30,       1996      1995      1994
                                                                                           1996
                                          -----------------      --------  --------      --------     --------  --------  --------
                                                                        (Dollars in thousands, except per share data)
Selected Operating Data:
Interest income.....................       $6,645    $6,097        $8,147    $7,340        $1,149       $6,172    $5,355    $5,413
Interest expense....................        3,418     3,105         4,183     3,939           665        3,781     2,944     2,671
                                           ------    ------        ------    ------        ------       ------    ------    ------
   Net interest income..............        3,227     2,992         3,964     3,401           484        2,391     2,411     2,742
Provision for loan losses...........          130        60            70       120            25           44       118        48
                                           ------    ------        ------    ------        ------       ------    ------    ------
Net interest income after
 provision for loan losses..........        3,097     2,932         3,894     3,281           459        2,347     2,293     2,694

Non-interest income.................          464       580           792       637           119          485       360       413
Non-interest expense................        2,258     2,109         2,890     2,625           316        1,849     1,809     1,741
                                           ------    ------        ------    ------        ------       ------    ------    ------
Income before income taxes..........        1,303     1,403         1,796     1,293           262          983       844     1,366
Income taxes........................          488       518           657       471            98          363       301       485
                                           ------    ------        ------    ------        ------       ------    ------    ------
   Net income.......................       $  815    $  885        $1,139    $  822        $  164       $  620    $  543    $  881
                                           ======    ======        ======    ======        ======       ======    ======    ======
Basic net income per share..........      $  0.53   $  0.56      $   0.72  $   0.52           N/A          N/A       N/A       N/A
                                          =======   =======      ========  ========
Diluted income per share............      $  0.52   $  0.56      $   0.70  $   0.52
                                          =======   =======      ========  ========

                                                At or For the
                                              Nine Months Ended           At or For the Year           At or For the Year
                                                  March 31,                 Ended June 30,               Ended April 30,
                                              -----------------           -----------------------------------------------------
                                                1999     1998               1998      1997           1996      1995      1994
                                              -------- --------           --------  --------       --------  --------  --------
Selected Consolidated Financial
 Ratios and Other Data:/(1)/

Return on average assets/(2)/................    0.93%    1.10%              1.06%     0.83%          0.75%     0.72%     1.12%
Return on average equity/(3)/................    4.23     4.64               4.44      4.10           7.00      6.55     11.92
Interest rate spread during
 period/(4)/.................................    2.61     2.55               2.58      2.69           2.60      2.96      3.58
Net interest margin/(5)/.....................    3.79     3.82               3.82      3.61           3.02      3.33      3.90
Non-interest expenses to
 average assets..............................    2.59     2.63               2.69      2.66           2.23      2.39      2.37
Non-performing loans to total
 loans/(6)/..................................    0.82     0.26               0.18      0.44           0.43      0.23      1.53
Non-performing assets to total
 assets/(7)/.................................    0.92     0.56               0.28      0.56           0.60      0.20      1.53
Allowance for loan losses to
 non-performing loans/(6)/...................  128.89   400.00             625.07    250.68         245.44    498.05     72.18
Allowance for loan losses to
 total loans.................................    1.06     1.06               1.09      1.09           1.02      1.10      1.09
Dividend payout ratio/(7)/...................   46.75    31.07              33.01     20.92             --        --        --

_________________________
(1) Ratios for the nine month periods ended March 31, 1999 and 1998 are annualized where appropriate.
(2) Return on average assets is calculated by dividing net income by average outstanding assets.
(3) Return on average stockholders' equity is calculated by dividing net income by average stockholders' equity.
(4) The interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(5) Net interest margin represents net interest income as a percent of average interest-earning assets.
(6) Non-performing loans consist of non-accrual loans and loans delinquent 90 days or more.
(7) Dividend payout ratio is calculated by dividing cash dividends by net income.

                     MARKET PRICE AND DIVIDEND INFORMATION

   Fulton common stock is listed on the National Market System of the Nasdaq Stock Market under the symbol FTNB.

   The following table lists the high and low prices per share for Fulton common stock as reported on the Nasdaq National Market and the quarterly cash dividends declared by Fulton for the periods indicated.

                                                    Fulton Common Stock
                                                ----------------------------
                                                 High      Low     Dividends
                                                -------  -------   ---------
Fiscal 1997
   Quarter ended September 30, 1996...........    N/A      N/A        N/A
   Quarter ended December 31, 1996............  $16.250  $12.250      N/A
   Quarter ended March 31, 1997...............  $18.375  $14.625     $ 0.05
   Quarter ended June 30, 1997................  $20.375  $17.500     $ 0.05

Fiscal 1998
   Quarter ended September 30, 1997...........  $26.750  $19.750     $ 0.05
   Quarter ended December 31, 1997............  $24.000  $19.250     $ 0.05
   Quarter ended March 31, 1998...............  $23.125  $21.500     $ 0.06
   Quarter ended June 30, 1998................  $23.500  $16.750     $ 0.06

Fiscal 1999
   Quarter ended September 30, 1998...........  $20.188  $15.750     $0.075
   Quarter ended December 31, 1998............  $17.656  $14.875     $0.075
   Quarter ended March 31, 1999...............  $16.313  $14.750     $0.075
   Quarter ended June 30, 1999
      (through June 15, 1999).................  $18.250  $ 3.250     $0.075

     The closing price per share of Fulton common stock on May 18, 1999, which was the last trading day preceding the public announcement of the proposed merger, was $17.00. On __________, 1999, which is the last trading day prior to the date of this proxy statement, the closing price for Fulton common stock was $______.

     As of ____________, 1999, there were approximately ______ holders of record of Fulton common stock. This number does not reflect the number of persons or entities who may hold their stock in nominee or "street" name through brokerage firms.

                        MEETING OF FULTON STOCKHOLDERS

Place, Date and Time

     The meeting will be held at Fulton's offices at 410 Market Street, Fulton, Missouri on _________, _____________, 1999, at __:00 __.m., local time.

Purpose of the Meeting

     The purpose of the meeting is to consider and vote on a proposal to approve and adopt the merger agreement and to act on any other matters brought before the meeting.

Who Can Vote at the Meeting

     You are entitled to vote your Fulton common stock if the records of Fulton showed that you held your shares as of the close of business on _____________, 1999. As of the close of business on that date, a total of _____________ shares of Fulton common stock were outstanding. Each share of common stock has one vote. As provided in Fulton's Certificate of Incorporation, record holders of Fulton's common stock who beneficially own, either directly or indirectly, in excess of 10% of Fulton's outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10% limit.

Attending the Meeting

     If you are a beneficial owner of Fulton common stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Fulton common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

     The special meeting will be held if a majority of the outstanding shares of common stock entitled to vote is represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes for determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under applicable rules, brokers, banks and other nominees may not exercise their voting discretion on the proposal to approve and adopt the merger agreement and, for this reason, may not vote shares held for beneficial owners without specific instructions from the beneficial owners.

     The approval and adoption of the merger agreement will require the affirmative vote of the holders of at least a majority of the outstanding shares of common stock entitled to vote at the meeting. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote against the merger agreement.

     As of _________________, 1999, directors and executive officers of Fulton, and persons closely associated with them, beneficially owned _______________ shares of Fulton common stock, not including shares that may be acquired upon the exercise of stock options. This equals _______% of the outstanding shares of Fulton common stock. As of the same date, neither Central nor any of its directors and executive officers owned any shares of Fulton common stock.

Voting by Proxy

     This proxy statement is being sent to you by the board of directors of Fulton for the purpose of requesting that you allow your shares of Fulton common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Fulton common stock represented at the meeting by properly executed proxies will be voted in accordance with the instructions indicated on the proxy card. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by Fulton's board of directors. The board recommends a vote "FOR" approval of the merger agreement.

     If any matters not described in this proxy statement are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting in order to solicit additional proxies. However, no proxy voted against the proposal to approve the merger agreement will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the merger agreement. Fulton does not know of any other matters to be presented at the meeting.

     You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise the Secretary of Fulton in writing before your common stock has been voted at the special meeting, deliver later proxy instructions, or attend the meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

     If your Fulton common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that accompanies this proxy statement.

     Fulton will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Fulton may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Fulton will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Participants in Fulton Savings' ESOP

     If you participate in the Fulton Savings Bank, F.S.B. Employee Stock Ownership Plan ("ESOP"), the proxy card represents a voting instruction to the trustees of the ESOP as to the number of shares in your plan account. Each participant in the ESOP may direct the trustees as to the manner in which shares of common stock allocated to the participant's plan account are to be voted. Unallocated shares of common stock held by the ESOP and allocated shares for which no voting instructions are received will be voted by the trustees in the same proportion as shares for which the trustees have received voting instructions, subject to the trustees' exercise of their fiduciary obligations.

Independent Public Accountants

     Moore, Horton & Carlson, P.C. has served as Fulton's independent auditors since April 30, 1986. A representative of Moore, Horton & Carlson is expected to be present at the special meeting and will have an opportunity to make a statement if he or she desires and will be able to respond to appropriate questions.


                  BENEFICIAL OWNERSHIP OF FULTON COMMON STOCK

     The following table provides information as of May 31, 1999 with respect to persons known to Fulton to be the beneficial owners of more than 5% of Fulton's outstanding common stock.

                                 Number of Shares    Percent of Common
Name and Address                Beneficially Owned   Stock Outstanding
----------------                ------------------   -------------------
Fulton Savings Bank, F.S.B.          137,332 (1)             8.3%
Employee Stock Ownership Plan
410 Market Street
Fulton, Missouri 65251

___________________________
(1) Includes 106,422 shares which have not been allocated to participants' accounts and over which the trustees have sole voting power and 30,910 shares which have been allocated to participants' accounts and over which the trustees have shared voting power. Under the terms of the ESOP, the trustees will vote unallocated shares and allocated shares for which no voting instructions are received in the same proportion as shares for which the trustees have received voting instructions from participants. The trustee of the ESOP is First Bankers Trust Company.

     The following table provides information about the shares of Fulton common stock that may be considered to be owned by each director of Fulton and by all directors and executive officers of Fulton as a group as of May 31, 1999. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

                                                                          Number of Shares
                                                                             That May Be
                                                         Number of         Acquired Within        Percent of
                                                          Shares             60 Days By           Common Stock
Name/Title                                                Owned           Exercising Options      Outstanding
----------------------------------                  -----------------   ----------------------  ---------------
Dennis J. Adrian                                     24,088 (1)                  1,719                1.6%
    Director

Billy M. Conner                                      20,863 (1)(3)               1,719                1.4
    Director

Kermit D. Gohring                                    38,637 (1)(2)(4)            6,877                2.8
    President, Chief Executive Officer and
    Director

Richard W. Gohring                                   16,033 (1)(2)(5)            2,406                1.1
    Executive Vice President and Director

Clifford E. Hamilton, Jr.                            25,438 (1)(6)               1,719                1.6
    Director

Bonnie K. Smith                                      24,214 (1)(2)(7)            4,126                1.7
    Senior Vice President and Director

David W. West                                        18,438 (1)(2)               1,719                1.2
    Director

All directors and executive officers as a group     167,711 (1)(2)              20,285               11.4
(eight persons)

_______________________________
(1) Shares of restricted stock awarded under Fulton's 1997 Management Recognition and Development Plan as to which the holders have voting power but not investment power are included as follows: Mr. Adrian, 2,751 shares; Mr. Conner, 2,751 shares; Mr. K. Gohring, 11,003 shares; Mr. R. Gohring, 3,850 shares; Mr. Hamilton, 2,751 shares; Mrs. Smith, 6,601 shares; Mr. West, 2,751 shares; and all directors and executive officers as a group, 187,996 shares.
(2) Shares allocated under Fulton Savings' ESOP as of December 31, 1998 over which the individual has shared voting power but not investment power are included as follows: Mr. K. Gohring, 2,326 shares; Mr. R. Gohring, 1,309 shares; Mrs. Smith, 1,425 shares; and all directors and executive officers as a group, 10,912 shares.
(3) Includes 2,532 shares owned by Mr. Conner's spouse.
(4) Includes 7,800 shares owned by Mr. Gohring's spouse.
(5) Includes 420 shares owned by Mr. Gohring's spouse.
(6) Includes 740 shares owned by Mr. Hamilton's spouse.
(7) Includes 2,330 shares owned by Mrs. Smith's spouse.

                                  THE MERGER

     The following discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Appendix A. You should read the entire merger agreement carefully.

The Parties to the Merger

     Central Bancompany, Inc.

     Central Bancompany was incorporated in 1970 as a Missouri business corporation and a bank holding company regulated by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended.

     At year end 1998, Central was operating 12 banks and one trust company at 82 separate locations throughout the State of Missouri. Its banks are community oriented institutions that serve all of the financial needs of its respective communities, from full-service deposit and lending products to all types of investment products.

     Fulton Bancorp, Inc.

     Fulton became the holding company for Fulton Savings in October 1996 in connection with Fulton Savings' conversion from mutual to stock form of organization. As a savings and loan holding company, Fulton is subject to regulation by the Office of Thrift Supervision (the "OTS"). Since its formation, Fulton's principle business has been to direct and coordinate the business of Fulton Savings.

     Fulton Savings, which was founded in 1912, is a federally chartered savings bank located in Fulton, Missouri. Fulton Savings is regulated by the OTS and its deposits are insured by the FDIC up to applicable limits. Fulton Savings is a community oriented financial institution that engages primarily in the business of attracting deposits from the general public and using those funds to originate residential and commercial mortgage loans within Fulton Savings' market area. Fulton Savings also originates multi-family real estate, construction, land and consumer and other loans.

     For a discussion of the business of Fulton, see "BUSINESS OF FULTON BANCORP, INC." elsewhere in this proxy statement. For a discussion of the recent results of operation of Fulton, see "MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF OPERATION" elsewhere in this proxy statement.

Overview of the Transaction; What You Will Receive

     The boards of directors of Fulton and Central have each unanimously approved a merger agreement that provides that Fulton will merge with a wholly owned subsidiary of Central. Fulton will survive the merger and become a wholly owned subsidiary of Central. Fulton will then merge into Central, with Central being the surviving corporation. Upon completion of the merger, each share of Fulton common stock will be converted into the right to receive $19.15 in cash. After the merger you will no longer own any stock or have any interest in Fulton, nor will you receive, as a result of the merger, any stock of Central.

     Immediately after the merger, Fulton Savings will merge into The Central Trust Bank. The surviving bank will be The Central Trust Bank. It is the intent of Central to operate the offices of Fulton Savings as branches of The Central Trust Bank.

Taxable Transaction for Fulton Stockholders

     The following is a discussion of the material federal income tax consequences of the merger to holders of Fulton common stock. The discussion is based upon the Internal Revenue Code, Treasury regulations, IRS rulings, and judicial and administrative decisions in effect as of the date of this proxy statement. This discussion assumes that the Fulton common stock is generally held for investment. In addition, this discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or to Fulton stockholders subject to special rules, such as foreign persons, financial institutions, tax-exempt organizations, dealers in securities or foreign currencies or insurance companies.

     The receipt of cash for Fulton common stock pursuant to the merger will be a taxable transaction for federal income tax purposes to stockholders receiving such cash, and may be a taxable transaction for state, local and foreign tax purposes as well. You will recognize a gain or loss measured by the difference between your tax basis for the Fulton common stock owned by you at the time of the merger and the amount of cash you receive for your Fulton shares. Your gain or loss will be a capital gain or loss if your Fulton stock is a capital asset in your hands.

     The cash payments due to the holders of Fulton common stock upon the exchange of such Fulton common stock pursuant to the merger generally will be subject to "backup withholding" for federal income tax purposes unless certain requirements are met. Under federal law, the third-party paying agent (in this case, The Central Trust Bank) must withhold 31% of the cash payments to holders of Fulton common stock to whom backup withholding applies, and the federal income tax liability of such persons will be reduced by the amount so withheld. To avoid backup withholding, you must provide The Central Trust Bank with your taxpayer identification number and complete a form in which you certify that you have not been notified by the IRS that you are subject to backup withholding as a result of a failure to report interest and dividends. The taxpayer identification number of an individual is his or her Social Security Number.

     Neither Central nor Fulton has requested or will request a ruling from the IRS as to any of the tax effects to Fulton's stockholders of the transactions discussed in this proxy statement, and no opinion of counsel has been or will be rendered to Fulton's stockholders with respect to any of the tax effects of the merger to stockholders.

     The tax consequences of the merger to you may vary depending upon your particular circumstances. Therefore, you should consult your tax advisor to determine the particular tax consequences of the merger to you, including those relating to state and/or local taxes.

Background of the Merger

     Since Fulton Savings converted from the mutual to stock form of organization in October 1996, the Fulton board of directors has considered various strategic alternatives for deploying the capital raised in the conversion and has monitored the rapid pace of consolidation in the financial services industry. In December 1997, as part of its regular review of strategic alternatives, the Fulton board received a presentation from a financial advisor as to various capital management and operational strategies. The board of directors continued to discuss these strategies over the next few months. In March 1998, the board met with its financial advisor, this time to discuss various strategies for enhancing stockholder value, including the merger of Fulton with another institution. In April 1998, the Fulton board again met with its financial advisor to discuss strategic options for maximizing stockholder value. At that meeting, the board considered various capital management and operational strategies and specifically discussed potential partners for a business combination, with a focus on which institutions would have an interest in a business combination and the ability to complete the transaction. At this meeting, the Fulton board authorized its financial advisor to contact certain parties regarding their possible interest in a business combination with Fulton.

     During May 1998, Fulton's financial advisor contacted six institutions that it had identified as being potential merger partners for Fulton. Three of the six institutions requested and reviewed information regarding Fulton. Following this process, one of the three expressed an interest in acquiring Fulton. However, the one expression of interest was for approximately $17.00 per share and was conditioned on Fulton demonstrating an ability to achieve a significantly higher level of earnings in the period from the signing of a definitive agreement to the closing of the transaction. At a meeting on June 9, 1998, Fulton's financial advisor reviewed with the board of directors the results of its discussions with the potential merger partners and the state of the market for bank and thrift acquisitions generally. The board determined that the one expression of interest was inadequate relative to Fulton's prospects on a stand-alone basis and to the mergers and acquisition market generally and declined to pursue it.

     During the Autumn of 1998, management of Fulton came to believe that Central was interested in acquiring Fulton. In November 1998, the Fulton board decided to meet with Manchester Partners to discuss obtaining its assistance in exploring a business combination with Central and in implementing certain operational strategies aimed at deploying Fulton's capital. The board determined to contact Manchester Partners because of its expertise in mergers and acquisitions of financial institutions in Missouri and because principals of Manchester Partners had established business relationships with senior officers of Central, which was expected to facilitate contact between the two institutions. The board also believed that Manchester Partners' local presence and operational experience could prove useful to Fulton in the longer term. In December 1998, the Fulton board met with representatives of Manchester Partners to discuss their services. At a meeting held on February 9, 1999, the Fulton board determined to engage Manchester Partners for the purpose of furthering its review of strategic options.

     Over the next several weeks, Manchester Partners had several meetings with representatives of Central to discuss the possibility of Central acquiring Fulton. During the same period, Manchester Partners met with representatives of Fulton in order to develop alternative operational strategies. In mid-April, Central indicated that it would be interested in acquiring Fulton for $19.15 per share, subject to resolution of certain operational issues and a due diligence review of Fulton.

     At a meeting held on April 15, 1999, Manchester Partners reviewed with the Fulton board its discussions with Central regarding the possible acquisition of Fulton by Central. In addition, legal counsel for Fulton reviewed with the board its fiduciary duties to stockholders. The board concluded that the stockholders' interest would best be served by continuing to explore the terms of a possible transaction with Central. In early May, Fulton invited Central to perform a due diligence review of Fulton.

     Beginning in early May 1999, representatives of Fulton and Central negotiated the terms of the merger agreement. At the same time, representatives of Fulton conducted a limited due diligence review of Central and Central completed its due diligence review of Fulton. The progress of the negotiations were reported to the members of the Fulton board by Mr. Kermit D. Gohring throughout this period.

     A final draft of the merger agreement was provided to the Fulton board on May 14, 1999. On May 16, the Fulton board met with legal counsel to review the contents of the merger agreement. Legal counsel also reviewed with the board the course of negotiations and the results of due diligence and presented a summary of the board's fiduciary duties in the context of a sale of control of Fulton.

     On the evening of May 18, 1999 the Fulton board reconvened to consider the final draft of the merger agreement. Legal counsel reviewed the changes to the earlier draft, answered questions and discussed the board members' fiduciary duties. Manchester Partners presented its analysis and delivered its opinion that the merger consideration was fair, from a financial point of view, to the stockholders of Fulton. As part of its process of analyzing the adequacy of the merger consideration, Manchester Partners contacted six financial institutions to determine whether they were interested in acquiring Fulton. The six institutions included the one institution that expressed limited interest in acquiring Fulton in 1998 and three of the other institutions contacted in 1998. None of these institutions were interested in acquiring Fulton at a price greater than $19.15. The Fulton board then discussed the terms of the merger agreement and the presentation by Manchester Partners. After conclusion of the review and discussion, a vote was taken and the Fulton board unanimously approved the merger agreement and authorized Mr. Kermit D. Gohring to execute the merger agreement and related documents on behalf of Fulton.

Recommendation of the Fulton Board; Fulton's Reasons for the Merger

     Fulton's board of directors has unanimously approved the merger agreement and recommends that Fulton stockholders vote "FOR" the approval of the merger agreement.

     Fulton's board has determined that the merger and the merger agreement are advisable and are fair to, and in the best interests of, Fulton and its stockholders. In reaching this determination, the Fulton board consulted with legal counsel as to its legal duties and the terms of the merger agreement and with its financial advisor with respect to the financial aspects and fairness of the transaction. In arriving at its determination, the Fulton board also considered a number of factors including, but not limited to, the following, which include all material factors considered by the Fulton board:

     1. information concerning the businesses, earnings, operations, financial condition and prospects of Fulton and Central, both individually and as combined;

     2. the financial advice rendered by Manchester Partners, as financial advisors to Fulton, that the merger consideration is fair, from a financial standpoint, to the Fulton stockholders. (see "--Fairness Opinion of Fulton's Financial Advisor");

     3. the terms of the merger agreement, including the taxable nature of the cash to be paid to Fulton stockholders;

     4. the results of the contacts and discussions between Fulton and its financial advisor and various third parties and the belief of the Fulton board that the merger with Central offered the best transaction available to Fulton and its stockholders;

     5.   the historical trading prices for Fulton common stock;

     6. the current and prospective economic, competitive and regulatory environment facing Fulton, Central and the financial services industry;

     7. the results of the due diligence investigation of Central, including an assessment of Central's ability to pay the aggregate merger consideration and the likelihood of the merger being approved by regulatory authorities; and

     8. Fulton's strategic alternatives to the merger, including the continued operation of Fulton Savings as an independent community bank.

     In reaching its determination to approve and recommend the merger, the Fulton board did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighed factors differently.

Fulton's Financial Advisor Says the Merger Consideration is Fair From a Financial Point of View

     The Fulton board retained Manchester Partners in February 1999 to provide certain financial advisory and investment banking services to Fulton, with the objective of assessing Fulton's strategic alternatives to enhance stockholder value. These services included assisting Fulton and the Fulton board in negotiating financial terms with prospective acquirors and rendering its opinion with respect to the fairness of the merger consideration from a financial point of view to Fulton stockholders in the event Fulton entered into an agreement to be acquired. In requesting Manchester Partners' advice and opinion, the Fulton board did not give any special instructions to Manchester Partners, nor did it impose any limitations upon the scope of the investigation which Manchester Partners might wish to conduct to enable it to give its opinion. Although Manchester Partners evaluated the fairness to Fulton's stockholders from a financial point of view of the consideration to be received in the merger, Manchester Partners was not requested to, and did not, recommend the form or amount of consideration to be received in the merger, which was determined by Fulton and Central through arms-length negotiations.

     Manchester Partners was selected by Fulton to act as its financial advisor because of Manchester Partners' knowledge of Fulton's market and expertise in connection with mergers and acquisitions of savings and loan associations, savings banks, savings and loan holding companies, commercial banks and bank holding companies. Pursuant to a letter agreement dated February 4, 1999, and executed by Fulton on February 9, 1999, which was revised and replaced by a letter agreement dated April 16, 1999 and executed by Fulton on April 20, 1999, Manchester Partners estimates that it will receive from Fulton total professional fees of approximately $220,000, of which $20,000 has been paid to date, plus reimbursement of certain out-of-pocket expenses, for its services in connection with the merger. In addition, Fulton has agreed to indemnify Manchester Partners against certain liabilities, including liabilities under the federal securities laws. Manchester Partners' fee is not conditioned upon its conclusions with respect to the fairness of the merger consideration.

     On May 18, 1999, at the meeting at which the Fulton board approved and adopted the merger agreement, Manchester Partners presented its analysis to the Fulton board and rendered its opinion to the Fulton board that, as of such date, the merger consideration was fair to holders of Fulton common stock from a financial point of view. That opinion was updated as of the date of this proxy statement.

     In rendering its fairness opinion, Manchester Partners reviewed and analyzed the following:

     1.   the merger agreement;

     2.   the following information for Fulton:

          (a) audited financial statements as of, and for the fiscal years ended, June 30, 1998, 1997 and 1996, incorporated in the respective annual reports to stockholders,

          (b) regulatory and internal financial and other reports through December 31, 1998, and

          (c) the proxy statement for Fulton's 1998 annual meeting of stockholders;

     3. the results of discussions with Fulton's management and directors regarding past and current business, operations, financial condition as of December 31, 1998, and future prospects;

     4. Fulton's latest publicly-available financial statements, operating results and market pricing characteristics relative to those publicly-traded savings institutions with characteristics deemed by Manchester Partners to be relatively comparable;

     5. competitive, economic and demographic characteristics in Fulton's market area;

     6. the potential impact of regulatory and legislative changes on savings institutions;

     7. the financial terms of other recently completed and pending acquisitions of savings institutions, regionally and nationally, with characteristics deemed by Manchester Partners to be relatively comparable;

     8.   expressions of interest by third parties; and

     9. Central's financial condition through December 31, 1998, which was used to assess Central's resources and its ability to complete the merger from a cash and capital perspective.

     In rendering its opinion, Manchester Partners relied, without independent verification, on the accuracy and completeness of the information about themselves that Fulton and Central furnished to Manchester Partners, as well as publicly available information regarding other financial institutions and competitive, economic and demographic data. Fulton did not restrict Manchester Partners as to the material it was permitted to review. Manchester Partners did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of Fulton.

     Manchester Partners expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the merger to be consummated. In rendering its opinion, Manchester Partners assumed that in the course of obtaining the necessary regulatory and governmental approvals for the proposed merger, no restriction will be imposed on Central that would have a material adverse effect on the ability of the merger to be consummated.

     Manchester Partners' opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of May 18, 1999, and the date of this proxy statement. Events occurring after the date of this proxy statement could materially affect the assumptions Manchester Partners used in preparing its opinion.

     In connection with rendering its opinion, Manchester Partners performed a variety of financial analyses which are summarized below. Although the evaluation of the fairness, from a financial point of view, of the merger consideration was to some extent subjective based on the experience and judgment of Manchester Partners, and not merely the result of mathematical analyses of financial data, Manchester Partners principally relied on the financial analyses summarized below in its determinations. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. Manchester Partners believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by Manchester Partners without considering all such analyses and factors could create an incomplete view of the process underlying Manchester Partners' opinion. In its analyses, Manchester Partners took into account its assessment of general business, market, monetary, financial and economic conditions, industry performance and other matters, many of which are beyond the control of Fulton and Central, as well as Manchester Partners' experience and knowledge of financial institutions and its principals' experience in similar transactions. With respect to the comparable transactions analysis described below, no public company utilized as a comparison is identical to Fulton and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition values of the companies concerned. Manchester Partners conducted these analyses solely for the purpose of providing its opinion as to the fairness to the holders of Fulton common stock from a financial point of view of the merger consideration. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Any estimates contained in Manchester Partners' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. None of the analyses performed by Manchester Partners was assigned a greater significance by Manchester Partners than any other.

     Manchester Partners compared the merger on the basis of stated multiples of reported earnings, tangible book value and assets of Fulton implied by the merger consideration to be paid to the holders of Fulton common stock with the same ratios in 18 pending and completed thrift acquisitions in Missouri, Illinois and Iowa since the beginning of 1995 deemed by Manchester Partners to be comparable. The following table shows the range of pricing ratios of the comparable transactions, the average pricing ratios of the comparable transactions and the pricing ratios for the acquisition of Fulton.

                           Acquisition Pricing Ratios Since 1995

                                 Comparable Transactions
                              ------------------------------
                                                                  Acquisition of
                                  Range           Average       Fulton Bancorp, Inc.
                              --------------   ------------- --------------------------
Price/Earning Ratios          11 to 61 times      27 times           30 times

Price/Tangible Book Ratios     115% to 212%         146%               125%

Price/Assets Ratios              9% to 36%           20%                27%

Price/Deposits Ratios           11% to 52%           27%                44%

     As the table above illustrates, Fulton was within the ranges on all pricing ratios and was above the average with respect to price/earnings, price/assets and price/deposits.

     Because of the significant decline in acquisition pricing ratios in the last year, Manchester Partners also compared the pricing ratios in the merger with the acquisition pricing ratios in the six transactions that were completed or pending since July 1998. The acquisition pricing ratios of this group were:

                   Acquisition Pricing Ratios Since July 1998

                               Comparable Transactions
                              -------------------------
                                                             Acquisition of
                                 Range         Average    Fulton Bancorp, Inc.
                              -------------    --------   --------------------
Price/Earning Ratios          11 to 35 times   21 times          30 times

Price/Tangible Book Ratios      106% to 154%     127%              125%

Price/Assets Ratios              12% to 24%       19%               27%

Price/Deposits Ratios            18% to 46%       28%               44%


     As the table above illustrates, the acquisition pricing ratios for Fulton were above the average pricing ratios for the comparable transactions in the last year with respect to price/earnings, price/assets and price/deposits and was only slightly below the average for price/tangible book.

     No company or transaction used in this composite is identical to Fulton or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the trading values of the securities of the company or companies to which they are being compared.

     As described above, Manchester Partners' opinion and presentation to the Fulton board was one of many factors taken into consideration by the Fulton board in making its determination to approve the merger agreement and the transactions contemplated thereby. Although the foregoing summary describes the material components of the analyses presented by Manchester Partners to the Fulton board on May 18, 1999, and updated as of the date of this proxy statement, in connection with its opinion as of these dates, it does not purport to be a complete description of all the analyses performed by Manchester Partners and is qualified by reference to the written opinion of Manchester Partners set forth as Appendix B hereto, which you should read in its entirety.

     The full text of Manchester Partners' opinion, which sets forth the assumptions made, procedures followed, matters considered and limits on the review undertaken, is attached as Appendix B to this proxy statement and is incorporated herein by reference. The description of Manchester Partners' opinion set forth herein is qualified in its entirety by reference to Appendix
B. You should read the Manchester Partners' opinion in its entirety. The Manchester Partners' opinion is addressed only to the Fulton board and is directed only to the merger consideration to be received in the merger by the holders of Fulton common stock and does not constitute a recommendation as to how you should vote at the special meeting.

You Have Appraisal Rights in the Merger

     Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement you have the right to dissent from the merger and to receive payment in cash for the fair value of your Fulton common stock. Fulton stockholders electing to exercise dissenters' rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. Fulton will require strict compliance with the statutory procedures. A copy of Section 262 is attached as Appendix C.

     The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect the stockholder's dissenters' rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Appendix C of this proxy statement.

     Section 262 requires that stockholders be notified not less than 20 days before the special meeting to vote on the merger that dissenters' appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes Fulton's notice to its stockholders of the availability of dissenters' rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your dissenters' rights you should carefully review the text of
Section 262 contained in Appendix C because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your dissenters' rights under Delaware law.

     If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

     1. You must deliver to Fulton a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the merger. Voting against or failing to vote for the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

     2. You must not vote in favor of the merger. An abstention or failure to vote will satisfy this requirement, but a vote in favor of the merger, by proxy or in person, will constitute a waiver of your dissenters' rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

     If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Fulton common stock as provided for in the merger agreement, but you will have no dissenters' rights with respect to your shares of Fulton common stock.

     All demands for appraisal should be addressed to the Corporate Secretary, Fulton Bancorp, Inc., 410 Market Street, Fulton, Missouri 65251, before the vote on the merger is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of Fulton common stock. The demand must reasonably inform Fulton of the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares.

     To be effective, a demand for appraisal by a holder of Fulton common stock must be made by or in the name of such registered stockholder, fully and correctly, as the stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such shares.

     If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

     If you hold your shares of Fulton common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

     Within 10 days after the effective date of the merger, Central must give written notice that the merger has become effective to each Fulton stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. Within 120 days after the effective date, either Central or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Central does not presently intend to file such a petition in the event there are dissenting stockholders and has no obligation to do so. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder's previously written demand for appraisal.

     At any time within 60 days after the effective date, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Fulton common stock. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Central, Central will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with
Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder.

     After determination of the stockholders entitled to appraisal of their shares of Fulton common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

     In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the merger agreement.

     Costs of the appraisal proceeding may be imposed upon Central and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date); however, if no petition for appraisal is filed within 120 days after the effective date, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the cash payment for shares of his or her Fulton common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective date.

     In view of the complexity of Section 262, Fulton stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Interests of Fulton's Directors and Officers in the Merger that Differ From Your Interests

     Some members of Fulton's management and the Fulton board may have interests in the merger that are in addition to, or different from the interests of stockholders. The Fulton board was aware of these interests and considered them in approving the merger agreement.

     Existing Employment. Fulton is a party to an employment agreement with its chief executive officer, Kermit D. Gohring, which provides Mr. Gohring with a severance payment and continuation of his employee benefits if he is terminated following a "change in control" of Fulton or Fulton Savings, as defined in the agreement. The merger will constitute a change in control of Fulton and Fulton Savings and as a result of Mr. Gohring's termination of employment after completion of the merger, he will be entitled to a severance payment in the amount of approximately $__________.

     Central has also agreed to honor Fulton's and Fulton Savings' employment agreements with Richard W. Gohring and Bonnie K. Smith. Richard W. Gohring's and Bonnie K. Smith's employment contracts require that they receive a severance payment of $________ and $________________, respectively, following the consummation of the merger. However, Richard W. Gohring, Bonnie K. Smith and Central have agreed that Richard W. Gohring and Bonnie K. Smith may forego their respective payments in exchange for employment with The Central Trust Bank for a period of at least two years following the merger. Mr. Gohring and Ms. Smith will retain the right to require payment under their employment contracts (thereby foregoing employment with The Central Trust Bank) until 30 days after the consummation of the merger.

     Vesting of Restricted Stock. Directors and officers of Fulton received grants of restricted stock under Fulton's 1997 Management Recognition and Development Plan (the "MRDP"), with vesting of the shares to occur over a period of five years. Under the terms of the Plan, all unvested restricted shares of Fulton common stock will become vested upon a change in control of Fulton. The merger will constitute a change in control of Fulton. The directors and executive officers of Fulton currently hold a total of 187,996 shares of unvested restricted stock, which will be converted into the right to receive the merger consideration of $19.15. The following table reflects the number of shares of unvested restricted stock held by each director and executive officer and the cash payment each will receive in exchange for such shares.

                                                        Number of Unvested     Total Cash Payment
                                                       Shares of Restricted  for Unvested Shares of
Name and Title                                                Stock             Restricted Stock
--------------                                         --------------------  ----------------------
Dennis J. Adrian                                                2,751                $ 52,682
     Director
Billy M. Conner                                                 2,751                  52,682
     Director
Kermit D. Gohring                                              11,003                 210,707
     President, Chief Executive Officer and Director
Richard W. Gohring                                              3,850                  73,728
     Executive Vice President and Director
Clifford E. Hamilton, Jr.                                       2,751                  52,682
     Director
Bonnie K. Smith                                                 6,601                 126,409
     Senior Vice President and Director
David W. West                                                   2,751                  52,682
     Director

     Protection of Fulton Directors and Officers Against Claims. Central has agreed to indemnify and hold harmless each present and former director and officer of Fulton for a period of six years from liability and expenses arising out of matters existing or occurring at or prior to the consummation of the merger to the fullest extent allowed under Delaware law as in effect at the time of closing. This indemnification extends to liability arising out of the transactions contemplated by the merger agreement. Central has also agreed to advance any costs to each of these persons as they are incurred. Central has also agreed that it will maintain a policy of directors' and officers' liability insurance coverage for the benefit of Fulton's directors and officers for six years following consummation of the merger.


Establishment of Advisory Board

     Central will elect or appoint all of the members of Fulton's board of directors who are willing to serve, to an advisory board. Central will maintain the advisory board for at least one year following the closing of the merger, after which time Central will have the right to dissolve the advisory board. The advisory board will advise Central with respect to deposit and lending activities in Fulton's market area, as well as maintain and develop customer relationships. Each member of the advisory board will receive a monthly fee of $200 plus appropriate fees for any additional services performed.

Regulatory Approvals Needed to Complete the Merger

     Completion of the merger and the bank merger are subject to a number of regulatory approvals and consents. The acquisition of Fulton Savings by Central is subject to the approval of the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of Kansas City under the Bank Holding Company Act. Central filed a request for a waiver of this application requirement and the Federal Reserve granted the waiver request on _____________, 1999. The bank merger is subject to the prior approval of the FDIC under the Bank Merger Act. In reviewing applications under the Bank Merger Act, the FDIC must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, and the convenience and needs of the communities to be served. In addition, the FDIC may not approve a transaction if it will result in a monopoly or otherwise be anticompetitive. Central filed an application with the FDIC on ______________, 1999. The bank merger also requires the prior approval of the OTS. In approving the bank merger, the OTS must find, among other things, that the bank merger would not frustrate the purposes of the mutual-to-stock conversion regulations or subvert the fairness of Fulton Savings' mutual-to-stock conversion.

     Further, under Missouri law, the bank merger is subject to the prior approval of the Director of Finance. The Central Trust Bank filed the plan of bank merger and copies of the proceedings of the respective boards of directors with the Director of Finance on ______________________, 1999 for his approval.

     Under the Community Reinvestment Act of 1977, the FDIC and the Federal Reserve System must take into account the record of performance of The Central Trust Bank and Fulton Savings in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, the banking agencies frequently receive comments and protests from community groups and others. The Central Trust Bank and Fulton Savings each received a "Satisfactory" rating during their last respective federal Community Reinvestment Act examinations.

     In addition, a period of 15 to 30 days must expire following approval by the FDIC and the Federal Reserve System, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While Central believes that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate such proceeding, or that the Attorney General of the State of Missouri will not challenge the merger, or if such proceeding is instituted or challenge is made, as to the result of the challenge.

     The merger and the bank merger cannot proceed in the absence of the requisite regulatory approvals. See "THE MERGER AGREEMENT--Conditions to Completing the Merger" and "--Terminating the Merger Agreement." There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can also be no assurance that any such approvals will not contain a condition or requirement that causes such approvals to fail to satisfy the condition set forth in the merger agreement and described under "THE MERGER AGREEMENT-- Conditions to Completing the Merger."

     Central is not aware of any other regulatory approvals that would be required for completion of the merger, except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

     The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the consideration to be received by Fulton stockholders. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Accounting Treatment of the Merger

     Central will account for the merger under the purchase method of accounting. This means that Central and Fulton will be treated as one company as of the date of the merger and Central will record the fair market value of Fulton's assets less liabilities on its financial statements. Central will record any difference between the purchase price and the fair value of Fulton's identifiable net assets as goodwill.

                             THE MERGER AGREEMENT

     The following describes material provisions of the merger agreement. This description does not purport to be complete and is qualified by reference to the merger agreement, which is attached as Appendix A and is incorporated into this proxy statement by reference.

Terms of the Merger

     The merger agreement provides for a business combination in which Fulton will merge with a wholly owned subsidiary of Central. Fulton will be the surviving corporation in the merger and will become a wholly owned subsidiary of Central. Fulton will then merge into Central, with Central being the surviving corporation. The current directors and officers of Fulton will cease to be directors and officers of Fulton upon completion of the merger. The current directors of Fulton will be appointed or elected to an advisory board after the merger. Under the merger agreement, Central has the right to revise the structure of the transaction so long as the revised structure does not change the amount or kind of consideration being paid to Fulton stockholders, diminish the benefits of the transaction to Fulton stockholders, directors, officers and employees, or materially delay or impede the receipt of any required regulatory approval.

     As a result of the merger, except as noted below, each outstanding share of Fulton common stock will become exchangeable for a cash payment equal to $19.15. If there is a change in the capitalization of Fulton as a result of a stock split, stock dividend, reclassification, recapitalization or other similar transaction, the amount of the merger consideration will be equitably adjusted. Shares held directly or indirectly by Central and shares held by Fulton as treasury stock will be canceled and retired upon completion of the merger, and no payment will be made for them. Canceled shares will not include shares held by either Fulton or Central in a fiduciary capacity or in satisfaction of a debt previously contracted. Holders of shares for which dissenters' rights have been exercised will be entitled only to the rights granted by Section 262 of the Delaware General Corporation Law.

     Under the merger agreement, because the exercise price per share of all outstanding options to purchase Fulton common stock is greater than $19.15, each outstanding stock option granted under Fulton's stock option plan will be canceled without any payment at the consummation of the merger.

     In connection with the merger, The Central Trust Bank and Fulton Savings have entered into a plan of merger under which The Central Trust Bank and Fulton Savings will merge, with The Central Trust Bank being the surviving bank. It is the intention of The Central Trust Bank to operate the former offices of Fulton Savings as offices of The Central Trust Bank. The bank merger agreement may be terminated by mutual consent of the parties at any time and will be terminated automatically in the event the merger agreement is terminated.

When Will the Merger be Completed

     The closing of the merger will take place on a date designated by Central that is no later that the last day of the month in which the last waiting period under the required regulatory approvals expires and all of the conditions to the merger contained in the merger agreement are satisfied or waived, unless Central and Fulton agree to another date. See "--Conditions to Completing the Merger." On the date of the closing, Central will file a certificate of merger with the Delaware Secretary of State merging Fulton into Central's wholly owned subsidiary. The merger will become effective at the time stated in the certificate of merger.

     We expect to complete the merger in the fourth calendar quarter of 1999. However, we cannot guarantee when or if the required regulatory approvals will be obtained. See "--Regulatory Approvals Needed to Complete the Merger." Furthermore, either party may terminate the merger agreement if, among other reasons, the merger has not been completed on or before March 31, 2000, unless failure to complete the merger by that time is due to the breach of any representation, warranty or covenant by the party seeking to terminate. See "-- Terminating the Merger Agreement."

Procedures for Exchanging Your Stock Certificates

     Within five business days after the completion of the merger, The Central Trust Bank will mail to each former holder of record of Fulton common stock a letter with instructions on how to exchange Fulton stock certificates for the cash merger consideration.

     Please do not send in your Fulton stock certificates until you receive the letter of transmittal and instructions from The Central Trust Bank. Do not return your stock certificates with the enclosed proxy.

     After you mail the letter of transmittal and your stock certificates to The Central Trust Bank, your check will be mailed to you. The Fulton certificates you surrender will be canceled.

     After the completion of the merger, there will be no further transfers of Fulton common stock. Fulton stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

     If your Fulton stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. The Central Trust Bank will send you instructions on how to provide such evidence.

Conditions to Completing the Merger

     The obligations of Central and Fulton to consummate the merger are conditioned on the following:

     1.   the approval of the merger agreement by Fulton's stockholders;

     2. the receipt of all required regulatory approvals and the expiration of all statutory waiting periods;

     3. no party to the merger being subject to any legal order that prohibits consummating any part of the transaction and no governmental entity having instituted any proceeding for the purpose of blocking the transaction;

     4. the absence of any statute, rule or regulation that prohibits completion of any part of the transaction; and

     5. the other party having performed in all material respects its obligations under the merger agreement, the other party's representations and warranties being true and correct as of the date of the merger agreement and as of the closing date, and receipt of a certificate signed by the other party's chief executive officer and chief financial officer to such effect.

     The obligations of Central to complete the merger are also conditioned on the number of shares for which dissenters' rights have been exercised not exceeding 10% of the outstanding shares of Fulton common stock.

     The obligations of Fulton to complete the merger are also conditioned on Central having deposited the funds to pay the merger consideration with The Central Trust Bank, acting as exchange agent.

     Fulton cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before March 31, 2000, the merger agreement may be terminated by a vote of a majority of the board of directors of either Central or Fulton.

Conduct of Business Prior to the Merger

     Fulton has agreed that, until the completion of the merger, Fulton will use its best efforts to:

     1. conduct its business in the regular, ordinary and usual course consistent with past practice;

     2. maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

     3. take no action which would interfere with the ability of Central or Fulton to perform their respective covenants and agreements on a timely basis under the merger agreement;

     4. take no action which would interfere with any party's ability to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated by the merger agreement; and

     5. take no action that results in or is reasonably likely to have a material adverse effect on Fulton or Fulton Savings.

     Further, except as otherwise provided in the merger agreement, until the completion of the merger, Fulton has agreed that it will not take certain actions unless permitted to by Central. These include:

     1.   amending its certificate of incorporation or bylaws;

     2 issuing any shares of its capital stock or any securities convertible or exercisable for any shares of its capital stock other than shares issued upon the exercise of outstanding stock options; changing the terms of any of its outstanding stock options or issuing any option; or changing its capitalization;

     3. paying any cash or stock dividends other than regular quarterly cash dividends not in excess of $0.075 per share, making any other distribution or purchasing any shares of its capital stock;

     4. disposing of any of its material assets other than in the ordinary course of business consistent with past practice;

     5. increasing the compensation or fringe benefits of any of its employees or directors, other than general increases in compensation for non-executive officer employees in the ordinary course of business consistent with past practice; adopting, establishing or amending any Fulton employee benefit plan unless required by the merger agreement or by law; hiring any employee with an annual total compensation in excess of $35,000; or entering into, modifying or renewing any employment contract or other agreement with any director, officer or other employee;

     6. changing its method of accounting as in effect at March 31, 1999, except as contemplated by the merger agreement and as required by changes in generally accepted accounting practices;

     7. settling any claim against Fulton for more than $50,000 or agreeing to material restrictions on the operations of Fulton;

     8. acquiring any business or assets of another business that would be material to Fulton;

     9. making any real estate loans other than in the ordinary course of business secured by undeveloped land or non-residential real estate located outside of Missouri or making any non-residential construction loans outside of Missouri, except pursuant to existing loan commitments;

     10. opening any new branch or applying to relocate or terminate the operation of any banking office;

     11. making any investment other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $50,000, other than certain debt securities;

     12. making any investment in any debt security (including mortgage-backed and mortgage-related securities) except for short- to intermediate-term U.S. government and U.S. government agency securities, mortgage-backed or mortgage related securities which would not be considered "high risk" securities or securities of the Federal Home Loan Bank ("FHLB") or materially restructuring or changing its investment securities portfolio;

     13. entering into, renewing, amending or terminating any contract, or making any change in any of its leases or contracts, other than with respect to those involving the payment of less than $20,000 per year;

     14. making or modifying any loan except in conformity with existing lending practices in amounts not to exceed an aggregate of $500,000 with respect to any individual borrower or for which Fulton has a binding loan commitment as of the date of the merger agreement;

     15. incurring any additional borrowings other than short-term (six months or less) FHLB borrowings and reverse repurchase agreements consistent with past practice, or pledging any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings currently in effect or in connection with borrowings or reverse repurchase agreements permitted under the merger agreement;

    16. making any capital expenditures in excess of $20,000 per expenditure other than pursuant to binding commitments and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

    17. organizing, capitalizing, lending to or otherwise investing in any subsidiary;

    18.   electing any new senior executive officer or director;

    19.   entering into any new line of business; and

    20. taking or omitting to take any action that is intended or may reasonably be expected to result in any of Fulton's representations and warranties contained in the merger agreement being or becoming untrue in any material respect.

Covenants of Fulton and Central in the Merger Agreement

    Agreement Not to Solicit Other Offers

    Fulton has agreed not to seek to have an outside third party try to buy a material interest in Fulton or its subsidiaries. Generally, an effort by Fulton to obtain an offer to engage in a merger or similar business combination, buy at least 25% of Fulton's assets or 25% of Fulton's stock, or a public announcement to enter into an agreement to do any of these things, would violate this covenant.

    Despite Fulton's agreement not to solicit other offers, the Fulton board may generally enter into discussions or negotiations with anyone who makes an unsolicited, written bona fide proposal to acquire Fulton that is a financially superior proposal to that of Central. A proposal of this nature is one about which Fulton's financial advisors opine in writing is superior to this merger from a financial point of view to Fulton's stockholders. For the Fulton board to enter into negotiations on a superior proposal, it would also have to first determine that their fiduciary duties obligate them to do so. If Fulton does enter into negotiations with a third party regarding a superior proposal, it has to notify Central and provide Central with information about the other party and its proposal.

    The Fulton board may also withdraw or modify its recommendation for the merger and enter into a business combination with a third party if, after consulting with independent legal counsel, the board determines in good faith that doing so is necessary for it to comply with its fiduciary duties to stockholders.

    Employee Matters

    Each Fulton Savings employee whose employment is not specifically terminated will become an employee of The Central Trust Bank. Central will use its best efforts to retain all of Fulton Savings' employees, subject to their qualifications and the needs of The Central Trust Bank.

    Appropriate steps will be taken to terminate all of Fulton's employee benefit plans around the time the merger closes. All former employees of Fulton Savings who continue as employees of The Central Trust Bank will be eligible to participate in Central's employee benefit plans on the same basis as any newly-hired employee of The Central Trust Bank. However, service with Fulton Savings will also be treated as service with The Central Trust Bank for purposes of determining eligibility to participate and vesting, but not for accrual of benefits, with respect to each Central benefit plan. Service with Fulton or Fulton Savings also will be treated as service with The Central Trust Bank for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any preexisting condition limitation with respect to any of Central's welfare benefit plans. Continuing employees will also receive credit for service with Fulton Savings for purposes of computing vacation pay benefits.

    Prior to the consummation of the merger, Fulton Savings will terminate its ESOP. After consummation of the merger, the ESOP will repay the outstanding balance of its loan and allocate any surplus cash to the accounts of ESOP participants in proportion to their account balances, to the extent allowed under applicable law and the governing documents of the ESOP.

    Indemnification of Fulton Officers and Directors

    Central has agreed to indemnify and hold harmless each present and former director and officer of Fulton for a period of six years from liability and expenses arising out of matters existing or occurring at or prior to the consummation of the merger to the fullest extent allowed under Delaware law as in effect at the time of closing. Central has also agreed that it will maintain a policy of directors' and officers' liability insurance coverage, or provide a policy providing comparable coverage and amounts on terms no less favorable than Fulton's current policy, for the benefit of Fulton's directors and officers for six years following the consummation of the merger.

    Certain Other Covenants

    The merger agreement also contains other agreements relating to the conduct of the parties prior to the consummation of the merger, including the following:

    1. After all required regulatory and stockholder approvals have been received, Fulton will cause Fulton Savings to revise its loan, litigation and real estate valuation policies and practices, and investment and asset/liability management policies and practices to conform to those of The Central Trust Bank. Fulton shall not be required to take such action more than 30 days prior to closing. However, Central must first confirm that it is not aware of any fact that would prevent the completion of the merger.

    2. Fulton will give Central reasonable access during normal business hours to its property, books, contracts and records and furnish to Central all information it may reasonably request.

    3. Fulton will take any necessary action to exempt the parties and this transaction from any antitakeover provisions contained in Fulton's certificate of incorporation or bylaws or federal or state law.

    4. Central and Fulton will use their respective reasonable best efforts to obtain all required approvals and to consummate the merger.

    5. Central and Fulton will consult with each other regarding any public statements about the merger.

    6. Fulton will notify Central of any contract defaults and any events which would reasonably be likely to result in a material adverse effect on Fulton. Central and Fulton will notify each other of any communication from a third party regarding the need to obtain that party's consent to the merger and of any event that would be reasonably likely to cause any representation or warranty in the merger agreement to be untrue or to cause any covenant or condition in the merger agreement not to be complied with.

Representations and Warranties Made by Central and Fulton in the Merger
Agreement

    Both Central and Fulton have made certain customary representations and warranties to each other relating to their businesses. For information on these representations and warranties, please refer to the merger agreement attached as Appendix A. The representations and warranties must be true in all material respects through the completion of the merger unless the change does not have a material negative impact on the party's business, financial condition or results of operations. See "--Conditions to Completing the Merger."

Terminating the Merger Agreement

    The merger agreement may be terminated at or prior to the completion of the merger, either before or after approval of the merger agreement by the stockholders of Fulton by:

    1.   the mutual consent of Central and Fulton;

    2. either party if Fulton's stockholders fail to approve the merger agreement;

    3. either party if a required regulatory approval is denied or any governmental entity prohibits the merger or bank merger;

    4.   either party if the merger is not consummated by March 31, 2000;

    5. either party if the other party breaches a representation, warranty or covenant that would have a material adverse effect on the party seeking to terminate; or

    6. Fulton if its board of directors determines that it must accept a superior offer from a third party in the exercise of its fiduciary duties.

Expenses and Termination Fees

    All costs and expenses incurred in connection with the merger will be paid by the party incurring the expense.

    If Fulton terminates the merger agreement in order to accept a superior offer or if, after another party proposes to acquire Fulton, the stockholders fail to approve the merger agreement and within 12 months Fulton enters into a merger agreement with a third party, Fulton will pay Central a termination fee of $750,000.

    If either party terminates the merger agreement because the other party has willfully breached a representation, warranty or covenant, then the breaching party will pay the other a fee of $200,000.

Changing the Terms of the Merger Agreement

    Prior to the completion of the merger, any provision of the merger agreement may be waived, amended or modified by the parties. However, after the vote by the stockholders of Fulton, no amendment or modification may be made that would reduce the consideration to be received by Fulton's stockholders under the terms of the merger.

                       BUSINESS OF FULTON BANCORP, INC.

General

    Fulton was organized as a Delaware corporation in May 1996 for the purpose of becoming the holding company for Fulton Savings Bank upon its conversion from a federal mutual savings bank to a federal stock savings bank. The conversion was completed on October 17, 1996 through the issuance of 1,719,250 shares of common stock by Fulton at a price of $10.00 per share.

    Fulton Savings, founded in 1912, is a federally chartered savings bank located in Fulton, Missouri. Fulton Savings is regulated by the OTS, its primary federal regulator, and the FDIC, the insurer of its deposits. Fulton Savings' deposits are insured by the FDIC's Savings Association Insurance Fund ("SAIF") and have been federally insured since 1965. Fulton Savings has been a member of the FHLB since 1942. Fulton Savings is a community oriented financial institution that engages primarily in the business of attracting deposits from the general public and using those funds to originate residential and commercial mortgage loans within Fulton Savings' market area. Fulton Savings generally sells all of the fixed-rate and some of the adjustable-rate residential mortgage ("ARM") loans that it originates while retaining the servicing rights on such loans. Fulton Savings also originates multi-family, commercial real estate, construction, land, consumer and other loans. Fulton Savings frequently sells participation interests in the non-residential mortgage loans it originates.

    On November 13, 1996, Fulton's board of directors approved a change in Fulton's fiscal year end from April 30 to June 30.

Market Area

    Fulton Savings conducts operations in central Missouri through its main office in Fulton, Missouri and its branch office in Holts Summit, Missouri, both of which are in Callaway County. Fulton Savings also serves Boone County and, to a lesser extent, Cole and Audrian Counties. Fulton, which is the county seat, serves as the economic and employment center of Callaway County. Additional employment is available in the nearby metropolitan areas of Columbia (in Boone County) and Jefferson City (in Cole County). Columbia is the location of the University of Missouri and provides significant employment in education and medicine. Jefferson City is the state capital of Missouri, resulting in a significant concentration of government employment and an historically stable economy. Callaway County represents Fulton Savings' primary market area for deposit generation as most of its depositors live in this county, particularly in the areas surrounding Fulton Savings' offices. Fulton Savings' deposits have increased slightly in recent years. However, because Callaway County has a small population, Fulton Savings' ability to achieve deposit growth is limited. Fulton Savings' lending activities have been concentrated in Callaway County and the city of Columbia. Loan demand has been strong in recent years, especially in the city of Columbia.

    While Callaway County is a more rural county with a much lower population base and overall smaller economy than Cole and Boone Counties, the economy has been stable historically due to the economies in the contiguous counties. The Callaway County economy, which had been based on agriculture, has diversified in recent years to include employment in health care, education, manufacturing and local/state government. The County's largest employers are Fulton State Hospital and Union Electric Company, which operates a large electrical generation plant. The economies of Columbia and Boone County historically have been very stable due to the presence of the University of Missouri. Callaway and Boone Counties have an estimated combined population of 159,000, with Callaway County having an estimated population of only 35,000. Over the last five years, both Callaway and Boone County have experienced growth in population and households exceeding the state and national averages in percentage terms, although the actual numbers are small given the relatively small size of these counties.

Lending Activities

    General. The principal lending activity of Fulton Savings is the origination of conventional mortgage loans for the purpose of purchasing or refinancing owner-occupied, one- to four-family residential properties. Fulton Savings also originates multi-family, commercial real estate, construction, land and consumer and other loans. Fulton Savings' net loans receivable totalled $88.1 million at June 30, 1998, representing 80.0% of consolidated total assets.

    Loan Portfolio Analysis. The following table sets forth the composition of Fulton Savings' loan portfolio by type of loan at the dates indicated. Fulton Savings had no concentration of loans exceeding 10% of total gross loans other than as disclosed below.

                                                         At June 30,                   At April 30,
                                          ---------------------------------------
                                                   1998                1997                1996
                                          --------------------   ----------------    ----------------
                                             Amount    Percent   Amount   Percent    Amount   Percent
                                          ---------    -------   ------   -------    ------   -------
                                                            (Dollars in Thousands)
Mortgage loans:
 One- to four-family................        $54,664     56.23%  $53,461     58.37%  $46,741     59.61%
 Multi-family.......................          6,039      6.21     4,279      4.67     3,845      4.90
 Commercial.........................         12,011     12.36     9,507     10.38     8,706     11.10
 Construction.......................         11,320     11.64    11,295     12.33     7,686      9.80
 Land...............................          4,402      4.53     3,524      3.85     1,518      1.94
                                            -------    ------   -------    ------   -------    ------
   Total mortgage loans.............         88,436     90.97    82,066     89.60    68,496     87.35

Consumer and other loans............          8,775      9.03     9,525     10.40     9,922     12.65
                                            -------    ------   -------    ------   -------    ------
   Total loans......................         97,211    100.00%   91,591    100.00%   78,418    100.00%
                                                       ======              ======              ======

Undisbursed loan funds..............         (8,197)             (6,959)             (3,743)
Net deferred loan origination fees..             61                  46                  --
Allowance for loan losses...........           (971)               (919)               (782)
                                            -------             -------             -------
   Loans receivable, net............        $88,104             $83,759             $73,893
                                            =======             =======             =======

    Residential Real Estate Lending. The primary lending activity of Fulton Savings is the origination of mortgage loans to enable borrowers to purchase existing one- to four-family homes. At June 30, 1998, $54.7 million, or 56.2% of Fulton Savings' total gross loan portfolio, consisted of loans secured by one- to four-family residences. Fulton Savings presently originates both ARM loans and fixed-rate mortgage loans. Fulton Savings' loans are generally underwritten and documented in accordance with the guidelines established by Freddie Mac. Fulton Savings generally sells to Freddie Mac or Fannie Mae all of the fixed-rate mortgage loans that it originates. Generally, Fulton Savings sells whole loans to Freddie Mac and

Fannie Mae on a servicing-retained basis. All loans are sold without recourse. Fulton Savings also sells a portion of the ARM loans that it originates to other financial institutions. Such loans generally are sold on a servicing-retained basis and Fulton Savings occasionally retains a participation interest in the loan. Fulton Savings' decision to hold or sell loans is based on its asset/liability management policies and goals and the market conditions for mortgages. See "-- Lending Activities -- Loan Originations, Sales and Purchases." At June 30, 1998, $72.0 million, or 74.1% of Fulton Savings' total gross loans, were subject to periodic interest rate adjustments.

     Fulton Savings offers ARM loans at rates and terms competitive with market conditions. Substantially all of the ARM loans originated by Fulton Savings meet the underwriting standards of Freddie Mac. Fulton Savings offers ARM products that adjust either annually or every three years. These ARM products utilize the national quarterly cost of funds index as published by the OTS plus a margin of 3.0%. The initial interest rate on Fulton Savings' ARM loans is generally at or near the fully indexed rate. Until May 1996, Fulton Savings' ARM loans utilized the 8th District cost of funds index. Accordingly, most of Fulton Savings' ARM portfolio is based on this index. Fulton Savings switched from the 8th District to the national cost of funds index because it believes that the national cost of funds index is more stable and cannot easily be influenced by the deposit pricing and borrowing costs of a few institutions. Both the 8th District and the national cost of funds indices are lagging market indices, which means that upward adjustments in these indices may occur more slowly than changes in Fulton Savings' cost of interest-bearing liabilities, especially during periods of rapidly increasing interest rates. ARM loans held in Fulton Savings' portfolio do not permit negative amortization of principal and carry no prepayment restrictions. The periodic interest rate cap (the maximum amount by which the interest rate may be increased or decreased in a given period) on Fulton Savings' ARM loans is generally 1.0% to 1.5% per adjustment period and the lifetime interest rate cap is generally 4.5% to 6.0% over the initial interest rate of the loan. The terms and conditions of the ARM loans offered by Fulton Savings, including the index for interest rates, may vary from time to time. Borrower demand for ARM loans versus fixed-rate mortgage loans is a function of the level of interest rates, the expectation of changes in the level of interest rates and the difference between the initial interest rates and fees charged for each type of loan. The relative amount of fixed-rate mortgage loans and ARM loans that can be originated at any time is largely determined by the demand for each in a competitive environment.

     Fulton Savings also offers ARM loans for non-owner-occupied one- to four-family homes. The rates on such loans are generally slightly higher than for a comparable loan for an owner-occupied residence. Loans secured by non-owner-occupied residences generally involve greater risks than loans secured by owner-occupied residences. Payments on loans secured by such properties are often dependent on the successful operation or management of the properties. In addition, repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or the economy. Fulton Savings requires that borrowers with loans secured by non-owner-occupied homes submit annual financial statements.

     The retention of ARM loans in Fulton Savings' loan portfolio helps reduce Fulton Savings' exposure to changes in interest rates. There are, however, unquantifiable credit risks resulting from the potential of increased costs due to increased rates to be paid by the customer. It is possible that during periods of rising interest rates the risk of default on ARM loans may increase as a result of repricing and the increased payments required by the borrower. Another consideration is that although ARM loans allow Fulton Savings to increase the sensitivity of its asset base to changes in interest rates, the extent of this interest sensitivity is limited by the periodic and lifetime interest rate adjustment limits. Because of these considerations, Fulton Savings has no assurance that yields on ARM loans will be sufficient to offset increases in Fulton Savings' cost of funds.

     While one- to four-family residential real estate loans are normally originated with 15 to 30 year terms, such loans typically remain outstanding for substantially shorter periods. This is because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. In addition, substantially all mortgage loans in Fulton Savings' loan portfolio contain due-on-sale clauses providing that Fulton Savings may declare the unpaid amount due and payable upon the sale of the property securing the loan. Typically, Fulton Savings enforces these due-on-sale clauses to the extent permitted by law and as business judgment dictates. Thus, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

     Fulton Savings generally requires title insurance insuring the status of its lien or a title abstract and acceptable attorney's opinion on all loans where real estate is the primary source of security. Fulton Savings also requires that fire and casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least equal to the outstanding loan balance.

     Fulton Savings' lending policies generally limit the maximum loan-to-value ratio on mortgage loans secured by owner-occupied properties to 95% of the lesser of the appraised value or the purchase price, with the condition that private mortgage insurance is generally required on loans with loan-to-value ratios greater than 80%. The maximum loan-to-value ratio on mortgage loans secured by non-owner-occupied properties generally is 80%.

     Multi-Family Residential and Commercial Real Estate Lending. Multi-family residential and commercial real estate lending has been a constant part of Fulton Savings' lending strategy in recent years. At June 30, 1998, Fulton Savings' gross loan portfolio included $6.0 million in multi-family real estate loans and $12.0 million in commercial real estate loans. Fulton Savings frequently sells participation interests in the larger multi-family and commercial real estate loans that it originates. Fulton Savings retains the servicing rights on such loans and generally retains 10% or 20% of the loan balance.

     Multi-family and commercial real estate loans originated by Fulton Savings are predominately adjustable-rate loans and generally are for terms of up to 25 years. The maximum loan-to-value ratio for multi-family and commercial real estate loans generally is 75%. Multi-family loans typically are secured by small to medium sized projects. Fulton Savings' commercial real estate loan portfolio consists predominantly of loans secured by residential care facilities, nursing homes, medical buildings, small shopping centers, small office buildings and churches, most of which are located in Fulton Savings' market area. Appraisals on properties that secure multi-family and commercial real estate loans are performed by an independent appraiser engaged by Fulton Savings before the loan is made. Underwriting of multi-family and commercial real estate loans includes a thorough analysis of the cash flows generated by the real estate to support the debt service and the financial resources, experience and income level of the borrowers. Annual operating statements on each multi-family and commercial real estate loan are required and reviewed by management.

     Multi-family and commercial real estate lending affords Fulton Savings an opportunity to receive interest at rates higher than those generally available from one- to four-family residential lending. However, loans secured by such properties usually are greater in amount, more difficult to evaluate and monitor and, therefore, involve a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by multi-family and commercial properties are often dependent on the successful operation and management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy. Fulton Savings seeks to minimize these risks by limiting the maximum loan-to-value ratio to 75% and strictly scrutinizing the financial condition of the borrower, the quality of the collateral and the management of the property securing the loan. Fulton Savings also obtains loan guarantees from financially capable parties based on a review of personal financial statements.

     Construction Lending. Fulton Savings originates residential construction loans to individuals and, occasionally, to builders, to construct one- to four-family homes. In addition, Fulton Savings occasionally originates construction loans for multi-family or commercial properties. In addition, Fulton Savings occasionally originates speculative construction loans, i.e, where purchasers for the finished homes may be identified either during or following the construction period. Fulton Savings limits the number of speculative loans to a single builder in order to limit risk. At June 30, 1998, Fulton Savings' construction loan portfolio totaled $11.3 million, or 11.6% of total gross loans. At such date, Fulton Savings' construction loan portfolio consisted of 75 residential construction loans totaling $9.9 million and three commercial real estate construction loans totaling $1.4 million.

     Construction loans are generally made in connection with permanent financing. Construction loans that are not made in connection with the granting of permanent financing on the property are for terms of six months.

     Construction lending is considered to involve a higher level of risk as compared to one- to four-family residential lending because of the inherent difficulty in estimating both a property's value at completion of the project and the estimated cost of the project. The nature of these loans is such that they are more difficult to evaluate and monitor. If the estimate of value proves to be inaccurate, Fulton Savings may be confronted at, or prior to, the maturity of the loan, with a project the value of which is insufficient to assure full repayment. Fulton Savings attempts to minimize these risks by limiting the maximum loan-to-value ratio on construction loans to 85% for residential construction loans and 80% for non-residential construction loans and by conditioning disbursements on the presentation of itemized bills and an inspection of the construction site. For non-residential construction loans, Fulton Savings generally obtains personal guarantees and requires borrowers to submit annual financial statements.

     Land Lending. Fulton Savings occasionally originates loans for the acquisition of land upon which the purchaser can then build or make improvements necessary to build or to sell as improved lots. At June 30, 1998, Fulton Savings' land loan portfolio totaled $4.4 million and consisted of 57 loans. Land loans originated by Fulton Savings are generally adjustable-rate loans and have maturities of 10 to 20 years.

     Loans secured by undeveloped land or improved lots involve greater risks than one- to four-family residential mortgage loans because such loans are more difficult to evaluate. If the estimate of value proves to be inaccurate, in the event of default and foreclosure Fulton Savings may be confronted with a property the value of which is insufficient to assure full repayment. Fulton Savings attempts to minimize this risk by limiting the maximum loan-to-value ratio on land loans to 65%.

     Consumer and Other Lending. Fulton Savings originates a variety of consumer and other non-mortgage loans. Consumer loans generally have shorter terms to maturity and higher interest rates than mortgage loans. Fulton Savings' consumer and other loans consist primarily of secured consumer loans, automobile loans, home improvement loans, deposit account loans and student loans. Fulton Savings also engages in a small amount of commercial business lending. Such loans include asset-based loans secured by inventory and short-term working capital loans. At June 30, 1998, Fulton Savings' consumer and other loans totalled approximately $8.8 million, or 9.0% of Fulton Savings' total gross loans.

     Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by rapidly depreciating assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

     Maturity of Loan Portfolio. The following table sets forth contractual amortization of loans at June 30, 1998. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as becoming due within one year. Amounts presented are the gross loan balances before adjustments for undisbursed loan proceeds, net deferred loan origination fees, and allowance for loan losses. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause Fulton Savings' actual repayment experience to differ from that shown below.

                                            After     After
                                           One Year  5 Years
                                  Within    Through  Through   Beyond     Total
                                 One Year   5 Years  10 Years  10 Years
                                 --------   -------  --------  --------  -------
                                                 (In thousands)
Mortgage loans:
 One- to four-family (1)......    $ 3,140   $10,156   $12,665   $28,703  $54,664
 Multi-family.................        232       895     1,508     3,404    6,039
 Commercial...................        535     2,610     3,863     5,003   12,011
 Construction.................     11,320        --        --        --   11,320
 Land.........................      1,742     1,048       749       863    4,402
Consumer and other loans......      4,465     3,583       553       174    8,775
                                  -------   -------   -------   -------  -------
   Total gross loans..........    $21,434   $18,292   $19,338   $38,147  $97,211
                                  =======   =======   =======   =======  =======

____________________________
(1)  Includes 124 loans totalling $8.4 million construction/permanent loans.


     The following table sets forth the dollar amount of all loans due after June 30, 1999 that have fixed interest rates and have floating or adjustable interest rates.

                                                                Floating or
                                          Fixed Rates          Adjustable Rates
                                          -----------          ----------------
                                                 (In thousands)
          Mortgage loans:
           One- to four-family........        $ 4,976               $46,548
           Multi-family...............            503                 5,304
           Commercial.................          4,574                 6,902
           Construction...............             --                    --
           Land.......................            657                 2,003
          Consumer and other loans....          4,310                    --
                                              -------               -------
             Total gross loans........        $15,020               $60,757
                                              =======               =======

     Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of a loan is substantially less than its contractual terms because of prepayments. In addition, due-on-sale clauses on loans generally give Fulton Savings the right to declare loans immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase, however, when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans are substantially higher than current mortgage loan market rates.

     Loan Solicitation and Processing. Loan applicants come primarily through existing customers, referrals by realtors, homebuilders and existing customers, and walk-ins. Fulton Savings also uses radio and newspaper advertising to create awareness of its loan products. Upon receipt of a loan application from a prospective borrower, a credit report and other data are obtained to verify specific information relating to the loan applicant's employment, income and credit standing. An appraisal of the real estate offered as collateral generally is undertaken by an independent fee appraiser certified by the State of Missouri.

     Real estate loans up to $250,000 must be approved by the Loan Committee, which consists of the President and three non-employee directors. Loans exceeding $250,000 must be approved by the entire board of directors. Fulton Savings' loan approval process allows mortgage loans to be approved in approximately five days and closed in 20 days. Consumer loans may be approved by any loan officer. Non-mortgage loans exceeding $100,000 must be approved by the entire board of directors.

     Loan Originations, Sales and Purchases. While Fulton Savings originates both adjustable-rate and fixed-rate loans, its ability to generate each type of loan is dependent upon relative customer demand for loans in its market. For the years ended June 30, 1998 and 1997, and April 30, 1996, Fulton Savings originated $58.2 million, $55.6 million and $51.3 million of loans, respectively. Of the $58.2 million of loans originated during the year ended June 30, 1998, 69.18% were adjustable-rate loans and 30.82% were fixed-rate loans.

     Fulton Savings generally sells all of its fixed-rate single-family residential mortgage loans to Freddie Mac or Fannie Mae and a portion of its residential ARM loans to other financial institutions. Sales are made on a non-recourse basis with servicing retained. Sales of loans to Freddie Mac and Fannie Mae are whole loans, whereas Fulton Savings frequently retains a participation interest in residential ARM loans sold to other financial institutions. Fulton Savings also sells participation interests in the larger multi-family, commercial real estate and construction loans that it originates to other financial institutions. Such sales are also made on a non-recourse basis with servicing retained. Fulton Savings has obtained commitments from several financial institutions to purchase loans up to a specified aggregate amount. Sales of loans generally are beneficial to Fulton Savings since these sales increase the size of Fulton Savings' loan servicing portfolio. See "-- Lending Activities --Loan Servicing." Loan sales also provide funds for additional lending and other investments and increase liquidity. In addition, sales of participation interests in non-residential mortgage loans help to reduce the risks associated with this type of lending.

     The following table shows total loans originated, purchased, sold and repaid during the periods indicated.

                                                                                      Year Ended
                                                         Year Ended June 30,           April 30,
                                                    ---------------------------
                                                     1998                 1997          1996
                                                    ------              -------       ----------
                                                                     (In thousands)
Loans originated:
Mortgage loans:
 One- to four-family..........................     $23,951             $29,317        $25,263
 Multi-family.................................       2,489               1,048          4,519
 Commercial...................................       5,698               4,207          4,415
Construction..................................      17,053              11,243          8,365
 Land.........................................       1,805               2,201            655
Consumer and other loans......................       7,179               7,625          8,079
                                                   -------             -------        -------
   Total loans originated.....................      58,175              55,641         51,296

Loans purchased:
Mortgage loans:
 One- to four-family..........................          --                  --             --
 Construction.................................          57                  --            484
                                                   -------             -------        -------
  Total loans purchased.......................          57                  --            484

Loans sold:
 Whole loans..................................       4,298               7,766          3,812
 Participations...............................      11,306              14,587         18,820
                                                   -------             -------        -------
   Total loans sold...........................      15,604              22,353         22,632

Less:
 Principal repayments.........................      34,139              21,661         20,463
 Transfer to real estate owned................         438                  --            271
 Transfers to repossessed assets..............           2                  --             --
 Amounts charged off..........................          19                  --             --
 Loans held for sale..........................       3,649               4,463          2,306
                                                   -------             -------        -------
                                                    38,247              26,124         23,040
                                                   -------             -------        -------

Net increase in loans receivable, net.........     $ 4,381             $ 7,164        $ 6,108
                                                   =======             =======        =======

     Loan Commitments. Fulton Savings occasionally issues commitments to originate loans conditioned upon the occurrence of certain events. Such commitments are made on specified terms and conditions and are honored for up to 45 days from the date of loan approval. Fulton Savings had outstanding net loan commitments of approximately $4.0 million at June 30, 1998.

     Loan Origination and Other Fees. Fulton Savings, in some instances, receives loan origination fees. Loan fees are a fixed dollar amount or a percentage of the principal amount of the mortgage loan that is charged to the borrower for funding the loan. The amount of fees charged by Fulton Savings currently is $300 for loans secured by owner-occupied, single-family homes and $500 for most larger loans. Current accounting standards require fees received (net of certain loan origination costs) for originating loans to be deferred and amortized into interest income over the contractual life of the loan. Net deferred fees or costs associated with loans that are prepaid are recognized as income at the time of prepayment.

     Loan Servicing. Fulton Savings sells loans to Freddie Mac, Fannie Mae and other financial institutions on a servicing-retained basis and receives fees in return for performing the traditional services of collecting individual payments and managing the loans. At June 30, 1998, Fulton Savings was servicing

$104.4 million of loans for others. Loan servicing includes processing payments, accounting for loan funds and collecting and paying real estate taxes, hazard insurance and other loan-related items, such as private mortgage insurance. When Fulton Savings receives the gross mortgage payment from individual borrowers, it remits to the investor in the mortgage a predetermined net amount based on the yield on that mortgage. The difference between the coupon on the underlying mortgage and the predetermined net amount paid to the investor is the gross loan servicing fee. For the year ended June 30, 1998, loan servicing fees totaled $311,000. In addition, Fulton Savings retains certain amounts in escrow for the benefit of the investor for which Fulton Savings incurs no interest expense but is able to invest. At June 30, 1998, Fulton Savings held $642,000 in escrow for its portfolio of loans serviced for others.

     Nonperforming Assets and Delinquencies. When a mortgage loan borrower fails to make a required payment when due, Fulton Savings institutes collection procedures. The first notice is mailed to the borrower approximately ten days after the payment is due in order to permit the borrower to make the payment before the imposition of a late fee. A second notice is generated when a payment becomes 20 days past due. Attempts to contact the borrower by telephone or letter generally begin when a payment becomes 30 days past due. If a satisfactory response is not obtained, continuous follow-up contacts are attempted until the loan has been brought current. Before the 90th day of delinquency, attempts to interview the borrower, preferably in person, are made to establish (1) the cause of the delinquency; (2) whether the cause is temporary; (3) the attitude of the borrower toward the debt; and (4) a mutually satisfactory arrangement for curing the default.

     In most cases, delinquencies are cured promptly; however, if by the 91st day of delinquency, or sooner if the borrower is chronically delinquent and all reasonable means of obtaining payment on time have been exhausted, foreclosure, according to the terms of the security instrument and applicable law, is initiated. Interest income on loans is reduced by the full amount of accrued and uncollected interest.

     Fulton Savings' board of directors is informed on a monthly basis as to the status of all loans that are delinquent more than 60 days, the status on all loans in foreclosure, and the status of all foreclosed and repossessed property owned by Fulton Savings.

     The following table sets forth information with respect to Fulton Savings' nonperforming assets and restructured loans within the meaning of Statement of Financial Accounting Standards ("SFAS") No. 15 at the dates indicated. It is the policy of Fulton Savings to cease accruing interest on loans 90 days or more past due.

                                                                     At
                                                    At June 30,    April 30,
                                                 --------------
                                                  1998    1997       1996
                                                 ------  ------    ---------
                                                       (In thousands)
Loans accounted for on a nonaccrual basis:
 Mortgage loans:
  One- to four-family.........................   $  71    $  40       $ 175
  Commercial..................................      --      160          69
 Consumer and other loans.....................      --       --          75
                                                 -----    -----       -----
    Total.....................................      71      200         319

Accruing loans which are contractually
 past due 90 days or more.....................      84      166          --
                                                 -----    -----       -----

Total of nonaccrual and 90 days past due
 loans........................................     155      366         319

Real estate owned, net........................     158      197         197
                                                 -----    -----       -----

      Total nonperforming assets..............   $ 313    $ 563       $ 516
                                                 =====    =====       =====

Restructured loans............................   $ 252    $ 252       $ 271

Nonaccrual and 90 days or more past due loans
 as a percentage of loans receivable, net.....    0.18%    0.44%       0.43%

Nonaccrual and 90 days or more past due loans
 as a percentage of total assets..............    0.14     0.36        0.37

Nonperforming assets as a percentage of
 total assets.................................    0.28     0.56        0.60

     Interest income that would have been recorded for the year ended June 30, 1998, had nonaccruing loans been current in accordance with their original terms, amounted to approximately $6,000. The amount of interest included in interest income on such loans for the year ended June 30, 1998 amounted to approximately $4,000.

     Real Estate Owned. Real estate acquired by Fulton Savings as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at the lower of its cost, which is the unpaid principal balance of the related loan plus foreclosure costs, or fair market value. Subsequent to foreclosure, real estate owned is carried at the lower of the foreclosed amount or fair value, less estimated selling costs.

     Asset Classification. The OTS has adopted various regulations regarding problem assets of savings institutions. The regulations require that each insured institution review and classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, OTS examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. If an asset or portion thereof is classified as loss, the insured institution establishes specific allowances for loan losses for the full amount of the portion of the asset classified as loss. All or a portion of general loan loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital. Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are classified as special mention and monitored by Fulton Savings.

     At June 30, 1998, assets classified as doubtful, substandard or special mention totaled $2.1 million and included three commercial loans totaling $97,000, 24 substandard loans, which consisted of 13 one- to four-family mortgage loans totaling $559,000, one commercial real estate loan totaling $296,000 and 10 consumer loans totaling $158,000, and 35 special mention loans, which consisted of 19 one- to four-family mortgage loans totaling $688,000, two commercial loans totaling $141,000 and 14 consumer loans totaling $179,000. The aggregate amounts of Fulton Savings' classified assets at the dates indicated were as follows:

                                               At June 30,      At April 30,
                                            ---------------
                                              1998    1997         1996
                                            -------  ------     -----------
                                                (In thousands)
          Loss.........................      $   --   $   --         $  --
          Doubtful.....................          97       --            --
          Substandard..................       1,013      737           798
          Special mention..............       1,008      675           708
                                             ------   ------        ------
            Total classified assets....      $2,118   $1,412        $1,506
                                             ======   ======        ======

     Allowance for Loan Losses. Fulton Savings has established a systematic methodology for the determination of provisions for loan losses. The methodology is set forth in a formal policy and takes into consideration the need for an overall general valuation allowance as well as specific allowances that are tied to individual loans.

     In originating loans, Fulton Savings recognizes that losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. Fulton Savings increases its allowance for loan losses by charging provisions for loan losses against income.

     The general valuation allowance is maintained to cover losses inherent in the portfolio of performing loans. Management's periodic evaluation of the adequacy of the allowance is based on a number of factors, including management's evaluation of the collectibility of the loan portfolio, the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans and economic conditions. Specific valuation allowances are established to absorb losses on loans for which full collectibility may not be reasonably assured. The amount of the allowance is based on the estimated value of the collateral securing the loan and other analyses pertinent to each situation. Generally, a provision for losses is charged against income on a quarterly basis to maintain the allowances.

     At June 30, 1998, Fulton Savings had an allowance for loan losses of $971,000. The allowance for loan losses is maintained at an amount management considers adequate to absorb losses inherent in the portfolio. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary and results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations.

     While Fulton Savings believes it has established its existing allowance for loan losses in accordance with generally accepted accounting principles, there can be no assurance that regulators, in reviewing Fulton Savings' loan portfolio, will not request Fulton Savings to increase significantly its allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that substantial increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect Fulton Savings' financial condition and results of operations.

     The following table sets forth an analysis of Fulton Savings' allowance for loan losses at and for the periods indicated. Where specific loan loss reserves have been established, any differences between the loss allowances and the amount of loss realized has been charged or credited to current income.

                                                                                           Year Ended
                                                           Year Ended June 30,              April 30,
                                                     -----------------------------
                                                       1998                  1997            1996
                                                     --------              -------         ----------
                                                           (Dollars in thousands)
Allowance at beginning of period...................    $   919             $   800         $   762
Provision for loan losses..........................         70                 120              44
Recoveries:
 Mortgage loans:
  One- to four-family..............................         --                  11               1
  Multi-family.....................................         --                  --              --
  Commercial.......................................         --                  --              --
  Construction.....................................         --                  --              --
  Land.............................................         --                  --              --
 Consumer and other loans..........................         --                   4               2
                                                       -------             -------         -------
    Total recoveries...............................         --                  15               3

Charge-offs:
 Mortgage loans:
  One- to four-family..............................         14                  --               1
  Multi-family.....................................         --                  --              --
  Commercial.......................................         --                  --              --
  Construction.....................................         --                  --              --
  Land.............................................         --                  --              10
 Consumer and other loans..........................          4                  16              16
                                                       -------             -------         -------
  Total charge-offs................................         18                  16              27
                                                       -------             -------         -------
  Net charge-offs..................................         18                   1              24
                                                       -------             -------         -------
   Balance at end of period........................    $   971             $   919         $   782
                                                       =======             =======         =======

Allowance for loan losses as a percentage of
 total loans outstanding at end of period..........       1.09%               1.09%           1.02%
Net charge-offs as a percentage of average
 loans outstanding during the period...............       0.02                  --            0.03
Allowance for loan losses as a percentage of
 nonperforming loans at end of period..............     625.07              250.68          245.44

     The following table sets forth the breakdown of the allowance for loan losses by loan category for the periods indicated. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

                                                     At June 30,                      At April 30,
                                        ------------------------------------
                                               1998               1997                   1996
                                        -----------------   ----------------       ------------------
                                                   % of               % of                     % of
                                                  Loans              Loans                    Loans
                                                 in Each            in Each                  in Each
                                                 Category           Category                 Category
                                                 to Total           to Total                 to Total
                                        Amount    Loans     Amount   Loans         Amount     Loans
                                        ------   --------   ------  --------       ------   ---------
                                                         (Dollars in thousands)
Mortgage loans:
 One- to four-family...............      $295     56.23%    $382     58.37%          $322     59.61%
 Multi-family......................        46      6.21       43      4.67             38      4.90
 Commercial........................       176     12.36      162     10.38             78     11.10
 Construction......................        45     11.64       37     12.33             83      9.80
 Land..............................        29      4.53       34      3.85            15.      1.94
Consumer and other loans...........       235      9.03      101     10.40            104     12.65
 Unallocated.......................       145       N/A      160       N/A            142       N/A
                                         ----               ----                     ----

  Total allowance for loan losses..      $971               $919                     $782
                                         ====               ====                     ====

Investment Activities

     Fulton Savings is permitted under federal and state law to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, deposits at the FHLB-Des Moines, certificates of deposit of federally insured institutions, certain bankers' acceptances and federal funds. Subject to various restrictions, Fulton Savings may also invest a portion of its assets in commercial paper and corporate debt securities. Savings institutions like Fulton Savings are also required to maintain an investment in FHLB stock. Fulton Savings is required under federal regulations to maintain a minimum amount of liquid assets.

     SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires that investments be categorized as "held to maturity," "trading securities" or "available for sale," based on management's intent as to the ultimate disposition of each security. SFAS No. 115 allows debt securities to be classified as "held to maturity" and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold those securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, or other similar factors cannot be classified as "held to maturity." Debt and equity securities held for current resale are classified as "trading securities." Such securities are reported at fair value, and unrealized gains and losses on such securities would be included in earnings. Debt and equity securities not classified as either "held to maturity" or "trading securities" are classified as "available for sale." Such securities are reported at fair value, and unrealized gains and losses on such securities are excluded from earnings and reported as a net amount in a separate component of equity. It is currently the intention of management to classify all securities in Fulton Savings' investment portfolio as available for sale.

     A committee consisting of the Chief Executive Officer, the Chief Financial Officer and three outside directors determines appropriate investments in accordance with the board of directors' approved investment policies and procedures. Fulton Savings' investment policies generally limit investments to U.S. Government and agency securities, municipal bonds, certificates of deposits, marketable corporate debt obligations, mortgage-backed securities and certain types of mutual funds. Fulton Savings' investment policy does not permit engaging directly in hedging activities or purchasing high risk mortgage derivative products or corporate bonds rated less than "BBB." Investments are made based on certain considerations, which include the interest rate, yield, settlement date and maturity of the investment, Fulton Savings' liquidity position, and anticipated cash needs and sources (which in turn include outstanding commitments, upcoming maturities, estimated deposits and anticipated loan amortization and repayments). The effect that the proposed investment would have on Fulton Savings' credit and interest rate risk, and risk-based capital is also given consideration during the evaluation.

     The following table sets forth the composition of Fulton's investment securities portfolio at the dates indicated. All of Fulton's investment securities are classified as "available for sale."

                                              At June 30,
                                  -----------------------------------------          At April 30,
                                          1998               1997                         1996
                                  --------------------- -------------------       ---------------------
                                            Percent               Percent                     Percent
                                  Carrying     of       Carrying    of            Carrying       of
                                   Value    Portfolio    Value    Portfolio        Value      Portfolio
                                  --------  ---------   --------  ---------       ---------   ---------
                                                       (Dollars in thousands)
U.S. Government and federal
 agency obligations.............   $950     100.00%      $1,899   100.00%          $3,216     100.00%
                                   ====     ======       ======   ======           ======     ======

     The table below sets forth certain information regarding the carrying value, weighted average yields and maturities or periods to repricing of Fulton's investment securities at June 30, 1998.

                                                          At June 30, 1998
                                  -------------------------------------------------------------------------
                                                         Amount Due Or Repricing:
                                          Within                Over One Year
                                      One Year or Less          to Five Years            Over Five Years
                                  ---------------------- ------------------------  ------------------------
                                                Weighted                 Weighted                  Weighted
                                  Carrying      Average    Carrying      Average    Carrying       Average
                                   Value         Yield      Value         Yield      Value          Yield
                                  --------      -------- ----------      --------  ---------       --------
                                                     (Dollars in thousands)
U.S. Government and federal
   agency obligations...........   $950          5.63%      $ --          --%          $ --         --%
                                   ====          ====       ====          ==           ====         ==

Deposit Activities and Other Sources of Funds

     General. Deposits and loan repayments are the major sources of Fulton Savings' funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and money market conditions. Borrowings through the FHLB-Des Moines are used to compensate for reductions in the availability of funds from other sources. Presently, Fulton Savings has no other borrowing arrangements.

     Deposit Accounts. Savings deposits are the primary source of funds for Fulton Savings' lending and investment activities and for its general business purposes. Substantially all of Fulton Savings' depositors are residents of the State of Missouri. Deposits are attracted from within Fulton Savings' market area through the offering of a broad selection of deposit instruments, including NOW accounts, money market deposit accounts, regular savings accounts, certificates of deposit and retirement savings plans. Deposit account terms vary, according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of its deposit accounts, Fulton Savings considers current market interest rates, profitability to Fulton Savings, matching deposit and loan products and its customer preferences and concerns. Fulton Savings reviews its deposit mix and pricing weekly. Fulton Savings does not accept brokered deposits, nor has it aggressively sought jumbo certificates of deposit.

     Fulton Savings currently offers certificates of deposit for terms not exceeding 120 months. As a result, Fulton Savings believes that it is better able to match the repricing of its liabilities to the repricing of its loan portfolio.

     The following table indicates the amount of Fulton Savings' jumbo certificates of deposit by time remaining until maturity as of June 30, 1998. Jumbo certificates of deposit are certificates in amounts of $100,000 or more.

                               Maturity Period                                  Amount
                               ---------------                              --------------
                                                                            (In thousands)
                               Three months or less.....................         $1,014
                               Over three through six months............            743
                               Over six through 12 months...............          2,197
                               Over 12 months...........................          2,171
                                                                                 ------
                                Total jumbo certificates of deposit.....         $6,125
                                                                                 ======

     The following table sets forth the balances (inclusive of interest credited) and changes in dollar amounts of deposits in the various types of accounts offered by Fulton Savings between the dates indicated.

                                                           At June 30,                            At April 30,
                                -------------------------------------------------------------
                                             1998                           1997                      1996
                                ------------------------------------------------------------- ------------------
                                           Percent                        Percent                        Percent
                                             of      Increase               of      Increase                of
                                 Amount     Total   (Decrease)  Amount     Total   (Decrease)  Amount      Total
                                -------    -------  ---------- -------    -------- ---------- --------   -------
                                                               (Dollars in thousands)
Passbook..................      $ 6,288     9.09%     $  369   $ 5,919     8.77%    $     9   $ 5,910     8.41%
NOW accounts..............        4,964     7.18          33     4,931     7.30         672     4,259     6.06
Money market deposit......        2,640     3.82        (127)    2,767     4.10        (273)    3,040     4.32
Fixed-rate certificates
  Which mature:
  Within one year.........       32,370    46.80        (895)   33,265    49.28        (701)   33,966    48.30
  After one year,
   but within two years...       13,369    19.33       2,139    11,230    16.63      (2,092)   13,322    18.95
  After two years,
   but within four years..        5,735     8.29        (944)    6,679     9.89        (983)    7,662    10.90
  After four years........        1,918     2.77       1,054       864     1.28         417       447     0.63
Other.....................        1,880     2.72          26     1,854     2.75         144     1,710     2.43
                                -------   ------      ------   -------   ------     -------   -------   ------

   Total..................      $69,164   100.00%     $1,655   $67,509   100.00%    $(2,807)  $70,316   100.00%
                                =======   ======      ======   =======   ======     =======   =======   ======

     The following table sets forth the time deposits in Fulton Savings categorized by rates at the dates indicated.

                                        At June 30,         At
                                     -----------------    April 30,
                                       1998      1997       1996
                                     --------  -------   ----------
                                          (In thousands)
3.00 - 3.99%.....................     $     7  $   103    $   105
4.00 - 4.99%.....................          93    1,669      6,119
5.00 - 5.99%.....................      36,755   33,133     26,144
6.00 - 6.99%.....................      15,623   16,067     20,261
7.00 - 7.99%.....................         900    1,043      2,751
8.00 - 8.99%.....................          14       23         17
                                      -------  -------    -------
     Total.......................     $53,392  $52,038    $55,397
                                      =======  =======    =======

     The following table sets forth the amount and maturities of time deposits at June 30, 1998.

                                                     Amount Due
                                    --------------------------------------------------------
                                     Less                 Two to  Three    After
                                     Than     One to Two   Three  to Four   Four
                                    One Year    Years      Years   Years   Years    Total
                                    --------  ----------  ------ -------- -------- ---------
                                                           (In thousands)
3.00 - 3.99%.....................    $      7  $    --    $   --  $   --   $   --    $     7
4.00 - 4.99%.....................          --       --        93      --       --         93
5.00 - 5.99%.....................      27,055    7,282     1,177     426      815     36,755
6.00 - 6.99%.....................       4,743    5,762     2,775   1,254    1,089     15,623
7.00 - 7.99%.....................         565      325        10      --       --        900
8.00 - 8.99%.....................          --       --        --      --       14         14
                                      -------  -------    ------  ------   ------    -------
    Total........................     $32,370  $13,369    $4,055  $1,680   $1,918    $53,392
                                      =======  =======    ======  ======   ======    =======

     The following table sets forth the deposit activities of Fulton Savings for the periods indicated.

                                    Year Ended June 30,   Year
                                    -------------------
                                                         Ended
                                                        April 30,
                                      1998       1997     1996
                                    ---------  -------- ---------
                                            (In thousands)
Beginning balance................    $67,509   $70,316   $65,205
Net deposits (withdrawals)
 before interest credited........     (1,426)   (5,095)    2,941
Interest credited................      3,081     2,288     2,170
Net increase (decrease) in
 deposits........................      1,655    (2,807)    5,111
                                     -------   -------   -------

Ending balance...................    $69,164   $67,509   $70,316
                                     =======   =======   =======

     Borrowings. Fulton Savings utilizes advances from the FHLB-Des Moines to supplement its supply of lendable funds and to meet deposit withdrawal requirements. The FHLB-Des Moines functions as a central reserve bank providing credit for savings associations and certain other member financial institutions. As a member of the FHLB-Des Moines, Fulton Savings is required to own capital stock in the FHLB-Des Moines and is authorized to apply for advances on the security of such stock and certain of its mortgage loans and other assets (principally securities that are obligations of, or guaranteed by, the U.S. Government) provided certain creditworthiness standards have been met. Advances are made pursuant to several different credit programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based on the financial condition of the member institution and the adequacy of collateral pledged to secure the credit.

     The following tables sets forth certain information regarding short-term borrowings by Fulton Savings at the dates and for the periods indicated:

                                                                                                           Year
                                                                                                          Ended
                                                                                  Year Ended June 30,    April 30,
                                                                                 --------------------
                                                                                  1998          1997      1996
                                                                                 -------    ---------  ----------
                                                                                      (In thousands)
Maximum amount of FHLB advances outstanding at any month end
 during the period.........................................................      $15,447        $8,000   $5,500
Approximate average FHLB advances outstanding during the period............       11,208         6,962    4,555
Approximate weighted average rate paid on FHLB advances
 during the period.........................................................         6.33%         6.22%    6.62%
Balance of FHLB advances outstanding at end of period......................      $12,810        $6,500   $5,000
Weighted average rate paid on FHLB advances at end of period...............         6.16%         5.84%    6.75%

Competition

     Fulton Savings operates in a competitive market for the attraction of savings deposits (its primary source of lendable funds) and in the origination of loans. Its most direct competition for savings deposits has historically come from local commercial banks and other thrifts operating in its market area. A portion of the Callaway County residents commute to work in either Columbia or Jefferson City and, thus, there is strong competition from other financial institutions in these larger metropolitan areas. Particularly in times of high interest rates, Fulton Savings has faced additional significant competition for investors' funds from short-term money market securities and other corporate and government securities. Fulton Savings' competition for loans also comes from mortgage bankers. Such competition for deposits and the origination of loans may limit Fulton Savings' growth in the future.

Subsidiary Activities

     Fulton Savings has one subsidiary, Multi-Purpose Service Agency, Inc., whose activities consist primarily of selling credit life insurance to Fulton Savings' customers. At June 30, 1998, Fulton Savings' equity investment in its subsidiary was $51,000.

     Federal savings associations generally may invest up to 3% of their assets in service corporations, provided that at least one-half of any amount in excess of 1% is used primarily for community, inner-city and community development projects. Fulton Savings' investment in its subsidiary did not exceed these limits at June 30, 1998.

 Personnel

     As of March 31, 1999, Fulton Savings had 43 employees. The employees are not represented by a collective bargaining unit and Fulton Savings believes its relationship with its employees to be good.

Properties

     Fulton operates two full service facilities, both of which it owns. At June 30, 1998, the net book value of the property (including land and building) and Fulton's fixtures, furniture and equipment was $1.4 million.

Legal Proceedings

     Periodically, there have been various claims and lawsuits involving Fulton Savings, such as claims to enforce liens, condemnation proceedings on properties on which Fulton Savings holds security interests, claims involving the making and servicing of real property loans and other issues incident to Fulton Savings' business. Neither Fulton nor Fulton Savings is a party to any pending legal proceedings that it believes would have a material adverse effect on the financial condition or operations of Fulton.


          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

General

     Management's discussion and analysis of the financial condition and results of operations is intended to assist in understanding the consolidated financial condition and results of operations of Fulton. The information contained in this section should be read in conjunction with the consolidated financial statements and accompanying notes thereto beginning on page F-1 of this proxy statement.

Operating Strategy

     The business of Fulton Savings consists principally of attracting deposits from the general public and using such deposits to originate residential and commercial mortgage loans. Fulton Savings generally sells most of the fixed-rate and some of the adjustable-rate mortgage loans that it originates while retaining the related servicing rights. Loan originations include single and multifamily mortgages, construction, land and consumer and other loans. Management maintains adequate liquidity with interest-bearing deposits and U.S. Government securities. Funding assets with deposits remains management's primary strategy, although FHLB advances have allowed management to lock in relative low long-term rates to improve return on equity over the longer term.

     Operating results are dependent primarily on net interest income, which is the difference between the income earned on its interest-earning assets, such as loans and investments, and the cost of its interest-bearing liabilities, consisting of deposits and FHLB advances. Operating results are also significantly affected by general economic and competitive conditions, primarily changes in market interest rates, governmental legislation and policies concerning monetary and fiscal affairs and housing, as well as regulatory policies.

     Fulton Savings' strategy is to operate as a conservative, well-capitalized, profitable, community-oriented financial institution dedicated to financing home ownership and other consumer needs while focusing on superior customer service. Management believes it has successfully implemented its strategy by:

     .    maintaining strong capital levels;
     .    limiting interest rate risk;
     .    controlling operating expenses;
     . generating additional noninterest income through loan sales and servicing operations; and
     .    emphasizing personalized customer service at competitive prices.

Interest Rate Risk Management

     Management has adopted a strategy to maintain the interest rate sensitivity of its assets and liabilities in order to reduce the impact of rate changes on Fulton Savings' net interest income. The strategy includes originating and holding adjustable rate mortgage loans and maintaining a relatively short-term investment portfolio. At June 30, 1998, adjustable-rate and short-term construction loans comprised 78.1% of the loan portfolio. As a part of managing interest sensitivity and planning for long-term profitability, management is engaging in a funds matching program where the proceeds from relatively low-cost, long-term, fixed-rate, FHLB advances are invested in mortgage loans with similar maturities at favorable interest-rate spreads.

Interest Rate Sensitivity of Net Portfolio Value

     In order to encourage institutions to reduce their interest rate risk, the OTS adopted a rule incorporating an interest rate risk component into the risk-based capital rules. Using data compiled by the OTS, Fulton Savings receives a report which measures interest rate risk by modeling the change in net portfolio value ("NPV") over a variety of interest rate scenarios. This procedure for measuring interest rate risk was developed by the OTS to replace the "gap" analysis (the difference between interest-earning assets and interest-bearing liabilities that mature or reprice within a specific time period). NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The calculation is intended to illustrate the change in NPV that will occur in the event of an immediate chance in interest rates of at least 200 basis points with no effect given to any steps that management might take to counter the effect of that interest rate movement.

    The following table is provided by the OTS and sets forth the changes in Fulton Savings' NPV at June 30, 1998, based on OTS assumptions, that would occur in the event of an immediate change in interest rates, with no effect given to any steps that management might take to counteract that change.


                                             Net Portfolio Value
                                     -----------------------------------
              Basis Point ("bp")
              Change in Rates         Amount     $ Change (1)   % Change
              ------------------     -----------------------------------
                                          (Dollars in thousands)
                     400               $20,069   $  (141)           (1)%
                     300                20,552       342             2
                     200                20,809       599             3
                     100                20,727       517             3
                       0                20,210        --            --
                    (100)               19,572      (637)           (3)
                    (200)               18,819    (1,391)           (7)
                    (300)               18,191    (2,019)          (10)
                    (400)               17,614    (2,596)          (13)

     As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as substantially all of Fulton Savings' ARM loans, have features which restrict changes in interest rates on a short-term basis over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

Comparison of Financial Condition at March 31, 1999 and June 30, 1998

          Total assets increased $7.7 million or 7.0% to $117.8 million at March 31, 1999 primarily due to growth in loans receivable, which increased $10.6 million or 12.0%. Management took advantage of favorable rates and terms available on FHLB advances which funded $5.6 million of the growth in total assets. Deposits increased by $3.0 million or 4.4%. Transaction savings accounts increased $1.8 million or 11.6% due to normal seasonal fluctuations, and certificates of deposit increased $1.2 million or 2.3%.

          During the nine months ended March 31, 1999, Fulton completed one stock repurchase program and its board of directors authorized a second stock repurchase program for the repurchase of up to 10% of Fulton's outstanding common shares, or 170,205 shares, in the open market over a 12 month period. In connection with the repurchase programs, Fulton purchased 111,462 shares of treasury stock for $1,899,000 during the nine months ended March 31, 1999. Primarily as a result of the treasury stock purchases, total stockholders' equity decreased $78,000 from June 30, 1998 to March 31, 1999. ESOP and MRDP transactions increased total stockholders equity $1,391,000 in the aggregate; net income contributed $815,000; and dividends paid totaled $382,000.

          Nonperforming assets, which are defined as loans 90 days or more past due, loans on nonaccrual status, and foreclosed real estate owned totaled $1,079,000 or 0.92% of total assets at March 31, 1999 compared to $313,000 or 0.28% of total assets as of June 30, 1998. The increase in nonperforming loans primarily reflected an increase in loans being reported as past due as a result of delays in processing refinancings and extensions. Management believes that the allowance for loan losses at March 31, 1999 is adequate to cover any potential loss resulting from the increase in nonperforming assets.

Results of Operations for the Three Months Ended March 31, 1999 and 1998

          Net income for the three months ended March 31, 1999 decreased $11,000 or 4.9% compared to the three months ended March 31, 1998. Diluted earnings per share were $0.14 per share for the current quarter, the same as reported for the three months ended March 31, 1998. Net interest income increased $137,000 compared to the same quarter of a year ago. However, that favorable variance was more than offset by a $60,000 increase in the provision for loan losses, a $68,000 decrease in non-interest income, a $14,000 increase in non-interest expense, and a $6,000 increase in income taxes.

          The $137,000 or 14.3% increase in net interest income reflected a combination of a $5.3 million or 4.9% increase in average total interest earning assets and 32 basis point increase in net interest margin to 3.89% for the current quarter. The increase in net interest margin primarily reflected a favorable shift in earning asset mix from lower yielding interest bearing accounts at other financial institutions to higher yielding mortgage loans. Average mortgage loans increased $14.3 million or 17.8%, while average interest bearing accounts at other financial institutions decreased $8.9 million 52.8%. An increase in average FHLB advances of approximately $3.6 million funded a significant portion of the increase in average total earning assets.

          The $60,000 provision for loan losses in the current quarter reflected management's judgment of the provision necessary to maintain an adequate loan reserve balance based upon loan growth and the quality of the loan portfolio. No provision for loan losses was recorded in the three month period ended March 31, 1998. The allowance for loan losses was 1.06% of total loans outstanding (including loans held for sale) at March 31, 1999 compared to 1.05% of total loans outstanding at June 30, 1998. At March 31,1999 the allowance for loan losses was 128.9% of nonperforming loans compared to 626.5% of nonperforming loans at June 30, 1998.

          The $68,000 or 37.8% decrease in non-interest income primarily reflected decreases in gain on sales of loans and loan servicing fees. The decline in gain on sales of loans primarily reflected the write-off of previously recorded service assets on loans which pre-paid during the quarter, while the decline in loan servicing fees was due to the amortization of servicing assets pursuant to SFAS No. 125 which was adopted January 1, 1997.

          The $14,000 or 1.8% increase in non-interest expense primarily reflected a $32,000 increase in other non-interest expense plus increases in directors' fees and data processing costs. Those unfavorable variances were partially offset by a $32,000 decrease in employee salaries and benefits. The increase in other non-interest expense primarily reflected fees paid to management consultants. Directors' fees per meeting were increased in January, 1999, and the increase in data processing costs resulted from system upgrades. The 6.6% decrease in employee salaries and benefits, the largest component of non-interest expense, was due primarily to a decrease of $77,000 in MRDP expense for the current quarter compared to the same quarter of a year ago. The decrease in MRDP expense was partially offset by a $29,000 or 13.1% increase in salary expense and a reduction in deferred salary costs relating to loan originations. The 13.1% increase in salary expense was necessary to remain competitive in the local market area.

          Fulton's effective income tax rate for the three months ended March 31, 1999 was 39.3% compared to 37.0% for the same period last year.

Results of Operations for the Nine Months Ended March 31, 1999 and 1998

          Net income for the nine months ended March 31, 1999 decreased $70,000 or 7.9% compared to the nine months ended March 31, 1998, and diluted earnings per share decreased $0.04 or 7.1% to $0.52 per share for the current nine month period. Net interest income increased $235,000 and income taxes decreased $30,000. However, those favorable variances were more than offset by a $70,000 increase in the provision for loan losses, a $116,000 decrease in non-interest income, and a $149,000 increase in non-interest expense.

          The $235,000 or 7.9% increase in net interest income reflected a $9.0 million or 8.6% increase in average total earning assets. Average mortgage loans increased $10.8 million or 13.5%, and all other interest earning assets decreased $1.8 million in the aggregate. Net interest margin was 3.79% of average earning assets for the nine months ended March 31, 1999 compared to 3.82% for the same period last fiscal year. The decline in net interest margin primarily reflected an increase in the proportion of earning assets supported by higher cost FHLB advances. Approximately $6.3 million of the increase in average total earning assets was funded by FHLB advances.

          The $70,000 increase in the provision for loan losses reflected management's judgment of the provision necessary to maintain an adequate loan reserve balance based upon loan growth and the quality of the loan portfolio.

          The $116,000 or 20.0% decrease in non-interest income primarily reflected decreases in gain on sales of loans and loan servicing fees, which were partially offset by a decrease in loss from foreclosed assets. The decline in gain on sales of loans primarily reflected the write-off of previously recorded gains on sales of loans which paid off during the first nine months, while the decline in loan servicing fees was due to the amortization of servicing assets pursuant to SFAS No. 125 which was adopted January 1, 1997.

          The $149,000 or 7.1% increase in non-interest expense primarily reflected a $77,000 increase in employee salaries and benefits, a $39,000 increase in other noninterest expense, and a $20,000 increase in data processing costs. Employee salaries and benefits, the largest component of non-interest expense increased 6.3% due primarily to an $87,000 or 13.5% increase in salary expense; a $22,000 increase in MRDP expense; and a $19,000 increase in payroll taxes. Those increases were partially offset by a $60,000 decrease in ESOP expense. As stated earlier, the increase in salary expense was necessary to remain competitive in the local market area. MRDP expense was first incurred starting in October of 1997. Accordingly, the nine month period ended March 31, 1998 included only six months of MRDP expense, while the nine month period ended March 31, 1999 included nine months of MRDP expense. The increase in payroll taxes primarily reflected employer taxes on the first installment of MRDP shares vesting to employees. The $60,000 decrease in ESOP expense primarily reflected a lower average market price for Fulton's stock. As mentioned earlier, the increase in other noninterest expense primarily reflected management consulting fees and the increase in data processing costs reflected system upgrades.

          The $30,000 decrease in income tax expense primarily reflected decreased pre-tax income. Fulton's effective income tax rate was 37.5% for the nine months ended March 31, 1999 compared to 36.9% for the nine months ended March 31, 1998.

Comparison of Financial Condition at June 30, 1998 and 1997

          Assets increased $9.5 million, or 9.5 percent, to $110.1 million at June 30, 1998. Management took advantage of favorable rates and terms available on FHLB advances which funded $6.3 million of the growth. Deposits grew by $2.0 million, primarily certificates of deposit. Cash and interest-bearing deposits increased $6.7 million, as proceeds from the most recent FHLB advances were not yet invested in loans at year end. The level of loans held for investment increased $4.3 million or 5.2%. Loan sales remained strong. The balance of mortgages sold to and serviced for others increased by $14.3 million to $104.8 million from $90.5 million at June 30, 1997.

          Non performing assets totaled $313,000 or 0.28% of total assets at June 30, 1998. The composition includes one mortgage loan totaling $71,000, eleven consumer loans totaling $84,000 and foreclosed real estate. The non performing mortgage loans are considered well secured and in the process of collection.

Results of Operations for the Years Ended June 30, 1998 and 1997

          Fulton Bancorp earned $1.1 million or $0.70 per diluted share for the fiscal year ended June 30, 1998, a $317,000 increase from the $822,000, or $0.52 per diluted share, reported for the 1997 fiscal year. Results for 1998 reflect increases in both net interest income and noninterest income and a reduction in the provision for loan losses. Return on assets improved to 1.06% from 0.83%, and return on stockholders' equity improved to 4.44% from 4.10%.

          Net Interest Income. Net interest income increased 17% or $563,000 for the year ended June 30, 1998, on the strength of an $807,000 rise in interest income. The rise in interest income was due primarily to a $4.3 million increase in net loans outstanding. Interest on net loans rose $633,000 over 1997. Higher loan rates also contributed to the rise. Interest expense rose $244,000, due an increase in interest paid on FHLB advances.

          While net interest income increased in dollar terms, the spread between the yield on earning assets and the cost of interest-bearing liabilities declined slightly to 2.58% from 2.69%. The decline in the spread reflects the time lag between receiving the proceeds of FHLB advances and their subsequent investment in higher yielding loans. Income from interest-earning deposits rose $264,000, due to the temporary investment of advance proceeds, while the interest paid on FHLB advances rose $277,000. Contributing to the narrower spread was a decrease in lower-costing savings accounts. Average deposits were higher in 1997 due to the funds held in late 1996 during Fulton's public offering.

          Management has adopted a long-term strategy to increase net interest income and return on shareholders' equity. FHLB advances allow management to lock in relatively low-cost, long-term, fixed-rate obligations, which can profitably fund long-term assets. While rate spreads using this strategy are lower, management expects net interest income and return on shareholders' equity to improve.

          Provisions for Loan Losses. Provisions for loan losses are charges to earnings to bring the total allowance for loan losses to a level management considers adequate to provide for estimated loan losses according to management's evaluation of the collectibility of the loan portfolio. The evaluation considers the composition and risk characteristics of the loan portfolio, historical loss experience, specific impaired loans, concentrations by borrower, and general economic conditions. The $70,000 provision for the year ended June 30, 1998 reflects managements evaluation of the size and composition of the loan portfolio.

          Noninterest Income. Noninterest income for the year ended June 30, 1998, rose $156,000, or 24 percent, to $792,000. Recognition of gains on loan sales exceeded decreases in the related servicing income and a provision for loss on foreclosed real estate. Pursuant to adoption of SFAS No. 125, Fulton recognized gains of $392,000 on the sale of loans, compared to $158,000 recognized in 1997. The increase primarily reflects a full year of gain recognition, as opposed to six months for the comparable 1997 period.

          Loan servicing income decreased 2% to $311,000 for the year ended June 30, 1998, as compared to $318,000 for the prior year. The decrease is a result of the amortization of the loan servicing assets. A $40,000 provision for loss on foreclosed real estate reduced the carrying value of the parcel owned.

          Noninterest Expense. Noninterest expense increased $265,000 to $2.9 million. The absence of a one-time, $427,000 SAIF assessment levied in 1996 mitigated a $634,000 rise in salaries and benefits, of which $524,000 related to the adoption on the MRDP. The majority of the five year, $1.5 million stock award is expensed in the first two years of the program. A $107,000 increase in other noninterest expense is due primarily to higher expenses related to being a publicly traded company.

Results of Operations for the Years Ended June 30, 1997 and April 30, 1996

          Net Income. Net income increased by $202,000 to $822,000 for the year ended June 30, 1997, from $620,000 for the year ended April 30, 1996. This increase was primarily due to the investing of the conversion proceeds in interest-earning obligations, and was offset by the one-time SAIF assessment of approximately $427,000 imposed on Fulton Savings' deposits as a result of the enactment of the Deposit Insurance Fund Act, and increased expenses operating as a public company. Interest income increased $1.2 million, interest expense increased $157,000, provision for loan losses increased $76,000, noninterest income increased $151,000, noninterest expense increased $776,000 and income taxes increased $108,000 to account for the increase in net income. Return on assets increased from 0.75% for the year ended April 30, 1996 to 0.83% for the year ended June 30, 1997. Return on equity decreased from 7.00% for the year ended April 30, 1996 to 4.10% for the year ended June 30, 1997 resulting primarily from the approximate $16.6 million increase in equity from the conversion.

          Net Interest Income. Net interest income increased $1.0 million for the year ended June 30, 1997, from $2.4 million for the year ended April 30, 1996, to $3.4 million for the year ended June 30, 1997. Total interest income increased $1.1 million to $7.3 million, or 18.9%, for the year ended June 30, 1997, from $6.2 million for the year ended April 30, 1996, primarily as a result of the availability of conversion funds for investment for approximately eight and one-half months and, to a lesser extent, an increase in the average yields of the loan portfolio from 7.97% to 8.00% and Fulton's portfolio of obligations of the U.S. Government and federal agencies from 6.48% to 6.55%. Although interest expense increased $157,000, resulting from higher average balances in NOW, money market and passbook accounts, the average rate paid on average deposits decreased from 5.09% for the year ended April 30, 1996 to 4.99% for the year ended June 30, 1997. Interest expense on FHLB advances increased $116,000 while the rate paid on the average balance decreased from 6.88% to 6.22%. The increase in yield of interest earning assets and decrease in cost of interest on interest-bearing liabilities resulted in an increase in the interest rate spread from 2.60% for the year ended April 30, 1996 to 2.69% for the year ended June 30, 1997.

          Provision for Loan Losses. The provision for loan losses was $120,000 for the year ended June 30, 1997, as compared to $44,000 for the year ended April 30, 1996. The increase in the provision was to adjust the allowance for loan losses to reflect the increase in loans receivable.

          Noninterest Income. Noninterest income increased $151,000, or 31.5%, to $637,000 for the year ended June 30, 1997 from $486,000 for the year ended April 30, 1996. Loan servicing fees increased $37,000 to $318,000 for the year ended June 30, 1997 from $281,000 for the year ended April 30, 1996 due to an increase in loans serviced for others. Gain on sale of loans from the implementation of FASB No. 125 resulted in an increase of $158,000 for the year ended June 30, 1997 as compared to no gain during the year ended April 30, 1996. Other noninterest income decreased $61,000 primarily resulting from the patronage dividend received from Fulton Savings' data processor in the year ended April 30, 1996, in the amount of $57,000 and was not replaced in the year ended June 30, 1997. Gain on sale of other assets increased $10,000 resulting from the sale of an equity interest in Financial Information Trust, Fulton Savings' cooperative data processor.

          Noninterest Expense. Noninterest expense increased $776,000 to $2.6 million for the year ended June 30, 1997 from $1.8 million for the year ended April 30, 1996. The increase was primarily due to an increase in federal deposit insurance premiums of approximately $427,000 for the one-time SAIF assessment. The change also included an increase of $203,000 in employee salaries and benefits, resulting primarily from implementation of the ESOP and a $52,000 increase in occupancy costs from increased depreciation expense of approximately $34,000 and routine building maintenance of approximately $14,000, and a $117,000 increase in other noninterest expense primarily related to operating as a public company.

          Income Taxes. The provision for income taxes increased to $471,000 for the year ended June 30, 1997, from $363,000 for the year ended April 30, 1996, primarily as a result of the higher income before income taxes.

Yields Earned and Rates Paid

          The earnings of Fulton depend largely on the spread between the yield on interest-earning assets and the cost of interest-bearing liabilities, as well as the relative size of Fulton's interest-earning assets and interest-bearing liability portfolios.

          The following table sets forth, for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spreads, net interest margin, and ratio of average interest-earning assets to average interest-bearing liabilities. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily balances has caused any material differences in information presented.


                                      Year Ended June 30.                                Year Ended April 30,
                                  ----------------------------------------------------------------------------------------------
                                                 1998                             1997                          1996
                                  ---------------------------------   ----------------------------------------------------------
                                     Average                 Yield/   Average               Yield/  Average              Yield/
                                     Balance      Interest   Cost     Balance   Interest    Cost    Balance   Interest   Cost
                                  ------------    --------  ------   ---------  --------   ------   --------  ---------  ------
                                                          (Dollars in thousands)
Interest-earning assets (1):
   Loans receivable, net (2).....    $ 89,428     $7,350     8.22%   $83,936    $6,717     8.00%    $71,380   $5,689     7.97%
   U.S. Government and federal
   agency securities available for
   sale..........................       1,466         88     5.99      2,746       180     6.55       3,896      253     6.48
   FHLB stock....................         677         47     6.95        637        45     7.05         628       45     7.17
   Interest-bearing deposits.....      12,312        662     5.38      6,943       398     5.73       3,133      185     5.90
                                     --------     ------             -------    ------              -------   ------
      Total interest-bearing
      assets.....................     103,883      8,147     7.84     94,262     7,340     7.79      79,037    6,172     7.81
Non-interest-earning assets......       3,538                          4,392                          3,695
                                     --------                        -------                        -------
      Total assets...............    $107,421                        $98,654                        $82,732
                                     ========                        =======                        =======
Interest-bearing liabilities:
   NOW, money market and
   passbook......................    $ 15,470        394     2.55    $16,829       441     2.62     $14,728      387     2.62
   Certificates of deposit.......      52,833      3,079     5.83     53,470     3,065     5.73      53,273    3,077     5.78
                                     --------     ------             -------    ------              -------   ------
      Total average deposits.....      68,303      3,473     5.08     70,299     3,506     4.99      68,001    3,464     5.09
   FHLB advances.................      11,208        710     6.33      6,962       433     6.22       4,616      317     6.88
                                     --------     ------             -------    ------              -------   ------
      Total interest-bearing
      liabilities................      79,511      4,183     5.26     77,261     3,939     5.10      72,617    3,781     5.21
Non-interest-bearing
      liabilities................       2,261                          1,349                          1,261
                                     --------                        -------                        -------
      Total average liabilities..      81,772                         78,610                         73,878
Average stockholders' equity.....      25,649                         20,044                          8,854
                                     --------                        -------                        -------
      Total liabilities and
      stockholders' equity.......    $107,421                        $98,654                        $82,732
                                     ========                        =======                        =======
Net interest income..............                 $3,964                        $3,401                        $2,391
                                                  ======                        ======                        ======
Interest rate spread (3).........                            2.58%                         2.69%                         2.60%
Net interest margin (4)..........                   3.82%                         3.61%                         3.02%
Ratio of average interest-earning
assets to average interest-bearing
liabilities......................      130.65%                        122.00%                        108.84%

____________________________
(1) Includes related assets available for sale and unamortized discounts and premiums.
(2) Amount is net of deferred loan fees and includes loans held for sale and non-performing loans.
(3) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

     The following table presents (on a consolidated basis) the weighted average yields earned on loans, investments and other interest-earning assets, and the weighted average interest rates paid on deposits and borrowings and the resultant interest rate spreads at the dates indicated.


                                                                                                        At
                                                                            At June 30,               April 30,
                                                                    ------------------------
                                                                        1998          1997             1996
                                                                    ----------    ----------       ------------
Weighted average yield earned on:
   Loans receivable, net......................................         8.01%           8.07%             7.76%
   U.S. Government and federal agency obligations
      available for sale......................................         5.63            6.18              6.08
   FHLB stock.................................................         7.18            6.98              6.71
   Interest-bearing deposits..................................         6.05            5.43              3.42

   All interest-earning assets................................         7.74            7.85              7.61

Weighted average rate paid on:
   NOW, money market and passbook accounts....................         2.99            2.97              2.63
   Certificates of deposit....................................         5.82            5.78              5.80
   FHLB advances..............................................         6.16            5.84              6.75

   All interest-bearing liabilities...........................         5.38            5.25              5.23

Interest rate spread (spread between weighted average yield
   earned on all interest-earning assets and weighted average
   rate paid on all interest-bearing liabilities).............         2.36            2.60              2.38

     The following table sets forth the effects of changing rates and volume on net interest income of Fulton. Information is provided with respect to: (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) effects attributable to changes in rate/volume (changes in rate multiplied by changes in volume).

                                             Year Ended June 30, 1998                      Year Ended June 30, 1997
                                                    Compared to                                   Compared to
                                             Year Ended June 30, 1997                      Year Ended April 30, 1996
                                              Increase (Decrease) Due to                  Increase (Decrease) Due to
                                             ----------------------------               -----------------------------
                                                              Rate/                                     Rate/
                                             Rate   Volume   Volume  Net                Rate  Volume  Volume    Net
                                             ----   ------   ------  ---                ----  ------  ------    ---
                                                                    (Dollars in thousands)
Interest-earning assets:
 Loans receivable, net..................    $182      $439    $ 12     $633           $ 23   $1,001    $  4   $1,028
 U.S. Government and federal
   agency obligations...................     (15)      (84)      7      (92)             3      (75)     (1)     (73)
 FHLB stock.............................      (1)        3      --        2             (1)       1      --       --
 Interest-bearing deposits..............     (25)      308     (19)     264             (5)     224      (6)     213
                                            ----      ----    ----     ----           ----   ------    ----   ------
   Total net change in income
     on interest-earning assets.........     141       666      --      807             20    1,151      (3)   1,168

Interest expense:
 NOW, money market and
  passbook accounts.....................     (21)      (36)      2      (55)             7       55       1       63
 Certificates of deposits...............      60       (36)     (1)      23            (32)      11      --      (21)
 FHLB advances..........................       8       263       5      276            (30)     161     (15)     116
                                            ----      ----    ----     ----           ----   ------    ----   ------

Total net change in expense
 on interest-bearing liabilities........      47       191       6      244            (55)     227     (14)     158
                                            ----      ----    ----     ----           ----   ------    ----   ------

Net change in net interest income.......    $ 94      $475    $ (6)    $563           $ 75   $  924    $ 11   $1,010
                                            ====      ====    ====     ====           ====   ======    ====   ======

Liquidity and Capital Resources

     Fulton's principal sources of funds are cash receipts from deposits, proceeds from principal and interest payments on loans, proceeds from sales of loans and loan participations, proceeds from maturing securities, FHLB advances and net earnings. Fulton Savings has an agreement with the FHLB Des Moines to provide cash advances of unspecified amounts. Fulton Savings must hold an unencumbered portfolio of eligible one- to four-family residential mortgages with a book value of not less than 150% of the indebtedness. For regulatory purposes, liquidity is measured as a ratio of cash and certain investments to withdrawable deposits. The minimum level of liquidity required by regulation is presently 4%. Fulton's liquidity ratio at March 31, 1999, was approximately 11.3%. Fulton maintains a higher level of liquidity than required by regulation in order to more closely match interest-sensitive assets with interest-sensitive liabilities.

     Liquidity management is both an ongoing and long-term component of Fulton's asset/liability management strategy. Excess funds generally are invested in interest-bearing deposits at the FHLB Des Moines. Should Fulton require funds beyond its ability to generate them internally, additional sources of funds are available through advances from the FHLB. The primary investing activity of Fulton is the origination of mortgage loans. During the year ended June 30, 1998, Fulton originated mortgage loans in the amount of $52.0 million. Fulton did not purchase any one- to four-family mortgage loans. During the nine months ended March 31, 1999, Fulton originated mortgage loans in the amount of $54.2 million and purchased $1.2 million of one- to four-family mortgages. Other investing activities include investing in interest-bearing deposits and the purchase of U.S. Government obligations.

     Fulton must maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals, to satisfy financial commitments and to take advantage of investment opportunities. During the nine months ended March 31, 1999 and the years ended June 30, 1998 and 1997, and April 30, 1996, Fulton (or Fulton Savings) used its sources of funds primarily to fund loan commitments and to pay deposit withdrawals. At March 31, 1999, Fulton had loan commitments outstanding of $6.4 million of which $5.3 million is for fixed rate loans ranging from 6.25 to 10.5%.

     Like most thrift institutions, deposits, particularly certificates of deposit, have been the primary source of external funds for Fulton. By offering interest rates that are competitive with or at a slight premium to the average rate paid by local competitors, Fulton has had some success in lengthening the maturity of its certificate of deposit portfolio, a component of its asset/liability management strategy. At March 31, 1999, certificates of deposit amounted to $54.6 million, or 75.6% of total deposits, including $35.3 million which were scheduled to mature within one year of March 31, 1999. Historically, Fulton has been able to retain a significant amount of its deposits as they mature. Management of Fulton believes it has adequate resources to fund all loan commitments by deposits and, as necessary, borrowings in the form of FHLB advances and that it can adjust the offering rates of savings certificates to retain deposits in changing interest rate environments.

     Fulton is not subject to any regulatory capital requirements. Fulton Savings is subject to certain capital requirements imposed by the OTS. Fulton Savings satisfied each of these requirements at March 31, 1999. See Note I of the Consolidated Financial Statements.

Year 2000 Compliance

     The Year 2000 issue concerns computer software programs which use only two digits to identify the calendar Year in date fields. Software applications utilizing two digit date fields could produce erroneous results at the turn of the century. The Year 2000 issue presents several potential risks to Fulton.

     The banking transactions of Fulton's customers are processed by one or more systems provided by a third-party data processing service. Failure of one or more of those systems to function as a result of the Year 2000 date change could result in Fulton's inability to properly process customer transactions. If that were to occur, Fulton could lose customers to other financial institutions, resulting in a loss of revenue.

     A number of Fulton's borrowers utilize computers and computer software to varying degrees in conjunction with the operation of their businesses. The customers and suppliers of the businesses may utilize computers as well. Should Fulton's borrowers, or the businesses on which they depend, experience Year 2000 related computer problems, such borrowers' cash flow could be disrupted, adversely effecting their ability to repay their loans with Fulton.

     Concern on the part of certain depositors that the Year 2000 related problems could impair access to their deposit account balances following the Year 2000 date change could result in Fulton experiencing a deposit outflow prior to December 31, 1999. Should the Year 2000 related problems occur which cause any of Fulton Savings' systems, or the systems of the third-party service bureau upon which Fulton depends, to become inoperative, increased personnel costs could be incurred if additional staff is required to perform functions that the inoperative systems would have other wise performed.

     Management believes it is not possible to estimate the potential lost revenue due to the Year 2000 issue, as the extent and longevity of such potential problems cannot be predicted.

     Fulton has a Year 2000 Action Plan which management has used to identify and correct Year 2000 compliance issues. Fulton has reviewed all services and operational components to identify technical and non-technical areas of concern. Having identified these internal and external components, Fulton has replaced some of its computer hardware with Year 2000 compliant equipment. Fulton has requested third party providers to insure Year 2000 compliance by requiring them to test their own systems and services. All third party vendors have identified Year 2000 issues and are compliant or are completing revisions to systems and software to become Year 2000 complaint in the first quarter of 1999. Testing schedules have been established with each provider. The primary service provider for Fulton is Fiserv, which provides data processing services. Fiserv has indicated that it is Year 2000 compliant. Further, Fulton has tested all of its internal computer software and has determined that they are Year 2000 compliant.

     A number of Fulton's borrowers utilize computers and computer software to varying degrees in conjunction with the operation of their businesses. Should Fulton's borrowers, or the businesses on with they depend, experience Year 2000 related computer problems, these borrowers may experience cash flow disruptions which could adversely affect their ability to repay their loans to Fulton. Fulton has contacted these borrowers to determine their status relating to compliance with Year 2000 issues. Responses received from these borrowers indicate that they are aware of the Year 2000 problem and are compliant or taking the necessary steps to be compliant. Fulton is requiring new borrowers to be Year 2000 compliant before granting any extensions of credit.

     Fulton has developed a business resumption and contingency plan. This plan takes into account the actions Fulton will implement if there is a disruption caused by Year 2000 related computer problems. Fulton feels that the probability of an extended disruption is unlikely. Nevertheless, the contingency plans being developed take into account disruptions caused by the loss utilities such as power, water or telecommunications. Fulton is preparing to handle its business transactions off-line for a short period of time.

     To date, Fulton has incurred costs of approximately $106,000 relating to the Year 2000 issue. The majority of that amount was the result of the purchase of Year 2000 compliant hardware and software. Fulton presently anticipates that total expense relating to the Year 2000 issue will not exceed $150,000.

New Accounting Standards

     See Note A to the Consolidated Financial Statements.

Effect of Inflation and Changing Prices

     The consolidated financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on operations of Fulton is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.


                          REGULATION AND SUPERVISION

General

     As a savings and loan holding company, Fulton is required by federal law to file reports with, and otherwise comply with, the rules and regulations of the OTS. Fulton Savings is subject to extensive regulation, examination and supervision by the OTS, as its primary federal regulator, and the FDIC, as the deposit insurer. Fulton Savings is a member of the FHLB and its deposit accounts are insured up to applicable limits by the SAIF managed by the FDIC. Fulton Savings must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other savings institutions. The OTS and/or the FDIC conduct periodic examinations to test Fulton Savings' safety and soundness and compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulatory requirements and policies, whether by the OTS, the FDIC or the Congress, could have a material adverse impact on Fulton, Fulton Savings and their operations. Certain of the regulatory requirements applicable to Fulton Savings and to Fulton are referred to below or elsewhere herein. The description of statutory provisions and regulations applicable to savings institutions and their holding companies set forth in this proxy statement does not purport to be a complete description of such statutes and regulations and their effects on Fulton and Fulton Savings.

Holding Company Regulation

     Fulton is a nondiversified unitary savings and loan holding company within the meaning of federal law. As a unitary savings and loan holding company, Fulton generally is not restricted under existing laws as to the types of business activities in which it may engage, provided that Fulton Savings continues to be a qualified thrift lender. See "Federal Savings Institution Regulation -- QTL Test." Upon any non-supervisory acquisition by Fulton of another savings institution or savings bank that meets the qualified thrift lender test and is deemed to be a savings institution by the OTS, Fulton would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would generally be limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the OTS, and certain activities authorized by OTS regulation.

     A savings and loan holding company is prohibited from, directly or indirectly, acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company, without prior written approval of the OTS and from acquiring or retaining control of a depository institution that is not insured by the FDIC. In evaluating applications by holding companies to acquire savings institutions, the OTS considers the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the deposit insurance funds, the convenience and needs of the community and competitive factors.

     The OTS may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

     Although savings and loan holding companies are not subject to specific capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations do prescribe such restrictions on subsidiary savings institutions as described below. Fulton Savings must notify the OTS 30 days before declaring any dividend to Fulton. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the OTS and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

Federal Savings Institution Regulation

     Business Activities. The activities of federal savings institutions are governed by federal law and regulations. These laws and regulations delineate the nature and extent of the activities in which federal associations may engage. In particular, many types of lending authority for federal association, e.g., commercial, non-residential real property loans and consumer loans, are limited to a specified percentage of the institution's capital or assets.

     Capital Requirements. The OTS capital regulations require savings institutions to meet three minimum capital standards: a 1.5% tangible capital ratio, a 3% leverage ratio and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMEL financial institution rating system), and, together with the risk-based capital standard itself, a 4% Tier I risk-based capital standard. The OTS regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

     The risk-based capital standard for savings institutions requires the maintenance of Tier I (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the OTS capital regulation based on the risks believed inherent in the type of asset. Core (Tier I) capital is defined as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus, and minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

     The capital regulations also incorporate an interest rate risk component. Savings institutions with "above normal" interest rate risk exposure are subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. For the present time, the OTS has deferred implementation of the interest rate risk component. At March 31, 1999, Fulton Savings met each of its capital requirements.

     The following table presents Fulton Savings' capital position at March 31, 1999.


                                                   Excess               Capital
                                                                 -----------------------
                        Actual      Required    (Deficiency)      Actual        Required
                       Capital       Capital       Amount        Percent        Percent
                      ----------   -----------  -----------      ---------    ----------
                                            (Dollars in thousands)
  Tangible             $19,730      $1,765         $17,965         16.77%        1.50%
  Core (Leverage)       19,730       3,529          16,201         16.77         3.00
  Risk-based            20,594       5,508          15,086         29.91         8.00

     Prompt Corrective Regulatory Action. The OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier I (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be "undercapitalized." A savings institution that has a total risk-based capital ratio less than 6%, a Tier I capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be

"significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be "critically undercapitalized." Subject to a narrow exception, the OTS is required to appoint a receiver or conservator for an institution that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the OTS within 45 days of the date a savings institution receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. The OTS could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

     Insurance of Deposit Accounts. Deposits of Fulton Savings are presently insured by the SAIF. The FDIC maintains a risk-based assessment system by which institutions are assigned to one of three categories based on their capitalization and one of three subcategories based on examination ratings and other supervisory information. An institution's assessment rate depends upon the categories to which it is assigned. Assessment rates for SAIF member institutions are determined semiannually by the FDIC and currently range from zero basis points for the healthiest institutions to 27 basis points for the riskiest.

     In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation ("FICO") to recapitalize the predecessor to the SAIF. During 1998, FICO payments for SAIF members, including Fulton Savings, approximated 6.10 basis points, while Bank Insurance Fund ("BIF") members paid 1.22 basis points. By law, there will be equal sharing of FICO payments between SAIF and BIF members on the earlier of January 1, 2000 or the date the SAIF and BIF are merged. The FDIC has authority to increase insurance assessments. A significant increase in SAIF insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Fulton Savings. Management cannot predict what insurance assessment rates will be in the future.

     Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. The management of Fulton Savings does not know of any practice, condition or violation that might lead to termination of deposit insurance.

     Thrift Rechartering Legislation. Legislation enacted in 1996 provided that the BIF and SAIF were to have merged on January 1, 1999 if there were no more savings associations as of that date. Various proposals to eliminate the federal savings association charter, create a uniform financial institutions charter, abolish the OTS and restrict savings and loan holding company activities have been introduced in Congress. Fulton Savings is unable to predict whether such legislation will be enacted or the extent to which the legislation would restrict or disrupt its operations.

     Loans to One Borrower. Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks. A savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral. At March 31, 1999, Fulton Savings' limit on loans to one borrower was $3.1 million, and Fulton Savings' largest aggregate outstanding balance of loans to one borrower was $2.7 million.

     QTL Test. The HOLA requires savings institutions to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a "domestic building and loan association" under the Internal Revenue Code or maintain at least 65% of its "portfolio assets" (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least nine months out of each 12 month period.

     A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. As of March 31, 1999, Fulton Savings met the qualified thrift lender test. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered "qualified thrift investments."

     Limitation on Capital Distributions. OTS regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. The rule effective in 1998 established three tiers of institutions based primarily on an institution's capital level. An institution that exceeded all capital requirements before and after a proposed capital distribution ("Tier I Bank") and had not been advised by the OTS that it was in need of more than normal supervision, could, after prior notice but without obtaining approval of the OTS, make capital distributions during the calendar year equal to the greater of (i) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half the excess capital over its capital requirements at the beginning of the calendar year or (ii) 75% of its net income for the previous four quarters. Any additional capital distributions required prior regulatory approval. At March 31, 1999, Fulton Savings was a Tier I Bank. Effective April 1, 1999, the OTS's capital distribution regulation changed. Under the new regulation, an application to and the prior approval of the OTS will be required prior to any capital distribution if the institution does not meet the criteria for "expedited treatment" of applications under OTS regulations (i.e., generally, examination ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with OTS. If an application is not required, the institution must still provide prior notice to OTS of the capital distribution. In the event Fulton Savings' capital fell below its regulatory requirements or the OTS notified it that it was in need of more than normal supervision, Fulton Savings' ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

     Liquidity. Fulton Savings is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement is currently 4%, but may be changed from time to time by the OTS to any amount within the range of 4% to 10%. Monetary penalties may be imposed for failure to meet these liquidity requirements. Fulton Savings has never been subject to monetary penalties for failure to meet its liquidity requirements.

     Assessments. Savings institutions are required to pay assessments to the OTS to fund the agency's operations. The general assessments, paid on a semi-annual basis, are computed upon the savings institution's total assets, including consolidated subsidiaries, as reported in Fulton Savings' latest quarterly thrift financial report.

     Transactions with Related Parties. Fulton Savings' authority to engage in transactions with "affiliates" (e.g., any company that controls or is under common control with an institution, including the Company and its non-savings institution subsidiaries) is limited by federal law. The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings institution. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in federal law. The purchase of low quality assets from affiliates is generally prohibited. The transactions with affiliates must be on terms and under circumstances, that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

     Fulton Savings' authority to extend credit to executive officers, directors and 10% shareholders ("insiders"), as well as entities such persons control, is also governed by federal law. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. Recent legislation created an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. The law limits both the individual and aggregate amount of loans Fulton Savings may make to insiders based, in part, on Fulton Savings' capital position and requires certain board approval procedures to be followed.

     Enforcement. The OTS has primary enforcement responsibility over savings institutions and has the authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The FDIC has the authority to recommend to the Director of the OTS that enforcement action to be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

     Standards for Safety and Soundness. The federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the OTS determines that a savings institution fails to meet any standard prescribed by the guidelines, the OTS may require the institution to submit an acceptable plan to achieve compliance with the standard.

Federal Reserve System

     The Federal Reserve Board regulations require savings institutions to maintain non-interest earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $46.5 million or less (subject to adjustment by the Federal Reserve Board) the reserve requirement is 3%; and for accounts aggregating greater than $46.5 million, the reserve requirement is $1.395 million plus 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $46.5 million. The first $4.9 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. Fulton Savings complies with the foregoing requirements.


                          FEDERAL AND STATE TAXATION

Federal Taxation

     General. Fulton and Fulton Savings report their income on a fiscal year, consolidated basis and the accrual method of accounting, and are subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly Fulton Savings' reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to Fulton or Fulton Savings. For its 1999 taxable year, Fulton is subject to a maximum federal income tax rate of 34%.

     Bad Debt Reserves. For fiscal years beginning prior to December 31, 1995, thrift institutions which qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans (generally secured by interests in real property improved or to be improved) under (i) the percentage of taxable income method or (ii) the experience method. The reserve for nonqualifying loans was computed using the experience method.

     Congress repealed the reserve method of accounting for bad debts for tax years beginning after 1995 and required savings institutions to recapture (i.e., take into income) certain portions of their accumulated bad debt reserves. Thrift institutions eligible to be treated as "small banks" (assets of $500 million or less) are allowed to use the experience method applicable to such institutions, while thrift institutions that are treated as large banks (assets exceeding $500 million) are required to use only the specific charge-off method. Thus, the percentage of taxable income method of accounting for bad debts is no longer available for any financial institution.

     A thrift institution required to change its method of computing reserves for bad debts will treat such change as a change in method of accounting, initiated by the taxpayer, and having been made with the consent of the IRS. Any
Section 481(a) adjustment required to be taken into income with respect to such change generally will be taken into income ratably over a six-taxable year period, beginning with the first taxable year beginning after 1995, subject to a 2-year suspension if the "residential loan requirement" is satisfied.

     Under the residential loan requirement provision, the recapture required by the 1996 Act will be suspended for each of two successive taxable years, beginning with Fulton Savings' 1996 taxable year, in which Fulton Savings originates a minimum of certain residential loans based upon the average of the principal amounts of such loans made by Fulton Savings during its six taxable years preceding its current taxable year.

     Fulton Savings is required to recapture (i.e., take into income) over a six year period the excess of the balance of its tax bad debt reserves as of December 31, 1995 over the balance of such reserves as of December 31, 1987. As a result of such recapture, Fulton Savings will incur an additional tax liability of approximately $60,000 which is generally expected to be taken into income beginning in 1998 over a six year period.

     Distributions. Under the 1996 Act, if Fulton Savings makes "non-dividend distributions" to Fulton, such distributions will be considered to have been made from Fulton Savings' unrecaptured tax bad debt reserves (including the balance of its reserves as of December 31, 1987) to the extent thereof, and then from Fulton Savings' supplemental reserve for losses on loans, to the extent thereof, and an amount based on the amount distributed (but not in excess of the amount of such reserves) will be included in Fulton Savings' income. Non-dividend distributions include distributions in excess of Fulton Savings' current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of Fulton Savings' current or accumulated earnings and profits will not be so included in its income.

     The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if Fulton Savings makes a non-dividend distribution to Fulton, approximately one and one-half times the amount of such distribution (but not in excess of the amount of such reserves) would be includable in income for federal income tax purposes, assuming a 35% federal corporate income tax rate. Fulton Savings does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

     SAIF Recapitalization Assessment. The Funds Act levied a $0.0657 fee on every $100 of thrift deposits held on March 31, 1995. For financial statement purposes, this assessment was reported as an expense for the quarter ended September 30, 1996. The Funds Act includes a provision which states that the amount of any special assessment paid to capitalize SAIF under this legislation is deductible under Section 162 of the Code in the year of payment.

Missouri Taxation

     Fulton and its wholly owned subsidiary, Multi-Purpose Subsidiary Service Agency, Inc., are subject to the Missouri corporation franchise tax. Each corporation's franchise tax liability is equal to one-twentieth of one percent of the par value of the corporation's outstanding shares and surplus if the corporation's outstanding shares and surplus exceeds $200,000. If the corporation's outstanding shares, or any part of the outstanding shares, consist of shares without par value, then, for the purposes of calculating the corporation's tax liability, such shares shall be considered as having a value of $5.00 per share unless the actual value of such shares should exceed $5.00 per share, in which case the tax shall be levied and collected on the actual value and the surplus if the actual value and the surplus exceeds $200,000.

     Missouri-based banking institutions, like Fulton Savings, pay a special financial institutions tax at the rate of 7% of net income, based on adjusted federal taxable income without regard to net operating loss carryforwards. This tax is in lieu of certain other state taxes on banking institutions, on their property, capital or income, except taxes on tangible personal property owned by Fulton Savings and held for lease or rental to others and on real estate, contributions paid under the Unemployment Compensation Law of Missouri, social security taxes, sales taxes and use taxes. In addition, Fulton Savings is entitled to a credit against this tax for all taxes paid to the State of Missouri or any political subdivision, except taxes on tangible personal property owned by Fulton Savings and held for lease or rental to others and on real estate, contributions paid under the Unemployment Compensation Law of Missouri, social security taxes, sales and use taxes, and taxes imposed by the Missouri Financial Institutions Tax Law. Missouri banking institutions do not pay the regular corporate income tax.

Delaware Taxation

     As a Delaware holding company not earning income in Delaware, Fulton is exempted from Delaware corporate income tax, but is required to file an annual report with, and pay an annual franchise tax to, the State of Delaware.


                      WHERE YOU CAN FIND MORE INFORMATION

     Fulton files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Fulton files at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Fulton's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at "http://www.sec.gov."

     You should rely only on the information contained or incorporated by reference in this document to vote your shares at the meeting. Fulton has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated ________, 1999. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to stockholders nor the issuance of Fulton's securities in the merger shall create any implication to the contrary.


                             STOCKHOLDER PROPOSALS

     If the merger is not approved by Fulton's stockholders at the special meeting, Fulton expects that it would hold its 1999 annual meeting of stockholders in the fourth calendar quarter of 1999. Any proposal to be presented by any stockholder for action at the 1999 annual meeting must have been received by the Secretary of Fulton no later than June 1, 1999 in order to be eligible for inclusion in Fulton's proxy materials for the annual meeting. As of that date, Fulton had not received any stockholder proposals for inclusion in the proxy materials for the 1999 annual meeting.

     If a stockholder wishes to present a proposal at Fulton's annual meeting, the stockholder must give advance notice to Fulton not less than 90 days prior to the meeting, unless less than 100 days' notice or prior disclosure of the date of the meeting is given, in which case the stockholder must give notice to Fulton within ten days after disclosure of the meeting date. Fulton's bylaws specify the information that must accompany notice of a stockholder proposal. Copies of the bylaws may be obtained from the Secretary of Fulton.

                         INDEPENDENT AUDITORS' REPORT



Board of Directors
Fulton Bancorp, Inc.
Fulton, Missouri

We have audited the accompanying consolidated statements of financial condition of Fulton Bancorp, Inc. ("Company") as of June 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended June 30, 1998 and 1997, for the two months ended June 30, 1996 and for the year ended April 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 1998 and 1997, and the results of their operations and their cash flows for the years ended June 30, 1998 and 1997, for the two months ended June 30, 1996 and for the year ended April 30, 1996, in conformity with generally accepted accounting principles.

As described in Note A, the Company changed its method of accounting for impaired loans on May 1, 1995, and for mortgage servicing rights on May 1, 1996.


/s/ Moore, Horton & Carlson, P.C.
---------------------------------
Mexico, Missouri
August 28, 1998

Fulton Bancorp, Inc.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                   June 30
                                                                              1998          1997
                                                                          ------------  ------------
ASSETS

Cash (includes interest-bearing deposits of $13,146,912 and
 $6,330,942, respectively)                                                $ 13,777,625  $  7,107,921
Investment securities, available-for-sale--Note B                              950,276     1,899,023
Stock in Federal Home Loan Bank ("FHLB") of Des Moines                         643,300       637,200
Loans held for sale                                                          3,649,482     4,463,220
Loans receivable--Note C                                                    88,104,227    83,759,306
Accrued interest receivable--Note D                                            678,310       728,882
Premises and equipment--Note E                                               1,419,413     1,482,623
Foreclosed real estate--Note C                                                 157,525       197,525
Other assets                                                                   730,268       293,340
                                                                          ------------  ------------
                                                           TOTAL ASSETS   $110,110,426  $100,569,040
                                                                          ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
 Deposits--Note F                                                         $ 69,163,842  $ 67,197,455
 Advances from Federal Home Loan Bank of Des Moines--Note H                 12,810,007     6,500,000
 Advances from borrowers for property taxes and insurance                      984,986     1,018,316
 Accrued interest payable                                                       84,034        96,318
 Other liabilities                                                           1,572,190       499,616
                                                                          ------------  ------------
                                                     TOTAL LIABILITIES      84,615,059    75,311,705

Commitments and contingencies--Notes L and M

Stockholders' Equity--Notes G, I, J and O
 Preferred stock, $.01 par value, 1,000,000 shares authorized,
  none issued                                                                      ---           ---
 Common stock, $.01 par value, 6,000,000 shares authorized,
  1,719,250 shares issued and outstanding                                       17,193        17,193
 Additional paid-in capital                                                 16,943,018    16,600,967
 Retained earnings - substantially restricted                               10,673,592     9,910,443
 Unearned ESOP shares                                                       (1,133,372)   (1,271,674)
 Deferred management recognition and development plan ("MRDP")              (1,006,062)          ---
 Unrealized gain on securities available-for-sale                                  998           406
                                                                          ------------  ------------
                                            TOTAL STOCKHOLDERS' EQUITY      25,495,367    25,257,335
                                                                          ------------  ------------
                             TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $110,110,426  $100,569,040
                                                                          ============  ============

See accompanying notes to consolidated financial statements.

Fulton Bancorp, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Years ended June 30, 1998 and 1997, two months ended June 30, 1996 and year ended April 30, 1996

                                                                                         Unrealized
                                           Additional                     Unearned       Gain (Loss)
                               Common        Paid-In        Retained         ESOP            on         Deferred         Treasury
                               Stock         Capital        Earnings        Shares       Securities       MRDP             Stock
                             ----------  ---------------  ------------  ---------------  -----------  -------------   -------------
Balance at April 30, 1995       $   ---      $       ---  $ 8,475,818      $       ---     $  8,333    $       ---      $     ---
Net income                          ---              ---      620,076              ---          ---            ---            ---
Change in unrealized gain
 (loss) on securities
  available-for-sale,
  net of tax                        ---              ---          ---              ---       12,516            ---            ---
                                -------      -----------  -----------      -----------     --------    -----------      ---------
  BALANCE AT
  APRIL 30, 1996                    ---              ---    9,095,894              ---       20,849            ---            ---

Net income                          ---              ---      164,481              ---          ---            ---            ---
Change in unrealized gain
 (loss) on securities
  available-for-sale,
 net of tax                         ---              ---          ---              ---       (7,369)           ---            ---
                                -------      -----------  -----------      -----------     --------    -----------      ---------
  BALANCE AT
  JUNE 30, 1996                     ---              ---    9,260,375              ---       13,480            ---            ---

Net income                          ---              ---      821,993              ---          ---            ---            ---
Net proceeds from
 issuance of
 common stock--Note M            17,193       16,531,937          ---              ---          ---            ---            ---
Common stock issued to
 Employee Stock Ownership
 Plan ("ESOP")--Note J              ---              ---          ---       (1,375,400)         ---            ---            ---
Release of ESOP shares              ---           69,030          ---          103,726          ---            ---            ---
Change in unrealized gain
 (loss) on securities
  available-for-sale,
 net of tax                         ---              ---          ---              ---      (13,074)           ---            ---
Dividends paid ($.10 per
 share)                             ---              ---     (171,925)             ---          ---            ---            ---
                                -------      -----------  -----------      -----------     --------    -----------      ---------
  BALANCE AT
  JUNE 30, 1997                  17,193       16,600,967    9,910,443       (1,271,674)         406            ---            ---

Net income                          ---              ---    1,139,182              ---          ---            ---            ---
Release of ESOP shares              ---          157,520          ---          138,302          ---            ---            ---
Change in unrealized gain
 (loss) on securities
  available-for-sale,
 net of tax                         ---              ---          ---              ---          592            ---            ---
Purchase of Treasury Stock          ---              ---          ---              ---          ---            ---       (497,222)
Establish MRDP                      ---            5,622          ---              ---          ---     (1,530,132)       497,222
Market value adjustment of
 MRDP                               ---          178,909          ---              ---          ---            ---            ---
Compensation expense MRDP           ---              ---          ---              ---          ---        524,070            ---
Dividends paid ($.22 per
 share)                             ---              ---     (376,033)             ---          ---            ---            ---
                                -------      -----------  -----------      -----------     --------    -----------      ---------
  BALANCE AT
  JUNE  30, 1998                $17,193      $16,943,018  $10,673,592      $(1,133,372)    $    998    $(1,006,062)     $     ---
                                =======      ===========  ===========      ===========     ========    ===========      =========

                                             Total
                                         Stockholders'
                                             Equity
                                         --------------
Balance at April 30, 1995                  $ 8,484,151
Net income                                     620,076
Change in unrealized gain
 (loss) on securities
  available-for-sale,
 net of tax                                     12,516
                                           -----------
  BALANCE AT
  APRIL 30, 1996                             9,116,743

Net income                                     164,481
Change in unrealized gain
 (loss) on securities
  available-for-sale,
 net of tax                                     (7,369)
                                           -----------
  BALANCE AT
  JUNE 30, 1996                              9,273,855

Net income                                     821,993
Net proceeds from
 issuance of
 common stock--Note M                       16,549,130
Common stock issued to
 Employee Stock Ownership
 Plan ("ESOP")--Note J                      (1,375,400)
Release of ESOP shares                         172,756
Change in unrealized gain
 (loss) on securities
  available-for-sale,
 net of tax                                    (13,074)
Dividends paid ($.10 per
 share)                                       (171,925)
                                           -----------
  BALANCE AT
  JUNE 30, 1997                             25,257,335

Net income                                   1,139,182
Release of ESOP shares                         295,822
Change in unrealized gain
 (loss) on securities
  available-for-sale,
 net of tax                                        592
Purchase of Treasury Stock                    (497,222)
Establish MRDP                              (1,027,288)
Market value adjustment of
 MRDP                                          178,909
Compensation expense MRDP                      524,070
Dividends paid ($.22 per
 share)                                       (376,033)
                                           -----------
  BALANCE AT
  JUNE  30, 1998                           $25,495,367
                                           ===========

See accompanying notes to consolidated financial statements.

Fulton Bancorp, Inc.

CONSOLIDATED STATEMENTS OF INCOME

                                                                        Two Months    Year Ended
                                                Year Ended June 30        Ended        April 30
                                                 1998         1997     June 30, 1996     1996
                                              --------------------------------------------------
Interest Income
 Mortgage loans                               $6,497,768   $5,872,624     $  952,973  $4,914,438
 Consumer and other loans                        852,265      843,975        143,672     774,757
 Investment securities                           134,928      224,874         43,444     297,716
 Interest-bearing deposits                       661,906      398,091          8,980     184,777
                                              ----------   ----------     ----------  ----------
  Total Interest Income                        8,146,867    7,339,564      1,149,069   6,171,688

Interest Expense
 Deposits -- Note F                            3,472,938    3,505,186        600,412   3,463,533
 Advances from FHLB                              709,750      433,248         64,842     317,497
                                              ----------   ----------     ----------  ----------
  Total Interest Expense                       4,182,688    3,938,434        665,254   3,781,030
                                              ----------   ----------     ----------  ----------
  Net Interest Income                          3,964,179    3,401,130        483,815   2,390,658

Provision for Loan Losses -- Note C               70,000      120,000         25,000      44,242
                                              ----------   ----------     ----------  ----------
  Net Interest Income After Provision
   for Loan Losses                             3,894,179    3,281,130        458,815   2,346,416

Noninterest Income (Loss)
 Loan servicing fees                             310,638      317,735         50,747     280,525
 Service charges and other fees                  132,032      139,874         24,370     129,588
 Income (Loss) from foreclosed assets, net       (48,918)       7,018          1,577      10,282
 Gain on sale of loans                           392,198      158,436            ---         ---
 Gain on sale of other assets                        ---        9,780         40,823         ---
 Other                                             6,248        3,796          1,840      65,113
                                              ----------   ----------     ----------  ----------
  Total Noninterest Income                       792,198      636,639        119,357     485,508

Noninterest Expense
 Employee salaries and benefits                1,715,872    1,081,983        151,347     878,770
 Occupancy costs                                 272,233      274,151         40,410     222,514
 Advertising                                      51,565       54,492          6,473      31,751
 Data processing                                 166,065      176,412         32,687     152,755
 Federal insurance premiums                       47,703      511,473         30,782     153,182
 Directors' fees                                  89,843       86,543         14,424      87,223
 Other                                           546,914      439,722         40,068     322,653
                                              ----------   ----------     ----------  ----------
  Total Noninterest Expense                    2,890,195    2,624,776        316,191   1,848,848
                                              ----------   ----------     ----------  ----------
                 INCOME BEFORE INCOME TAXES    1,796,182    1,292,993        261,981     983,076
Income Taxes--Note G                             657,000      471,000         97,500     363,000
                                              ----------   ----------     ----------  ----------
                                 NET INCOME   $1,139,182   $  821,993     $  164,481  $  620,076
                                              ==========   ==========     ==========  ==========

Basic income per share                        $      .72   $      .52     $      N/A  $      N/A
                                              ==========   ==========     ==========  ==========

Diluted income per share                      $      .70   $      .52     $      N/A  $      N/A
                                              ==========   ==========     ==========  ==========

See accompanying notes to consolidated financial statements.

Fulton Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        Two Months      Year Ended
                                                            Year Ended June 30             Ended         April 30
                                                            1998           1997       June 30, 1996        1996
                                                        -----------------------------------------------------------
CASH FLOWS FROM OPERATING
 ACTIVITIES
  Net income                                            $  1,139,182   $    821,993     $   164,481   $    620,076
  Adjustments to reconcile net income to net cash
   provided by operating activities
     Provision for loss on other real estate                  40,000            ---             ---            ---
     Depreciation and amortization                           147,010        167,648          21,511        126,863
     Amortization of premiums and discounts                     (315)        (9,401)         (3,090)        (1,167)
     Provisions for loan losses                               70,000        120,000         (25,000)        44,242
     Deferred income taxes                                   (83,400)         8,500           5,600          5,000
     Proceeds from sales of loans held for sale           15,604,233     22,352,416       2,465,482     22,632,003
     Originations of loans held for sale                 (14,790,495)   (24,288,113)       (707,758)   (24,364,659)
     Stock and patronage dividends                               ---            ---          47,326        (44,421)
     Gain on sale of loans held for sale                    (392,198)      (158,436)            ---            ---
     Amortization of servicing asset                          45,314          3,567             ---            ---
     Loss on disposal of foreclosed real estate                8,245            ---             ---            ---
     ESOP shares released                                    295,822        172,755             ---            ---
     MRDP compensation expense                               524,070            ---             ---            ---
  Change to assets and liabilities
   increasing (decreasing) cash flows
     Accrued interest receivable                              50,572        (24,263)        (97,047)      (114,519)
     Other assets                                             30,818       (226,117)        (23,877)       (43,591)
     Accrued interest payable                                (12,284)        (3,373)       (199,822)        27,872
     Other liabilities                                       224,200        156,558         217,562        (91,319)
                                                        ------------   ------------     -----------   ------------
                        NET CASH PROVIDED BY (USED IN)
                                  OPERATING ACTIVITIES     2,900,774       (906,266)      1,865,368     (1,203,620)

CASH FLOWS FROM INVESTING
 ACTIVITIES
   Purchase of investment securities,
    available-for-sale                                           ---     (1,202,890)            ---       (193,687)
   Proceeds from maturities of investment securities
    available-for-sale                                       950,004      2,500,004             ---      1,200,899
   Loans originated, net of repayments                    (4,460,978)    (7,289,495)     (4,622,561)    (5,837,654)
   Purchase of mortgage loans                                    ---            ---        (484,200)
   Purchase FHLB stock                                        (6,100)           ---             ---            ---
   Purchase of premises and equipment                        (83,800)      (239,684)       (110,954)      (307,182)
   Carrying value of other real estate investment
    disposal                                                     ---        408,543             ---            ---
   Expenditures on foreclosed real estate                        ---            ---             ---         (3,099)
                                                        ------------   ------------     -----------   ------------
                                      NET CASH USED IN
                                  INVESTING ACTIVITIES    (3,600,874)    (5,823,522)     (4,733,515)    (5,624,923)

Fulton Bancorp, Inc.

                                                                                      Two Months     Year Ended
                                                            Year Ended June 30           Ended        April 30
                                                            1998          1997       June 30, 1996      1996
                                                        --------------------------------------------------------
CASH FLOWS FROM FINANCING
 ACTIVITIES
    Net increase (decrease) in deposits                 $ 1,966,387   $ (3,879,523)     $  974,238  $ 5,111,241
    Advances from FHLB
      Borrowings                                         13,000,000     11,500,000       2,000,000    1,500,000
      Repayments                                         (6,689,993)   (12,000,000)            ---   (1,000,000)
    Net increase (decrease) in advances for
     taxes and insurance                                    (33,330)        59,293         126,303      (47,393)
    Proceeds from sale of common stock                          ---     16,549,131             ---          ---
    Purchase treasury shares for MRDP                      (497,227)           ---             ---          ---
    Loan to ESOP                                                ---     (1,375,400)            ---          ---
    Dividends paid                                         (376,033)      (171,925)            ---          ---
                                                        -----------   ------------      ----------  -----------
                                 NET CASH PROVIDED BY
                                 FINANCING ACTIVITIES     7,369,804     10,681,576       3,100,541    5,563,848
                                                        -----------   ------------      ----------  -----------
                      NET INCREASE (DECREASE) IN CASH     6,669,704      3,951,788         232,394   (1,264,695)
Cash, beginning of period                                 7,107,921      3,156,133       2,923,739    4,188,434
                                                        -----------   ------------      ----------  -----------
                                  CASH, END OF PERIOD   $13,777,625   $  7,107,921      $3,156,133  $ 2,923,739
                                                        ===========   ============      ==========  ===========

SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION
  Cash paid for
     Interest on deposits                               $ 3,488,294   $  3,501,813      $  400,579  $ 3,753,158
                                                        ===========   ============      ==========  ===========

     Interest on FHLB advances                          $   709,750   $    433,248      $   64,842  $   317,947
                                                        ===========   ============      ==========  ===========

     Income tax                                         $   862,376   $    288,000      $   81,270  $   247,100
                                                        ===========   ============      ==========  ===========

  Noncash investing and financing activities are
    as follows
      Loans to facilitate sales of real estate          $    30,000   $        ---      $      ---  $    77,805
                                                        ===========   ============      ==========  ===========

      Foreclosed real estate acquired by foreclosure
       or deed in lieu of foreclosure                   $    40,140   $        ---      $      ---  $   267,861
                                                        ===========   ============      ==========  ===========

      Stock and patronage dividends                     $       ---   $        ---      $      ---  $    59,826
                                                        ===========   ============      ==========  ===========

   Allocation of MRDP shares of common stock            $ 1,530,132   $        ---      $      ---  $       ---
                                                        ===========   ============      ==========  ===========

See accompanying notes to consolidated financial statements.

Fulton Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying reporting policies and practices of Fulton Bancorp, Inc. conform to generally accepted accounting principles ("GAAP") and to prevailing practices within the thrift industry. A summary of the more significant accounting policies follows:

Nature of Operations:  The Company, a Delaware corporation, was incorporated in
--------------------
May, 1996 for the purpose of becoming the holding company of Fulton Savings Bank, FSB ("Bank"). On October 17, 1996, the Bank converted from a mutual to a stock form of ownership and the Company completed its initial public offering and acquired all of the outstanding capital stock of the Bank.

The Bank provides a variety of financial services to individual and corporate customers through its headquarters located in Fulton, Missouri and its branch located in Holts Summit, Missouri. The Bank's primary deposit products are interest-bearing checking and savings accounts and certificates of deposit. Its primary lending products are one- to four-family residential loans.

Principles of Consolidation and Change in Fiscal Year:  The consolidated
-----------------------------------------------------
financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank, and its wholly-owned subsidiary, Multi-Purpose Service Agency, Inc., whose activities consist principally of selling mortgage redemption insurance to the Bank's customers. Significant intercompany balances and transactions have been eliminated in consolidation.

On November 13, 1996, the Board of Directors of the Company approved a change in the Company's fiscal year end from April 30 to June 30. Accordingly, the accompanying consolidated statements of income and stockholders' equity and cash flows include the transition period from May 1, 1996 to June 30, 1996.

Investment Securities:  All securities are designated as available-for-sale, a
---------------------
designation which provides the investor with certain flexibility in managing its investment portfolio. Such securities are reported at fair value; net unrealized gains and losses are excluded from income and reported net of applicable income taxes as a separate component of equity.

Gains or losses on sales of securities are recognized in operations at the time of sale and are determined by the difference between the net sales proceeds and the cost of the securities using the specific identification method, adjusted for any unamortized premiums or discounts. Premiums or discounts are amortized or accreted to income using the interest method over the period to maturity.

Stock in Federal Home Loan Bank of Des Moines:  Stock in the FHLB is stated at
---------------------------------------------
cost and the amount of stock held is determined by regulation. No ready market exists for such stock and it has no quoted market value.

Loans Held for Sale:  Mortgage loans originated and held for sale in the
-------------------
secondary market are carried at the lower of cost or market value determined on an aggregate basis. Gains and losses, if any, on the sale of these loans are determined using the specific identification method.

Loans Receivable:  Loans receivable are carried at unpaid principal balances,
----------------
less the allowance for loan losses. Loan origination and commitment fees and certain direct loan origination costs are deferred and amortized to interest income over the contractual life of the loan using the interest method.

The Company's real estate loan portfolio consists primarily of long-term loans secured by first trust deeds on single-family residences, other residential property, commercial property and land. The adjustable-rate mortgage is the Company's primary loan investment.

Loans are placed on nonaccrual status when principal or interest is delinquent for 90 days or more. Uncollectible interest on loans is charged off or an allowance established by a charge to income equal to all interest previously accrued. Interest is subsequently recognized only to the extent cash payments are received until delinquent interest is paid in full and in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal in which case the loan is returned to accrual basis.

Allowance for Loan Losses:  The allowance for loan losses is maintained at a
-------------------------
level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

Impaired Loans:  The Company adopted Statement of Financial Accounting Standard
--------------
("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, an amendment of SFAS No. 114", effective May 1, 1995. These statements address the accounting by creditors for impairment of certain loans. They apply to all creditors and to all loans, uncollateralized as well as collateralized, except for large groups of small-balance homogeneous loans that are collectively evaluated for impairment, loans measured at fair value or at lower of cost or fair value, leases, and debt securities. The Company considers all one- to four-family residential mortgage loans, construction loans, and all consumer and other loans to be smaller homogeneous loans.

Management applies its normal loan review procedures in determining when a loan is impaired. All nonaccrual loans are considered impaired. Impaired loans are assessed individually and impairment identified when the accrual of interest has been discontinued, loans have been restructured or management has serious doubts about the future collectibility of principal and interest, even though the loans are currently performing. Factors considered in determining impairment include, but are not limited to, expected future cash flow, the financial condition of the borrower and current economic conditions. The Company measures each impaired loan based on the fair value of its collateral and charges off those loans or portions of loans deemed uncollectible. Management has elected to continue to use its existing nonaccrual methods for recognizing interest income on impaired loans.

Loan Servicing:  Effective May 1, 1996, the Company adopted SFAS No. 122,
--------------
"Accounting for Mortgage Servicing Rights" (an amendment to SFAS No. 65). SFAS No. 122 was subsequently superseded by SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities". SFAS No. 125 was effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 and is to be applied prospectively. Both statements generally require entities that sell or securitize loans and retain mortgage servicing rights to allocate the total cost of the mortgage loan to the mortgage servicing right and the loan based on their relative fair value. Costs allocated to mortgage servicing rights should be recognized as a separate asset and amortized over the period of estimated net servicing income and evaluated for impairment based on fair value.

Premises and Equipment:  Premises and equipment have been stated at cost less
----------------------
accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the respective assets, which range from five to fifty years.

Foreclosed Real Estate:  Real estate acquired in settlement of loans is carried
----------------------
at the lower of the balance of the related loan at the time of foreclosure or fair value less the estimated costs to sell the asset. Costs of holding foreclosed property are charged to expense in the current period, except for significant property improvements which are capitalized to the extent that carrying value does not exceed estimated fair market value.

Income Taxes:  Deferred tax assets and liabilities are recognized for the future
------------
tax consequences, attributable to differences between the financial statement carrying amounts of existing assets and labilities and their respective income tax bases. As changes in tax law or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Statements of Cash Flows:  For purposes of the cash flows, cash and amounts due
------------------------
from depository institutions and interest-bearing deposits in other banks with a maturity of three months or less at date of purchase are considered cash equivalents.

Risk and Uncertainties:  The Company is a community-oriented financial
----------------------
institution which provides traditional financial services within the areas it serves. The Company is engaged primarily in the business of attracting deposits from the general public using these funds to originate one- to four-family residential mortgage loans located primarily in Fulton, Missouri, Callaway County, and its contiguous counties. The Company's principal market area consists of rural communities and substantially all of the Company's loans are to residents of or secured by properties located in its principal lending area. Accordingly, the ultimate collectibility of the Company's loan portfolio is dependent upon market conditions in that area. This geographic concentration is considered in management's establishment of the allowance for loan losses.

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated statements, management is required to make estimates and assumptions which affect the reported amounts of assets and liabilities as of the balance sheet dates and income and expenses for the periods covered. Actual results could differ significantly from these estimates and assumptions.

In the normal course of its business, the Company encounters two significant types of risk, economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice more or less rapidly, or on a different basis, than its interest-earning assets. Credit risk is the risk of default on the Company's loan portfolio that results from the borrower's inability or unwillingness to make contractually required payments. Market risk results from changes in the value of assets and liabilities which may impact, favorably or unfavorably, the realizability of those assets and liabilities held by the Company.

The Company is subject to the regulations of various government agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions resulting from the regulators' judgements based on information available to them at the time of their examination.

Net Income Per Share:  Basic income per share is based upon the weighted average
--------------------
number of common shares outstanding during the periods presented. Diluted income per share include the effects of all dilutive potential common shares outstanding during each period. Income per share for all periods presented conform to SFAS No. 128.

New Accounting Standards:  In June 1997, the Financial Accounting Standards
------------------------
Board ("FASB") issued SFAS No. 130, Reporting of Comprehensive Income and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 130 establishes standards for reporting and display of comprehensive income in a full set of general purpose financial statements. An enterprise shall continue to display an amount for net income but will also be required to display other comprehensive income, which includes other changes in equity. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers.

In February 1998, the FASB issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, to revise present disclosure requirements applicable to those benefits. Although the standard does not change the measurement or recognition requirements for postretirement benefit plans, it standardizes the disclosure requirements; requires additional information on changes in benefit obligations and fair values of plan assets; and eliminates certain present disclosure requirements.

SFAS Nos. 130, 131 and 132 are effective for fiscal years beginning after December 15, 1997 and, accordingly, will be adopted by the Company in the year ending June 30, 1999. Management does not expect that these standards will significantly affect the Company's financial reporting.

In June 1998, the FASB issued SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 standardizes the accounting for Derivative instruments, including certain derivative instruments embedded in other contracts, Under SFAS No. 133, entities are required to carry all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value (i.e. gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair values, cash flows or foreign currencies.

If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of the other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss is reported in earnings immediately. Accounting for foreign currency hedges is similar to the accounting for fair value and cash flow hedges. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change.

SFAS No. 133 is effective for the financial statements issued for periods beginning after June 15, 1999. The Company is currently evaluating the effects of SFAS No. 133.

Reclassification:  Certain amounts in the prior periods consolidated financial
-----------------
statements have been reclassified to conform with the current year presentation.


NOTE B--INVESTMENT SECURITIES, AVAILABLE-FOR-SALE

                                  Amortized    Gross Unrealized  Fair
                                               ----------------
                                     Cost      Gains    Losses   Value
                                 ----------------------------------------
U.S. Government obligations
  June 30, 1998                   $  948,689   $1,587  $  ---  $  950,276
                                  ==========   ======  ======  ==========

  June 30, 1997                   $1,898,378   $3,744  $3,099  $1,899,023
                                  ==========   ======  ======  ==========

The scheduled contractual maturities of debt securities at June 30, 1998, are all within one year. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

Investment securities were pledged to secure deposits as required or permitted by law, with a carrying value of $582,000 and $1,228,727 and a fair value of $582,486 and $1,228,267 at June 30, 1998 and 1997, respectively.


NOTE C--LOANS RECEIVABLE

Loans receivable consist of the following at June 30:

                                                    1998          1997
                                                --------------------------
Mortgage loans:
  One- to four-family residences                $54,664,341   $53,461,377
  Multi-family                                    6,038,504     4,278,995
  Commercial                                     12,011,013     9,506,609
  Construction                                   11,319,713    11,295,154
  Land                                            4,402,215     3,524,482
                                                -----------   -----------
                                                 88,435,786    82,066,617
  Less undisbursed portion of mortgage loans      8,196,732     6,958,581
                                                -----------   -----------
                                                 80,239,054    75,108,036

 Consumer and other loans:
  Consumer                                        5,180,374     6,447,397
  Automobile                                      1,746,597     1,793,229
  Savings                                           343,471       196,365
  Commercial                                        427,152       257,226
  Equity line of credit                             422,706       440,896
  Education                                         650,490       385,397
  Other                                               3,730         4,360
                                                -----------   -----------
                                                  8,774,520     9,524,870
                                                -----------   -----------
                                                 89,013,574    84,632,906
Net deferred loan-origination fees                   61,237        45,715
Allowance for loan losses                          (970,584)     (919,315)
                                                -----------   -----------
Loans receivable, net                           $88,104,227   $83,759,306
                                                ===========   ===========

In the normal course of business, the Company has made loans to its directors and officers. In the opinion of management, related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of loans outstanding to directors and officers total approximately $241,800 and $137,300 at June 30, 1998 and 1997, respectively.

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balance of mortgage loans serviced for others was $104,078,886 and $90,436,230 at June 30, 1998 and 1997, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing were $642,061 and $654,237 at June 30, 1998 and 1997, respectively.

Mortgage servicing rights of $475,730 and $158,436 were capitalized during the years ended June 30, 1998 and 1997, respectively. Amortization of mortgage servicing rights totaled $45,314 and $3,567 for the years ended June 30, 1998 and 1997, respectively. The unamortized balance of $472,094 and $154,869 approximated the fair value of such rights at June 30, 1998 and 1997, respectively, and is included in other assets in the accompanying consolidated statement of financial condition.

The Company had loans serviced by others amounting to $2,103,342 and $2,400,282 at June 30, 1998 and 1997, respectively.

Allowance for loan losses is as follows:

                                                     Two Months    Year Ended
                                Year Ended June 30      Ended       April 30
                                 1998        1997    June 30, 1996    1996
                               -----------------------------------------------
Balance, beginning of
 period                        $919,315    $799,861    $782,070     $761,897
Provision for loan losses        70,000     120,000      25,000       44,242
Charge-offs                     (18,840)    (16,207)     (9,079)     (27,391)

Recoveries                               109      15,661      1,870      3,322
                                    --------    --------   --------   --------
  BALANCE, END OF PERIOD            $970,584    $919,315   $799,861   $782,070
                                    ========    ========   ========   ========

The recorded investment in impaired loans, for which there is no need for a valuation allowance based upon the measure of the loan's fair value of the underlying collateral at June 30, 1998 and 1997, was $-0- and $160,130, respectively. The average recorded investment in impaired loans during the year ended June 30, 1998 and 1997, was $91,732 and $176,466, respectively. The related interest income that would have been recorded had the loans been current in accordance with their original terms amounted to approximately $6,000 and $26,000 at June 30, 1998 and 1997, respectively. The amount of interest included in interest income on such loans for the year ended June 30, 1998 and 1997, amounted to approximately $4,000 and $16,000, respectively.

The allowance for losses on foreclosed real estate was $40,000 and $-0- at June 30, 1998 and 1997, respectively.


D--ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consist of the following at June 30:

                                                    1998        1997
                                                  --------------------
Loans                                             $662,982    $707,553
Investments securities                              15,328      21,329
                                                  --------    --------
                                                  $678,310    $728,882
                                                  ========    ========

NOTE E--PREMISES AND EQUIPMENT

Premises and equipment consist of the following at June 30:

                                                     1998        1997
                                                  ----------------------
Land                                              $  129,705  $  129,705
Building and improvements                          1,217,224   1,203,216
Furniture and equipment                            1,320,642   1,278,163
                                                  ----------  ----------
                                                   2,667,571   2,611,084
Less accumulated depreciation and amortization     1,248,158   1,128,461
                                                  ----------  ----------
                                                  $1,419,413  $1,482,623
                                                  ==========  ==========

NOTE F--DEPOSITS

Deposit account balances are summarized as follows at June 30:

                             Weighted
                            Average Rate
                            At June 30,               1998                 1997
                                              --------------------  ------------------
                               1998           Amount          %       Amount       %
                            ------------      ----------------------------------------
Non-interest-bearing           --- %          $ 1,880,089     2.7%  $ 1,542,811   2.3%
NOW                           2.63              4,963,807     7.2     4,930,834   7.4
Money Market                  3.55              2,640,176     3.8     2,767,325   4.1
Passbook savings              3.03              6,287,701     9.1     5,918,794   8.8
                                              -----------   -----   -----------  ----
                                               15,771,773    22.8    15,159,764  22.6

Certificates of deposit:
 3.00 to 3.99%                3.00                  7,036     ---       103,168    .2
 4.00 to 4.99%                4.75                 92,616      .1     1,669,189   2.5
 5.00 to 5.99%                5.66             36,754,829    53.2    33,132,580  49.3
 6.00 to 6.99%                6.12             15,623,561    22.6    16,066,691  23.9
 7.00 to 7.99%                7.04                899,920     1.3     1,043,101   1.5
 8.00 to 8.99%                8.00                 14,107     ---        22,962   ---
                                              -----------   -----   -----------  ----
                              5.82             53,392,069    77.2    52,037,691  77.4
                                              -----------   -----   -----------  ----
                                              $69,163,842   100.0%  $67,197,455 100.0%
                                              ===========   =====    ========== =====

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $6,124,806 and $5,923,000 at June 30, 1998 and 1997,
respectively.  Deposits over $100,000 are not federally insured.

The Company held deposits of approximately $1,628,738 and $1,133,604 for its directors and officers at June 30, 1998 and 1997, respectively.


NOTE F--DEPOSITS

At June 30, 1998, contractual maturities of certificates of deposit are as follows:

   Stated                                                   Year Ended June 30
Interest Rate                     1999         2000        2001        2002        2003       After
-------------                 ----------------------------------------------------------------------
3.00 to 3.99%                 $     7,036  $       ---  $      ---  $      ---  $      ---  $   ---
4.00 to 4.99%                         ---          ---      92,616         ---         ---      ---
5.00 to 5.99%                  27,055,187    7,281,962   1,176,411     426,290     814,979      ---
6.00 to 6.99%                   4,743,586    5,761,928   2,775,507   1,254,006   1,043,535   45,000
7.00 to 7.99%                     564,267      325,369      10,283         ---         ---      ---
8.00 to 8.99%                         ---          ---         ---         ---      14,107      ---
                              -----------  -----------  ----------  ----------  ----------  -------

                              $32,370,076  $13,369,259  $4,054,817  $1,680,296  $1,872,621  $45,000
                              ===========  ===========  ==========  ==========  ==========  =======

Interest expense on deposits are as follows:

                                                             Two Months    Year Ended
                                       Year Ended June 30       Ended        April 30
                                       1998        1997     June 30, 1996     1996
                                    --------------------------------------------------
NOW, Money Market and
 Passbook savings accounts          $  403,971  $  449,175     $ 65,873     $  386,380
Certificate accounts                 3,068,967   3,056,011      534,539      3,077,153
                                    ----------  ----------     --------     ----------
                                    $3,472,938  $3,505,186     $600,412     $3,463,533
                                    ==========  ==========     ========     ==========


NOTE G--INCOME TAXES

Components of income tax expense (benefit) are as follows:

                                                                 Two Months      Year Ended
                                      Year Ended June 30        Ended June 30      April 30,
                                     1998            1997           1996            1996
                                    --------------------------------------------------------
Current                             $   740,400    $479,500     $   103,100        $ 368,000
Deferred (benefit)                      (83,400)     (8,500)         (5,600)          (5,000)
                                    -----------    --------     ------------       ---------
                                    $   657,000    $471,000     $    97,500        $ 363,000
                                    ===========    ========     ============       =========

In addition, the Company recorded deferred income tax (benefit) to equity relating to unrealized gains and losses on investment securities available-for-sale of $(350), $(7,719), $(4,349) and $7,388 for the years ended June 30, 1998 and 1997, the two months ended June 30, 1996 and year ended April 30, 1996, respectively.

The provision for income taxes as shown on the consolidated statements of income differs from amounts computed by applying the statutory federal income tax rate of 34% to income before taxes as follows:

                                                                       Two Months
                                        Year Ended June 30            Ended June 30      Year Ended
                                      1998                1997           1996           April 30, 1996
                                    -------------------------------------------------------------------
Income tax expense at
 statutory rates                    $610,702   34.0%   $439,618  34.0%  $89,074   34.0%  $334,239  34.0%

Increase (decrease) resulting
 from:
  State income taxes, net
   of federal benefit                 51,874    2.9      31,020   2.4     8,910    3.4     21,120   2.1
  Other, net                          (5,576)   (.3)        362   ---      (484)   (.2)     7,641   0.8
                                    --------   ----    --------  ----   -------   ----   --------  ----
                                    $657,000   36.6%   $471,000  36.4%  $97,500   37.2%  $363,000  36.9%
                                    ========   ====    ========  ====   =======   ====   ========  ====

Deferred income taxes reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities included in other assets at June 30 are as follows:

                                                                      1998        1997
                                                                   ---------------------
Deferred tax assets
 Allowance for loan losses                                         $ 315,430   $ 320,400
 Accrued compensation and benefits                                   211,720         ---
Deferred tax liabilities
 Depreciation                                                       (131,450)   (125,860)
 FHLB stock dividend                                                 (76,040)    (76,040)
 Unrealized gain on available-for-sale securities                       (590)       (240)
 Gain on sale of loans                                              (175,260)    (57,500)
                                                                   ---------   ---------
               NET DEFERRED TAX ASSET                              $ 143,810   $  60,760
                                                                   =========   =========

During 1996, the Small Business Job Protection Act (the "Act") was signed into law. The Act eliminated the percentage of taxable income bad debt deductions for thrift institutions for tax years beginning after December 31, 1995. The Act provides that bad debt reserves accumulated prior to 1988 be exempt from recapture. Bad debt reserves accumulated after 1987 are subject to recapture. The Bank has provided for deferred income taxes for the reserve recapture after 1987; therefore the impact of this legislation will not have a material effect on the Bank's financial statements.

Prior to the enactment of the Act, the Bank at June 30, 1998, accumulated approximately $1,900,000 of retained earnings for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. If any of this amount is used other than to absorb loan losses(which is not anticipated), the amount will be subject to income tax at the current corporate rates.

NOTE H--ADVANCES FROM FEDERAL HOME LOAN BANK OF DES MOINES


Advances from FHLB, with weighted average interest rates, consist of the following at June 30:

                                                                           1998           1997
                                                                        -------------------------
5.83% due on or before October 17, 1997                                 $       ---    $1,000,000
5.48% due on or before November 18, 1997                                        ---     1,000,000
5.70% due on or before November 28, 1997                                        ---     2,000,000

6.11% due on or before March 20, 1998                                           ---     2,500,000
6.79% due on or before August 15, 2012                                      967,040           ---
6.61% due on or before September 19, 2012                                   969,975           ---
6.35% due on or before October 3, 2012                                      972,803           ---
5.96% due on or before October 16, 1998                                   1,000,000           ---
6.10% due on or before November 19, 2002                                  1,000,000           ---
6.31% due on or before November 19, 2012                                  1,952,373           ---
6.00% due on or before November 17, 2000                                  1,000,000           ---
5.95% due on or before November 19, 1999                                  1,000,000           ---
5.81% due on or before November 19, 1998                                  1,000,000           ---
5.98% due on or before January 8, 2013                                    2,947,816           ---
                                                                        -----------    ----------
                                                                        $12,810,007    $6,500,000
                                                                        ===========    ==========

Scheduled maturities of FHLB advances are as follows:

                           Year ending
                             June 30             Amount
                          --------------------------------
                          1999                 $ 2,344,001
                          2000                     366,258
                          2001                   2,389,959
                          2002                   1,415,175
                          2003                     449,240
                          Thereafter             5,845,374
                                               -----------
                                               $12,810,007
                                               ===========

The Company has signed a blanket pledge agreement with the FHLB under which it can draw advances of unspecified amounts. The Company must hold an unencumbered portfolio of eligible one- to four-family residential mortgages with a book value of not less than 150% of the indebtedness.


NOTE I--REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank capital amounts and classification are also subject to qualitative judgement by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to insure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier I capital to risk-weighted assets, and Tier I capital to average assets (all as defined in the regulations). Management believes, as of June 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

Based on its regulatory capital ratios at June 30, 1998, the Bank is categorized as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. The Bank's actual capital amounts and ratios also presented in the table.

                                                                                                  To Be Well
                                                                                               Capitalized Under
                                                                       For Capital             Prompt Corrective
                                            Actual                  Adequacy Purposes          Action Provisions
                                   ----------------------        ----------------------     -----------------------
                                      Amount        Ratio        Amount          Ratio         Amount       Ratio
                                   ----------------------        ----------------------     -----------------------
As of June 30, 1998
    Total Risk-Based Capital
    (to Risk Weighted Assets)       $19,275,679    30.19%        * $5,108,161    * 8.0%     * $6,385,201    * 10.0%
   Tier I Capital
     (to Risk Weighted Assets)       18,635,054    16.94%        *  4,399,918    * 4.0%     *  6,599,877    *  6.0%
   Tier I Capital
     (to Adjusted Assets)            18,635,054    16.94%        *  3,299,938    * 3.0%     *  5,499,897    *  5.0%
   Tangible Capital
     (to Adjusted Assets)            18,635,054    16.94%        *  1,649,969    * 1.5%     *        N/A       N/A
As of June 30, 1997
    Total Risk-Based Capital
    (to Risk Weighted Assets)       $17,505,389    28.86%        * $4,852,392    * 8.0%     * $6,065,490    * 10.0%
   Tier I Capital
     (to Risk Weighted Assets)       16,944,728    16.85%        *  4,022,584    * 4.0%     *  6,033,877    *  6.0%
   Tier I Capital
     (to Adjusted Assets)            16,944,728    16.85%        *  3,016,938    * 3.0%     *  5,028,231    *  5.0%
   Tangible Capital
     (to Adjusted Assets)            16,944,728    16.85%        *  1,508,469    * 1.5%     *        N/A    *  N/A

-----------------
* greater than or equal to

NOTE J--EMPLOYEE BENEFITS

The Company has a 401(k) salary reduction plan that covers all employees meeting specific age and length of service requirements. Under the plan, the Company matches up to 3 percent of participating employees' salaries. Pension costs recognized under the plan totalled $20,982, $19,215, $3,036, and $19,330 for the years ended June 30, 1998 and 1997, the two months ended June 30, 1996, and the year ended April 30, 1996, respectively.

In connection with the conversion from mutual to stock form, the Company established an employee stock ownership plan for the benefit of participating employees. Employees are eligible to participate upon attaining age twenty-one and completing one year of service.

The ESOP borrowed $1,375,400 from the Company to fund the purchase of 137,540 shares of the Company's common stock. The purchase of shares of the ESOP was recorded in the consolidated financial statements through a credit to common stock and additional paid-in capital with a corresponding charge to a contra equity account for the unreleased shares. The loan is secured solely by the common stock and is to be repaid in equal quarterly installments of principal and interest payable through September 2006 at 8.25% interest. The intercompany ESOP note and related interest were eliminated in consolidation.

The Company makes quarterly contributions to the ESOP which are equal to the debt service less dividends on unallocated ESOP shares used to repay the loan. Dividends on allocated shares will be paid to participants of the ESOP. The ESOP shares are pledged as collateral on the ESOP loan. Shares are released from collateral and allocated to participating employees, based on the proportion of loan principal and interest repaid and compensation of the participants. Forfeitures will be reallocated to participants on the same basis as other contributions in the plan year. Benefits are payable upon a participant's retirement, death, disability or separation from service.

Effective with the date of the stock conversion, the Company adopted Statement of Position ("SOP") 93-6. As shares are committed to be released from collateral, the Company reports compensation expense equal to the average fair value of the shares committed to be released. Dividends on allocated shares will be charged to stockholders' equity. Dividends on unallocated shares are recorded as a reduction to the ESOP loan. ESOP expense for the years ended June 30, 1998 and 1997 was $318,084 and $242,004 respectively. The fair value of unreleased shares based on market price of the Company's stock was $2,082,567, and $2,559,236 at June 30, 1998 and 1997, respectively.

The number of ESOP shares at June 30, 1998 are summarized as follows:


Allocated shares                            17,288
Shares released for allocation               6,915
Unreleased shares                          113,337
                                           -------
                                           137,540
                                           =======

The Board of Directors has approved the adoption of a MRDP. Under the MRDP, Common stock aggregating 68,770 shares may be awarded to certain officers and directors of Company and the Bank. The awards will not require any payment by the recipients and will vest over five years beginning one year after shareholder approval of the MRDP (October 23, 1997). The Company purchased 22,600 shares of treasury stock and will issue 46,170 additional shares from authorized shares in August, 1998 to fully fund the plan. At June 30, 1998, the Company had awarded all 68,770 shares.

Deferred compensation, representing the shares market value at the date of award has been recorded as a reduction of stockholders' equity and is being amortized over a five year vesting period using an accelerated method. The amortized balance was $1,006,062 at June 30, 1998. The Company recognized $524,070 as salaries and benefits expense relating to this plan for the year ended June 30, 1998.

The Company has authorized and the shareholders have approved (October 23, 1997) the adoption of a stock option plan. Under the stock option plan, options to acquire 171,925 shares of the Company's stock may be granted to certain officers, directors and employees of the Company and the Bank. The options will enable the recipient to purchase stock at an exercise price equal to the fair market value of the stock at the date of grant. On October 23, 1997 the Company granted options for 171,925 shares for $19.75 per share. The options will vest over the five years following the date of grant and are exercisable for up to 10 years.

  The Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize, as expense over the vesting period, the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to disclose pro forma net income and income per share as if the fair value-based method defined in SFAS No. 123 has been applied, while continuing to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, under which compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price.

The Company has elected to apply the recognition provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123. Had Compensation expense for the Company's incentive and nonstatutory stock options been determined based upon the fair value of the grant date consistent with the methodology prescribed under SFAS No. 123, the Company's net earnings and diluted earnings per share would have been reduced by approximately $119,000 or $0.07 per share, for the year ended June 30, 1998.

Following is a summary of the fair values of options granted using the Black-Scholes option-pricing model:

Fair value at grant date                                $8.09
Assumptions:
     Dividend yield                                      0.52%
     Volatility                                         30.98%
     Risk-free interest rate                             5.37%
     Expected life                                    10 years

Pro forma net earnings reflect only options granted and vested in fiscal 1998. Therefore, the full impact of calculating compensation expense for stock options under SFAS is not reflected in the pro forma net earnings amount presented above because compensation expense is reflected over the options' vesting period.


NOTE K--INCOME PER SHARE

The shares used in calculation of basic and diluted income per share are as follows:

                                                       Year ended June 30
                                                        1998       1997
                                                      ---------  ---------
Weighted average common shares outstanding            1,591,224  1,584,902
Stock options                                            28,065        ---
                                                      ---------  ---------
                                                      1,619,289  1,584,902
                                                      =========  =========

NOTE L--FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet customer financing needs. These financial instruments consist principally of commitments to extend credit. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Company's exposure to credit loss in the event of nonperformance by the other party is represented by the contractual amount of those instruments. The Company does not

NOTE L--FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK-Cont'd.

generally require collateral or other security on unfunded loan commitments until such time that loans are funded.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Such collateral consists primarily of residential properties.

The Company had the following outstanding commitments at June 30, 1998:

Undisbursed portion of mortgage loans                                                          $ 8,196,732
Undisbursed equity line of credit                                                                1,506,920
Commitments to originate mortgage loans with variable or pending interest rates                  1,374,700
Commitments to originate mortgage loans with fixed interest rates ranging
 from 7.50% to 8.75%                                                                             2,637,175
                                                                                               -----------
TOTAL                                                                                          $13,715,527
                                                                                               ===========

At June 30, 1997, the Company had amounts on deposit at banks and federal agencies in excess of federally insured limits of approximately $14,802,000.


NOTE M--COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Company is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position of the Company.


NOTE N--SAVINGS ASSOCIATION INSURANCE FUND ASSESSMENT

On September 30, 1996, the Deposit Insurance Fund Act authorized the Federal Deposit Insurance Corporation to impose a special one-time assessment on each depository institution to recapitalize the Savings Association Insurance Fund to a level commensurate with the Bank Insurance Fund. The special assessment amounted to $427,263 and is included in federal insurance premiums in the consolidated statement of income for June 30, 1997.


NOTE O--CONVERSION TO STOCK OWNERSHIP

On January 9, 1995, the Board of Directors of the Bank adopted a plan of conversion pursuant to which the Bank converted from a federally-chartered mutual savings bank to a federally-chartered stock savings bank with the concurrent formation of the holding company which acquired all of the common stock of the Bank. On October 17, 1996, the Company sold 1,719,250 shares of common stock at $10 per share to eligible purchasers, including depositors of the Bank. Total proceeds from the conversion, after deducting conversion expenses of $643,370 were $16,549,130 and are reflected as common stock and additional paid-in capital in the accompanying consolidated statements of financial condition. The Company utilized $8,274,565 of the net proceeds to acquire all of the common stock of the Bank. The Company was also authorized to issue 1,000,000 shares of $.01 par value preferred stock. At June 30, 1998, no shares of preferred stock had been issued.

As part of the conversion, the Bank established a liquidation account for the benefit of eligible depositors who continue to maintain their deposit accounts in the Bank after conversion. In the unlikely event of a complete liquidation of the Bank, and only in such event, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account in the proportionate amount of the then-current adjusted balance for deposit accounts held before distribution may be made with respect to the Bank's capital stock. The Bank may not declare or pay a cash dividend to the Company on, or repurchase any of, its capital stock if the effect thereof would cause the retained earnings of the Bank to be reduced below the amount required for the liquidation account. Except for such restrictions, the existence of the liquidation account does not restrict the use or application of retained earnings.

The Bank may not declare or pay cash dividends on, or repurchase any of, its shares of common stock, if the effect would cause stockholder's equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.

NOTE P--FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No, 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of estimated fair value for financial instruments held by the Company. Fair value estimates of the Company's financial instruments as of June 30, 1998 and 1997, including methods and assumptions utilized, are set forth below.

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein.

Cash and due from depository institutions: The carrying amounts approximate fair value.

Investment securities: Fair value is determined by reference to quoted market prices.

Stock in FHLB: This stock is a restricted asset and its carrying value is a reasonable estimate of fair value.

Loans held-for-sale: The carrying value is a reasonable estimate of fair value.

Loans receivable: The fair value of fixed rate first mortgage loans is estimated by using discounted cash flow analyses, using interest rates currently offered by the Company for loans with similar terms to borrowers of similar credit quality. The carrying value of variable rate first mortgage loans approximate fair value. The fair value of consumer loans is calculated by using the discounted cash flow based upon the current market for like instruments. Fair values for impaired loans are estimated using discounted cash flow analyses.

Accrued interest receivable: The carrying value approximates fair value.

Transaction deposits: Transaction deposits, payable on demand or with maturities of 90 days or less, have a fair value equal to book value.

Certificates of deposit: The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar maturities.

Advances from borrowers for taxes and insurance: The carrying value approximates fair value.

All other liabilities: The carrying value approximates fair value.

Off-balance sheet instruments: The fair value of a loan commitment and a letter of credit is determined based on the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreement and the present creditworthiness of the counterparties. Neither the fees earned during the year on these instruments nor their value at year-end are significant to the Company's consolidated financial position.

Limitations: Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. The valuation techniques employed above involve uncertainties and are affected by assumptions used and judgements regarding prepayments, credit risk, discount rates, cash flows and other factors. Changes in assumptions could significantly affect the reported fair value.

In addition, the fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Company has a mortgage servicing portfolio that contributes net fee income annually. The mortgage servicing portfolio is not considered a financial instrument and its value has not been incorporated into the fair value estimates. Also, the fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. The amounts at June 30, 1998 and 1997 (dollars in thousands) are as follows:

                                                                 1998            1997
                                                         ----------------  -----------------
                                                         Carrying   Fair    Carrying   Fair
                                                         Amount    Value    Amount    Value
                                                         -----------------  ----------------
ASSETS
  Cash and due from depository institutions              $13,778   $13,778  $ 7,108  $ 7,108
  Investment securities                                      950       950    1,899    1,899
  Stock in FHLB                                              643       643      637      637
  Loans held-for-sale, net                                 3,649     3,649    4,463    4,463
  Loans receivable, net                                   88,104    88,392   83,759   83,352
  Accrued interest receivable                                678       678      729      729

LIABILITIES
  Transaction accounts                                   $15,772   $15,772  $15,159  $15,159
  Certificates of deposit                                 53,392    53,509   52,038   51,942
  Advances from Federal Home Loan Bank                    12,810    12,810    6,500    6,500

  Advances from borrowers for property taxes
  and insurance                                  985     985    1,018    1,018
  Accrued interest payable                        84      84       96       96



NOTE Q--CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following condensed balance sheet and condensed statements of income and cash flows for Fulton Bancorp, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.

                                                           June 30,
                                                      1998         1997
                                                  -------------------------
CONDENSED BALANCE SHEET

ASSETS
Cash and cash equivalents                         $ 6,224,861   $ 6,913,111
ESOP note receivable                                1,202,372     1,301,347
Other assets                                          359,217        41,273
Investment in subsidiary                           18,584,145    17,006,135
                                                  -----------   -----------
                                    TOTAL ASSETS  $26,370,595   $25,261,866
                                                  ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued liabilities                               $    26,854   $     4,531
Accrued MRDP                                          848,374           ---
Stockholders' equity                              $25,495,367    25,257,335
                                                  -----------   -----------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $26,370,595   $25,261,866
                                                  ===========   ===========


                                                                Inception
                                                               Oct. 17, 1996
                                                   Year ended   to June 30,
                                                 June 30, 1998     1997
                                                ----------------------------
CONDENSED STATEMENT OF INCOME
Interest income                                    $  465,280      $345,894
Expenses                                              694,694       106,334
                                                   ----------      --------
                  INCOME (LOSS) BEFORE EQUITY IN
            UNDISTRIBUTED EARNINGS OF SUBSIDIARY     (229,414)      239,560

Equity in undistributed earnings of subsidiary      1,281,596       694,526
                                                   ----------      --------
                      INCOME BEFORE INCOME TAXES    1,052,182       934,086
                                                   ----------      --------
Income taxes (benefit)                                (87,000)       91,000
                                                   ----------      --------
                                      NET INCOME   $1,139,182      $843,086
                                                   ==========      ========

                                                                        Inception
                                                                      Oct. 17, 1996
                                                   Year ended          to June 30,
                                                  June 30, 1998           1997
                                               --------------------------------------
CONDENSED STATEMENT OF CASH FLOWS

Cash flows from operating activities
  Net income                                         $1,139,182           $   843,086
  Adjustments to reconcile net income
   to net cash provided by operating activities
    Equity in income of the subsidiary               (1,281,596)             (694,526)
    Amortization of deferred MRDP                       524,070                   ---
    Increase in other assets                           (317,944)              (41,273)
    Increase in accrued liabilities                      22,323                 4,531
                                                     ----------           -----------
        NET CASH PROVIDED BY OPERATING ACTIVITIES        86,035               111,818

Cash flows from investing activities
  Purchase of common stock of the subsidiary                ---            (8,274,565)
                                                     ----------           -----------
            NET CASH USED IN INVESTING ACTIVITIES           ---            (8,274,565)

Cash flows from financing activities
  Proceeds from sale of common stock                        ---            16,549,130
  Loan to ESOP                                              ---            (1,375,400)
  Principal collected from ESOP                          98,975                74,053
  Dividends paid                                       (376,033)             (171,925)
  Purchase of treasury stock                           (497,227)                  ---
                                                     ----------           -----------
        NET CASH PROVIDED BY FINANCING ACTIVITIES      (774,285)           15,075,858
                                                     ----------           -----------
                          NET INCREASE (DECREASE)
                     IN CASH AND CASH EQUIVALENTS      (688,250)            6,913,111

Cash and cash equivalents at beginning of period      6,913,111                   ---
                                                     ----------           -----------
       CASH AND CASH EQUIVALENTS AT END OF PERIOD    $6,224,861           $ 6,913,111
                                                     ==========           ===========

Non-cash investing and financing activities
 Allocation of MRDP shares of common stock           $1,530,132           $       ---
                                                     ==========           ===========

NOTE R--CONDENSED COMPARATIVE FINANCIAL INFORMATION FOR TRANSITION PERIOD REPORTING

                                                          Two Months Ended
                                                              June 30,
                                                           1996      1995
                                                       ----------------------
                                                                  (Unaudited)
Interest income                                         $1,149,069  $985,922
Interest expense                                           665,254   561,622
                                                        ----------  --------
 Net interest income                                       483,815   424,300
Provision for loan losses                                   25,000       ---
                                                        ----------  --------
 Net interest income after provision for loan losses       458,815   424,300
Noninterest income                                         119,357    80,467
Noninterest expense                                        316,191   304,596
                                                        ----------  --------
 Income before income taxes                                261,981   200,171
Income taxes                                                97,500    74,300
                                                        ----------  --------
                                           NET INCOME   $  164,481  $125,871
                                                        ==========  ========

                      FULTON BANCORP, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                            (Dollars in thousands)

                                                                      March 31,   June 30,
                                                                        1999        1998
                                                                      =========  ==========
                                                                           (Unaudited)
ASSETS
Cash, including interest-bearing accounts of $8,676,000
   and $13,147,000, respectively                                       $  9,267    $ 13,778
Investment securities, available-for-sale                                 1,744         950
Stock in Federal Home Loan Bank of Des Moines                               986         643
Loans held for sale                                                       3,687       3,649
Loans receivable, net of allowance for loan losses of
   $1,093,000 and $971,000, respectively                                 98,701      88,104
Accrued interest receivable                                                 790         678
Premises and equipment                                                    1,406       1,420
Foreclosed real estate                                                      231         158
Loan servicing assets                                                       621         535
Other assets                                                                337         195
                                                                       --------    --------
                TOTAL ASSETS                                           $117,770    $110,110
                                                                       ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
   Deposits                                                            $ 72,208    $ 69,164
   Advances from Federal Home Loan Bank of Des Moines                    18,375      12,810
   Advances from borrowers for property taxes and insurance                 792         985
   Other escrow accounts                                                    605         499
   Accrued interest payable                                                  97          84
   Other liabilities                                                        276       1,073
                                                                       --------    --------
              TOTAL LIABILITIES                                          92,353      84,615
STOCKHOLDERS' EQUITY
   Preferred stock, $0.01 par value per share, 1,000,000 shares
      authorized, none issued                                                --          --
   Common stock, $0.01 par value per share, 6,000,000 shares
      authorized, 1,765,411 and 1,719,250 issued, respectively               18          17
   Additional paid-in capital                                            17,859      16,943
   Treasury stock, 111,462 shares                                        (1,899)         --
   Retained earnings - substantially restricted                          11,107      10,674
   Unearned ESOP shares                                                  (1,030)     (1,134)
   Deferred management recognition and development plan                    (635)     (1,006)
   Unrealized gain (loss) on securities available-for-sale                   (3)          1
                                                                       --------    --------
             TOTAL STOCKHOLDERS' EQUITY                                  25,417      25,495
                                                                       --------    --------
             TOTAL LIABILITIES AND
                 STOCKHOLDERS' EQUITY                                  $117,770    $110,110
                                                                       ========    ========

See accompanying notes to Consolidated Financial Statements.

                      FULTON BANCORP, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
               (Dollars in thousands, except per share amounts)

                                           Three Months Ended        Nine Months Ended
                                                March 31,                March 31,
                                             1999       1998         1999        1998
                                          ----------  ----------  ----------  ----------
                                                            (unaudited)
INTEREST INCOME
   Mortgage loans                            $1,896     $1,558     $5,485     $4,809
   Consumer and other loans                     212        239        654        701
   Investment securities                         40         30        104        107
   Interest-earning deposits                     77        221        402        480
                                             ------     ------     ------     ------
      TOTAL INTEREST INCOME                   2,225      2,048      6,645      6,097
INTEREST EXPENSE
   Deposits                                     854        861      2,624      2,596
   Advances from Federal Home Loan Bank
      of Des Moines                             276        229        794        509

      TOTAL INTEREST EXPENSE                  1,130      1,090      3,418      3,105
                                             ------     ------     ------     ------
         NET INTEREST INCOME                  1,095        958      3,227      2,992
PROVISION FOR LOAN LOSSES                        60          0        130         60
                                             ------     ------     ------     ------
         NET INTEREST INCOME AFTER
            PROVISION FOR LOAN LOSSES         1,035        958      3,097      2,932
NON-INTEREST INCOME
   Loan servicing fees                           75         94        223        268
   Gain on sales of loans                        14         66        176        283
   Service charges and other fees                22         19         70         63
   Income (loss) from foreclosed asset            0         (1   )    (10   )    (40)
   Other                                          1          2          5          6
                                             ------     ------     ------     ------
      TOTAL NON-INTEREST INCOME                 112        180        464        580
NON-INTEREST EXPENSE
   Employee salaries and benefits               453        485      1,304      1,227
   Occupancy costs                               64         66        208        203
   Advertising                                   11         11         40         44
   Data processing                               49         43        142        122
   Federal insurance premiums                    12         11         35         35
   Directors' fees                               33         24         79         67
   Other                                        176        144        450        411
                                             ------     ------     ------     ------
      TOTAL NON-INTEREST EXPENSE                798        784      2,258      2,109
                                             ------     ------     ------     ------
         INCOME BEFORE INCOME TAXES             349        354      1,303      1,403
INCOME TAXES                                    137        131        488        518
                                             ------     ------     ------     ------
         NET INCOME                          $  212     $  223     $  815     $  885
                                             ======     ======     ======     ======

BASIC EARNINGS PER SHARE                     $ 0.14     $ 0.14     $ 0.53     $ 0.56
                                             ======     ======     ======     ======

DILUTED EARNINGS PER SHARE                   $ 0.14     $ 0.14     $ 0.52     $ 0.56
                                             ======     ======     ======     ======

See accompanying notes to Consolidated Financial Statements.

                      FULTON BANCORP, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Dollars in thousands)

                                                                            Nine Months Ended
                                                                                 March 31,
                                                                             1999        1998
                                                                          ----------  ---------
                                                                                (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                $      815  $     885
   Adjustments to reconcile net income to net cash
     provided by operating activities:
      Depreciation and amortization                                              101        115
      Provision for loan losses                                                  130         60
      Provision for loss on foreclosed real estate                                --         40
      Proceeds from sales of loans held for sale                              23,185     14,221
      Origination of loans held for sale                                     (23,223)   (15,149)
      Gain on sales of loans held for sale                                      (155)      (258)
      Amortization of servicing asset                                             69         --
      ESOP shares released                                                       171        223
      MRDP compensation expense                                                  371         --
      Change to assets and liabilities increasing (decreasing) cash flows
          Accrued interest receivable                                           (112)        91
          Other assets                                                          (141)      (209)
          Accrued interest payable                                                13         40
          Other liabilities                                                       51        394
                                                                          ----------  ---------
              NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES              1,275        453
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of investment securities
   available-for-sale                                                            950        700
Purchase of securities available-for-sale                                     (1,748)        --
Loans originated, net of repayments                                          (10,799)    (1,055)
Purchase of premises and equipment                                               (87)       (43)
Purchase of Federal Home Loan Bank stock                                        (343)      (136)
                                                                          ----------  ---------
              NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES            (12,027)      (534)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in deposits                                            3,044      2,034
Advances from Federal Home Loan Bank of Des Moines:
   Borrowings                                                                  8,000      9,000
   Repayments                                                                 (2,435)    (2,607)
Net increase (decrease) in escrows                                               (87)      (153)
Purchase of treasury shares                                                   (1,899)      (475)
Dividends paid                                                                  (382)      (275)
                                                                          ----------  ---------
   NET CASH PROVIDED BY FINANCING ACTIVITIES                                   6,241      7,524
                                                                          ----------  ---------
          NET INCREASE (DECREASE) IN CASH                                     (4,511)     7,443
                                                                          ----------  ---------
Cash, beginning of period                                                     13,778      7,095
                                                                          ----------  ---------
          CASH, END OF PERIOD                                             $    9,267  $  14,538
                                                                          ==========  =========

See accompanying notes to Consolidated Financial Statements.

                      FULTON BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- Basis of Presentation
-------------------------------

The consolidated interim financial statements as of March 31, 1999, included in this report have been prepared by Fulton Bancorp, Inc. (the "Company") without audit. In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation are reflected in the March 31, 1999, interim financial statements. The results of operations for the period ended March 31, 1999, are not necessarily indicative of operating results for the full year.

NOTE B -- Earnings Per Share
----------------------------

During the quarter ended December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). The Statement requires dual presentation of basic and diluted earnings per share ("EPS") on the face of the statement of income. Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

A summary of EPS calculations for the three and nine month periods ended March 31, 1999 and 1998, is as follows:

                                                                  Three Months Ended      Nine Months Ended
                                                                       March 31,              March 31,
                                                                 1999          1998      1999        1998
                                                               --------      --------   -------    --------
                                                                  (In thousands, except per share amounts)
Basic earnings per share:
  Income available to common shareholders                     $   212        $  223    $   815     $   885
                                                              =======        ======    =======     =======
  Average common shares outstanding                             1,494         1,593      1,537       1,594
                                                              =======        ======    =======     =======
  Basic earnings per share                                    $  0.14        $ 0.14    $  0.53     $  0.56
                                                              =======        ======    =======     =======
Diluted earnings per share:
  Income available to common shareholders                     $   212        $  223    $   815     $   885
                                                              =======        ======    =======     =======
  Average common shares outstanding                             1,494         1,593      1,537       1,594
  Dilutive potential common shares outstanding
    due to common stock options and grants                         22            46         20          26
                                                              -------        ------    -------     -------
  Average number of common shares and
    dilutive potential common shares outstanding                1,516         1,639      1,557       1,620
                                                              =======        ======    =======     =======
  Diluted earnings per share                                  $  0.14        $ 0.14    $  0.52     $  0.56
                                                              =======        ======    =======     =======

                      FULTON BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

NOTE C -- Employee Stock Ownership Plan
---------------------------------------

In connection with the conversion to stock form, the Company's subsidiary, Fulton Savings Bank, FSB, (the "Bank"), established an Employee Stock Ownership Plan ("ESOP") for the exclusive benefit of participating employees (all salaried employees who have completed at least 1,000 hours of service in a twelve-month period and have attained the age of 21). The ESOP borrowed funds from the Company in an amount sufficient to purchase 137,450 shares (8% of the Common Stock issued in the stock offering). The loan is secured by the shares purchased and will be repaid by the ESOP with funds from contributions made by the Bank, dividends received by the ESOP and any other earnings on ESOP assets. The Bank presently expects to contribute approximately $203,300, including interest, annually to the ESOP. Contributions will be applied to repay interest on the loan first, then the remainder will be applied to principal. The loan is expected to be repaid in approximately 10 years. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants in proportion to their compensation relative to total compensation of all active participants. Benefits generally become 20% vested after three years of credited service and then 20% per year thereafter until 100% vested. Vesting is accelerated upon retirement, death or disability of the participant. Forfeitures are returned to the Company or reallocated to other participants to reduce future funding costs. Benefits may be payable upon retirement, death, disability or separation from service. Since the Bank's annual contributions are discretionary, benefits payable under the ESOP cannot be estimated.

The Company accounts for its ESOP in accordance with Statement of Position 93-6, EMPLOYERS' ACCOUNTING FOR EMPLOYEE STOCK OWNERSHIP PLANS. Accordingly, the debt of the ESOP is eliminated in consolidation and the shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheets. Contributions to the ESOP shall be sufficient to pay principal and interest currently due under the loan agreement. As shares are committed to be released from collateral, the Company reports compensation expense equal to the average market price of the shares for the respective period, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt. ESOP compensation expense was $145,000 for the nine months ended March 31, 1999.

                      FULTON BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)


A summary of ESOP shares at March 31, 1999, is as follows:

Shares distributed to terminated participants                            208
Shares allocated                                                      30,910
Shares released for allocation                                         3,457
Unreleased shares                                                    102,965
                                                                  ----------
                                     TOTAL                           137,540
                                                                  ==========

Fair value of unreleased shares                                   $1,557,346
                                                                  ==========

NOTE D - Stock Based Compensation Plans
---------------------------------------

The Board of Directors adopted and the shareholders subsequently approved a Management Recognition and Development Plan ("MRDP") and a Stock Option Plan ("SOP") on October 23, 1997. These plans were established to assist the Company and its subsidiary in attracting, retaining and motivating key management and employees by aligning their financial interest with those of the shareholders of the Company.

The MRDP is a fixed award of 68,761 shares of restricted stock which vests over a five year period. The Company selected an amortization method which recognizes a higher percentage of compensation cost in the earlier years than in the later years of the service period. Compensation cost will approximate 34% of the cost of the MRDP awards in the first year, 31% the second year, 18% the third, and 17% in the remaining two years.

Under the SOP, options to acquire shares of the Company's common stock may be granted to certain officer, directors and employees of the Bank. The options will enable the recipient to purchase stock at an exercise price equal to the fair market value of the stock at the date of the grant. On November 12, 1997, the Company granted options for 171,925 shares at $19.75 per share. The options will vest over a five year period following the date of grant and are exercisable for up to ten years.

As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation", the Company has elected to apply the recognition provisions of Accounting Principles Board Opinion No. 25, under which compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Accordingly, adoption of SFAS No. 123 will have no impact on the Company's consolidated financial position or results of operations.

                      FULTON BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

NOTE E - Year 2000 Issue
------------------------

The year 2000 issue concerns computer software programs which use only two digits to identify the calendar year in date fields. Software applications utilizing two digit date fields could produce erroneous results at the turn of the century. The Federal Financial Institutions Examination Council requires all insured financial institutions to complete an inventory of core computer function and set priorities for meeting Year 2000 conversion goals. The Company's material software applications are provide by a third party data processing service. The Company has inventoried and assessed core computer functions. All material systems were judged compliant by September 30, 1998. Testing will continue through the remainder of 1999. Estimated cost to the Company is not expected to be material since all critical applications are supported by the third party data processing service.

NOTE F - Reclassifications
--------------------------

Certain amounts in the prior period's consolidated financial statements have been reclassified to conform with the current year presentation.

NOTE G - Comprehensive Income
-----------------------------

On July 1, 1998 the Company adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", which established standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. For the three and nine month periods ended March 31, 1999 and 1998, unrealized holding gains and losses on investments in debt and equity securities available-for-sale were the Company's only other comprehensive income component.

                      FULTON BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

Comprehensive income for the three and nine month periods ended March 31, 1999 and 1998 is summarized as follows:

                                                                  Three Months Ended      Nine Months Ended
                                                                       March 31,              March 31,
                                                                 1999          1998      1999        1998
                                                               --------      --------   -------    --------
                                                                           (Dollars in thousands)
Net income                                                    $    212      $   223     $  815     $  885
Other comprehensive income:
  Net unrealized holding gains (losses)
    on investments in debt and equity
    securities available-for-sale                                   (4)           0         (4)         1
  Adjustment for net securities (gains)
    losses realized in net income, net
    of applicable income taxes                                       0            0          0          0
                                                              --------      -------     ------     ------
      Total other comprehensive income                              (4)           0         (4)         1
                                                              --------      -------     ------     ------
Comprehensive income                                          $    208      $   223     $  811     $  886
                                                              ========      =======     ======     ======

                                                                      APPENDIX A

================================================================================



                         AGREEMENT AND PLAN OF MERGER



                           DATED AS OF MAY 18, 1999



                                BY AND BETWEEN



                           CENTRAL BANCOMPANY, INC.



                                      AND



                             FULTON BANCORP, INC.




================================================================================

                               TABLE OF CONTENTS

                                                                        PAGE NO.
Introductory Statement...................................................... A-4

ARTICLE I
   THE MERGER............................................................... A-4
   ----------
   Section 1.1.  Structure of the Merger.................................... A-4
                 -----------------------
   Section 1.2.  Effect on Outstanding Shares of Fulton Common Stock........ A-4
                 ---------------------------------------------------
   Section 1.3.  Exchange Procedures........................................ A-5
                 -------------------
   Section 1.4.  Effect on Outstanding Shares of Acquisition Sub Common
                 ------------------------------------------------------
                 Stock...................................................... A-7
                 -----
   Section 1.5.  Stock Options; Restricted Stock............................ A-7
                 -------------------------------
   Section 1.6.  Bank Merger................................................ A-7
                 -----------
   Section 1.7.  Directors and Officers of Fulton at Effective Time......... A-7
                 --------------------------------------------------
   Section 1.8.  Alternative Structure...................................... A-8
                 ---------------------
   Section 1.9.  Certificate of Incorporation and Bylaws of the Surviving
                 --------------------------------------------------------
                 Corporation................................................ A-8
                 -----------
ARTICLE II
   REPRESENTATIONS AND WARRANTIES........................................... A-8
   ------------------------------
   Section 2.1.  Disclosure Letters......................................... A-8
                 ------------------
   Section 2.2.  Representations and Warranties of Fulton................... A-8
                 ----------------------------------------
   Section 2.3.  Representations and Warranties of Central..................A-21
                 -----------------------------------------
ARTICLE III
   CONDUCT PENDING THE MERGER...............................................A-24
   --------------------------
   Section 3.1.  Conduct of Fulton's Business Prior to the Effective Time...A-24
                 --------------------------------------------------------
   Section 3.2.  Forbearance by Fulton......................................A-25
                 ---------------------
   Section 3.3.  Conduct of Central's Business Prior to the Effective Time..A-28
                 ---------------------------------------------------------
ARTICLE IV
   COVENANTS................................................................A-28
   ---------
   Section 4.1.  Acquisition Proposals......................................A-28
                 ---------------------
   Section 4.2.  Certain Policies of Fulton.................................A-29
                 --------------------------
   Section 4.3.  Access and Information.....................................A-29
                 ----------------------
   Section 4.4.  Certain Filings, Consents and Arrangements.................A-30
                 ------------------------------------------
   Section 4.5.  Antitakeover Provisions....................................A-30
                 -----------------------
   Section 4.6.  Additional Agreements......................................A-30
                 ---------------------
   Section 4.7.  Publicity..................................................A-31
                 ---------
   Section 4.8.  Stockholders Meeting.......................................A-31
                 --------------------
   Section 4.9.  Proxy Statement............................................A-31
                 ---------------
   Section 4.10. Notification of Certain Matters............................A-31
                 -------------------------------
   Section 4.11. Employees, Directors and Officers..........................A-32
                 ---------------------------------
   Section 4.12. Indemnification............................................A-33
                 ---------------

ARTICLE V
   CONDITIONS TO CONSUMMATION..............................................A-34
   --------------------------
   Section 5.1.  Conditions to Each Party's Obligations....................A-34
                 --------------------------------------
   Section 5.2.  Conditions to the Obligations of Central..................A-35
                 ----------------------------------------
   Section 5.3.  Conditions to the Obligations of Fulton...................A-35
                 ---------------------------------------
ARTICLE VI
   TERMINATION.............................................................A-36
   -----------
   Section 6.1.  Termination...............................................A-36
                 -----------
   Section 6.2.  Termination Fees..........................................A-37
                 ----------------
   Section 6.3.  Effect of Termination.....................................A-37
                 ---------------------
ARTICLE VII
   CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME..............................A-38
   ------------------------------------------
   Section 7.1.  Effective Date and Effective Time.........................A-38
                 ---------------------------------
   Section 7.2.  Deliveries at the Closing.................................A-38
                 -------------------------
ARTICLE VIII
   CERTAIN OTHER MATTERS...................................................A-38
   ---------------------
   Section 8.1.  Certain Definitions; Interpretation.......................A-38
                 -----------------------------------
   Section 8.2.  Survival..................................................A-39
                 --------
   Section 8.3.  Waiver; Amendment.........................................A-39
                 -----------------
   Section 8.4.  Counterparts..............................................A-39
                 ------------
   Section 8.5.  Governing Law.............................................A-39
                 -------------
   Section 8.6.  Expenses..................................................A-39
                 --------
   Section 8.7.  Notices...................................................A-39
                 -------
   Section 8.8.  Entire Agreement; etc.....................................A-40
                 ---------------------
   Section 8.9.  Successors and Assigns; Assignment........................A-41
                 ----------------------------------

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

            This is an AGREEMENT AND PLAN OF MERGER, dated as of the 18th day of May, 1999 ("AGREEMENT"), by and between Central Bancompany, Inc., a Missouri corporation ("CENTRAL"), and Fulton Bancorp, Inc., a Delaware corporation ("FULTON").

                            INTRODUCTORY STATEMENT

            The Board of Directors of each of Central and Fulton (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of Central and Fulton, respectively, and in the best interests of their respective stockholders and (ii) has approved, at meetings of each of such Boards of Directors, this Agreement.

            Central and Fulton desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

            In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                   ARTICLE I
                                  THE MERGER
                                  ----------

            Section 1.1. Structure of the Merger. Prior to the Effective Date
                         -----------------------
(as defined in SECTION 7.1), Central will form a Delaware corporation that will be a wholly owned subsidiary of Central ("ACQUISITION SUB"). On the Effective Date, Acquisition Sub will merge with and into Fulton ("MERGER"), with Fulton being the surviving entity, pursuant to the provisions of, and with the effect provided in, the Delaware General Corporation Law ("DGCL"). Upon consummation of the Merger, the separate corporate existence of Acquisition Sub shall cease. Fulton shall be the surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. From and after the Effective Time (as defined in SECTION 7.1), Fulton shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Acquisition Sub, all as more fully described in the DGCL.

            Section 1.2. Effect on Outstanding Shares of Fulton Common Stock.
                         ---------------------------------------------------
            (a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of common stock, par value
$.01 per share, of Fulton ("FULTON COMMON STOCK") issued and outstanding at the Effective Time, other than Excluded Shares (as defined below), shall become and be converted into the right to receive $19.15 in cash (the "MERGER CONSIDERATION").

                  "EXCLUDED SHARES" shall consist of (i) shares the holder of which pursuant to any applicable law providing for dissenters' or appraisal rights is entitled to receive payment in accordance with the provisions of any such law, such holder to have only the rights provided in any such law (the "DISSENTERS' SHARES"), (ii) shares held directly or indirectly by Central (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) and (iii) shares held by Fulton as treasury stock.

          (b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Fulton Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be adjusted correspondingly to the extent appropriate to reflect such change in the number of outstanding shares.

          (c) As of the Effective Time, each Excluded Share, other than Dissenters' Shares, shall be cancelled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto.

          Section 1.3.  Exchange Procedures.
                        -------------------

          (a) Appropriate transmittal materials ("LETTER OF TRANSMITTAL") shall be mailed as soon as reasonably practicable after the Effective Time, and in no event later than five business days thereafter, to each holder of record of Fulton Common Stock as of the Effective Time. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of Fulton Common Stock to be converted thereby.

          (b) At and after the Effective Time, each certificate ("FULTON CERTIFICATE") previously representing shares of Fulton Common Stock (except as specifically set forth in SECTION 1.2) shall represent only the right to receive the Merger Consideration multiplied by the number of shares of Fulton Common Stock previously represented by the Fulton Certificate.

          (c) Prior to the Effective Time, Central shall deposit, or shall cause to be deposited, in a segregated account with The Central Trust Bank ("CENTRAL BANK"), which shall act as exchange agent ("EXCHANGE AGENT") for the benefit of the holders of shares of Fulton Common Stock, for exchange in accordance with this SECTION 1.3, an amount of cash sufficient to pay the aggregate Merger Consideration to be paid with respect to the outstanding shares of Fulton Common Stock pursuant to SECTION 1.2.

          (d) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Fulton Certificates shall pass, only upon delivery of the Fulton Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as Central may reasonably determine and
(iii) include instructions for use in effecting the surrender of the

Fulton Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Fulton Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Fulton Certificates shall be entitled to receive in exchange therefor a check in the amount equal to the cash that such holder has the right to receive pursuant to SECTION 1.2. Fulton Certificates so surrendered shall forthwith be canceled. As soon as practicable, but no later than 10 business days following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall issue a check as provided herein. If there is a transfer of ownership of any shares of Fulton Common Stock not registered in the transfer records of Fulton, the Merger Consideration shall be issued to the transferee thereof if the Fulton Certificates representing such Fulton Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Central and the Exchange Agent, (x) to evidence and effect such transfer and (y) to evidence that any applicable stock transfer taxes have been paid.

            (e) From and after the Effective Time there shall be no transfers on the stock transfer records of Fulton of any shares of Fulton Common Stock. If, after the Effective Time, Fulton Certificates are presented to Central, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this SECTION 1.3.

            (f) Any portion of the aggregate amount of cash to be paid pursuant to SECTION 1.2 that remains unclaimed by the stockholders of Fulton for 12 months after the Effective Time shall be repaid by the Exchange Agent to Central upon the written request of Central. After such request is made, any stockholders of Fulton who have not theretofore complied with this SECTION 1.3 shall look only to Central for the Merger Consideration deliverable in respect of each share of Fulton Common Stock such stockholder holds, as determined pursuant to SECTION 1.2 of this Agreement, without any interest thereon. If outstanding Fulton Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of Central (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Fulton Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (g) Central and the Exchange Agent shall be entitled to rely upon Fulton's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Fulton Certificate, Central and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

            (h) If any Fulton Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Fulton Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Fulton Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Fulton Certificate the Merger Consideration deliverable in respect thereof pursuant to SECTION 1.2.

            Section 1.4. Effect on Outstanding Shares of Acquisition Sub Common
                         ------------------------------------------------------
Stock.  By virtue of the Merger, automatically and without any action on the
-----
part of the holder thereof, each share of Common Stock of Acquisition Sub issued and outstanding at the Effective Time shall be converted into one share of the Common Stock of Fulton, as the surviving corporation.

            Section 1.5. Stock Options; Restricted Stock.
                         -------------------------------

            (a) At the Effective Time, each option to acquire shares of Fulton Common Stock ("FULTON OPTION") granted pursuant to the Fulton Bancorp, Inc. 1997 Stock Option Plan (the "FULTON OPTION PLAN") that is then outstanding and unexercised shall be canceled, and in lieu thereof the holders of such options shall be paid in cash an amount equal to the product of (i) the number of shares of Fulton Common Stock subject to such option at the Effective Time and (ii) an amount equal to the excess of the Merger Consideration over the exercise price per share of such option, net of any cash which must be withheld under federal and state income and employment tax requirements. In the event that the exercise price of a Fulton Option is greater than the Merger Consideration, then at the Effective Time such Fulton Option shall be canceled without any payment made in exchange therefor. At the Effective Time, the Fulton Option Plan shall be deemed terminated.

           (b) All unvested shares of restricted stock awarded under the Fulton Bancorp, Inc. 1997 Management Recognition and Development Plan ("MRDP") shall, as of the Effective Time, become vested pursuant to the terms of MRDP and converted into the right to receive the Merger Consideration. At the Effective Time, the MRDP shall be deemed terminated.

           Section 1.6.  Bank Merger. Concurrently with or as soon as
                         -----------
practicable after the execution and delivery of this Agreement, Central Bank, a wholly owned subsidiary of Central, and Fulton Savings Bank, FSB ("FULTON SAVINGS"), a wholly owned subsidiary of Fulton, shall enter into the Plan of Bank Merger, in the form attached hereto as EXHIBIT A, pursuant to which the merger of Fulton Savings with and into Central Bank ("BANK MERGER") will be effected. The parties hereto intend that the Bank Merger shall become effective on the Effective Date and shall take all actions necessary or appropriate to cause the Bank Merger to become effective immediately following the Effective Time.

            Section 1.7. Directors and Officers of Fulton at Effective Time. At
                         --------------------------------------------------
the Effective Time, the directors and officers of Fulton shall consist of the directors and officers of Acquisition Sub serving immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the surviving corporation until their respective successors are duly elected or appointed and qualified.

            Section 1.8.  Alternative Structure. Notwithstanding anything to
                          ---------------------
the contrary contained in this Agreement, prior to the Effective Time, Central may specify that the structure of the transactions contemplated hereby be revised and the parties shall enter into such alternative transactions as Central may determine to effect the purposes of this Agreement; PROVIDED, HOWEVER, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration or the economic benefits of the transactions contemplated hereby to the holders of Fulton Common Stock, (ii) diminish the benefits to be received by the directors, officers or employees of Fulton or Fulton Savings as set forth in or as contemplated by this Agreement, or
(iii) materially impede or delay the receipt of any approval referred to in this Agreement. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

            Section 1.9.  Certificate of Incorporation and Bylaws of the
                          ----------------------------------------------
Surviving Corporation.  The Certificate of Incorporation and Bylaws of
---------------------
Fulton in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the surviving corporation from and after the Effective Time until amended as provided by law.


                                  ARTICLE II
                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

            Section 2.1.  Disclosure Letters. Prior to the execution and
                          ------------------
delivery of this Agreement, Fulton and Central have each delivered to the other a letter (each, its "DISCLOSURE LETTER") setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of their respective representations and warranties (and making specific reference to the Section of this Agreement to which they relate). The mere inclusion of a fact, circumstance or event in a Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Article VIII hereof).

            Section 2.2.  Representations and Warranties of Fulton.  Fulton
                          ------------------------------------------
represents and warrants to Central that, except as disclosed in Fulton's Disclosure Letter:

            (a)   Organization.
                  ------------

                  (i) Fulton is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered as a savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA"). Fulton Savings is a stock savings association duly organized, validly existing and in good standing under the laws of the United States of America and is a wholly-owned Subsidiary (as defined below) of Fulton. Each Subsidiary of Fulton other than Fulton Savings is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of Fulton and its Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. As used in this Agreement, unless the context requires otherwise, the term "SUBSIDIARY" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes or which is controlled, directly or indirectly, by such party.

                  (ii) Fulton and each of its Subsidiaries has the requisite corporate power and authority and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

                  (iii) Fulton's Disclosure Letter sets forth all of Fulton's Subsidiaries and all entities (whether corporations, partnerships or similar organizations), including the corresponding percentage ownership, in which Fulton owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement and indicates for each of Fulton's Subsidiaries, as of such date, its jurisdiction of organization and the jurisdiction(s) wherein it is qualified to do business. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to direct investments in equity ownership interests. Fulton owns, either directly or indirectly, all of the outstanding capital stock of each of its Subsidiaries. No Subsidiary of Fulton other than Fulton Savings is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended ("FDIA"), and the applicable regulations thereunder. All of the shares of capital stock of Fulton's Subsidiaries are fully paid, nonassessable and not subject to any preemptive rights and are owned by Fulton or a Subsidiary of Fulton free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws), and there are no agreements or understandings with respect to the voting or disposition of any such shares.

                  (iv) The deposits of Fulton Savings are insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC") to the extent provided in the FDIA.

            (b)   Capital Structure.
                  -----------------

                  (i) The authorized capital stock of Fulton consists of 7,000,000 shares of Fulton Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share. As of the date of this Agreement (A) 1,653,949 shares of Fulton Common Stock were issued and outstanding, not including shares held in treasury, (B) no shares of Fulton preferred stock were issued and outstanding,
(C) no shares of Fulton Common Stock were reserved for issuance, except that 171,925 shares of Fulton Common Stock were reserved for issuance pursuant to the Fulton Option Plan, (D) no shares of Fulton preferred stock were reserved for issuance and (E) 111,462 shares of Fulton Common Stock were held by Fulton in its treasury. The authorized capital stock of Fulton Savings consists of 1,000 shares of common stock, par value $1.00 per share, and 9,000 shares of preferred stock having no par value. As of the date of this Agreement, 1,000 shares of such common stock were outstanding, no shares of such preferred stock were outstanding and all outstanding shares of such common stock were, and as of the Effective Time will be, owned by Fulton. All outstanding shares of capital stock of Fulton and Fulton Savings are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares of Fulton held by Fulton in its treasury or by its Subsidiaries and shares of Fulton Savings, are free and clear of all liens, claims, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares. Fulton's Disclosure Letter sets forth a complete and accurate list of all outstanding options to purchase Fulton Common Stock that have been granted pursuant to the Fulton Option Plan, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to each grant.

                  (ii) No bonds, debentures, notes or other indebtedness of Fulton having the right to vote on any matters on which stockholders may vote are issued or outstanding.

                  (iii) As of the date of this Agreement, except for options granted pursuant to the Fulton Option Plan, neither Fulton nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Fulton or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Fulton or any of its Subsidiaries or obligating Fulton or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of Fulton or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Fulton or any of its Subsidiaries.

            (c)   Authority.
                  ---------

                  (i) Fulton has all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the requisite vote of Fulton's stockholders and receipt of all required regulatory or governmental approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and, subject to the approval of this Agreement by Fulton's stockholders, the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of Fulton. This Agreement has been duly and validly executed and delivered by Fulton and constitutes a valid and binding obligation of Fulton, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

                  (ii) Fulton Savings has all requisite corporate power and authority to enter into the Plan of Bank Merger and, subject to approval of the Plan of Bank Merger by Fulton as the sole stockholder of Fulton Savings and the receipt of all required regulatory or governmental approvals, to consummate the transactions contemplated thereby. The execution and delivery of the Plan of Bank Merger and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate actions on the part of Fulton Savings. The Plan of Bank Merger, upon execution and delivery by Fulton Savings, will be duly and validly executed and delivered by Fulton Savings and will constitute a valid and binding obligation of Fulton Savings, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

            (d) Stockholder Approval;  Fairness Opinion. The affirmative vote of
                ---------------------------------------
a majority of the outstanding shares of Fulton Common Stock entitled to vote on this Agreement is the only vote of the stockholders of Fulton required for approval of this Agreement and the consummation of the Merger and the related transactions contemplated hereby. Fulton has received the written opinion of Manchester Partners, L.L.C., a division of D.R. Hancock & Co., to the effect that, as of the date hereof, the Merger Consideration to be received by Fulton's stockholders is fair, from a financial point of view, to such stockholders.

                  (e) No Violations; Consents. The execution, delivery and
                      -----------------------
performance of this Agreement by Fulton do not, and the consummation of the transactions contemplated hereby will not, constitute (i) assuming receipt of all Requisite Regulatory Approvals (as defined in SECTION 2.3(C)) and requisite stockholder approvals, a violation of any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Fulton or any of its Subsidiaries (or any of their respective properties) is subject, (ii) a violation of the certificate of incorporation or bylaws of Fulton or the similar organizational documents of any of its Subsidiaries or (iii) a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Fulton or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Fulton or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject. The consummation by Fulton and Fulton Savings of the transactions (including the Bank Merger) contemplated hereby (exclusive of the effect of any changes effected pursuant to SECTION 1.8) will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, or instrument, other than (x) the approval of the holders of a majority of the outstanding shares of Fulton Common Stock entitled to vote thereon, (y) the approval of Fulton as the sole stockholder of Fulton Savings and (z) the consent of the Office of Thrift Supervision ("OTS"). As of the date hereof, the executive officers of Fulton know of no reason pertaining to Fulton why any of the approvals referred to in this SECTION 2.2(E) should not be obtained.

            (f)   Reports and Financial Statements.
                  --------------------------------

                  (i) Fulton and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since June 30, 1997 with (a) the FDIC, (b) the OTS, (c) the National Association of Securities Dealers, Inc. ("NASD") and (d) the Securities and Exchange Commission ("SEC") (collectively, "FULTON'S REPORTS") and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, none of Fulton's Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. All of Fulton's Reports filed with the SEC complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended ("EXCHANGE ACT") and the rules and regulations of the SEC promulgated thereunder.

                  (ii) Each of the financial statements of Fulton included in Fulton's Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by the SEC). Each of the consolidated statements of condition contained or incorporated by reference in Fulton's Reports (including in each case any related notes and schedules) and each of the consolidated statements of operations, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity, contained or incorporated by reference in Fulton's Reports (including in each case any related notes and schedules) fairly presented (x) the financial position of the entity or entities to which it relates as of its date and (y) the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with GAAP, except as may be noted therein.

            (g)   Absence of Certain Changes or Events.  Except as disclosed in
                  ------------------------------------
Fulton's Reports filed on or prior to the date of this Agreement, since June 30, 1998, (i) Fulton and its Subsidiaries have not incurred any liability, except in the ordinary course of their business consistent with past practice,
(ii) Fulton and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices, (iii) there has not been any Material Adverse Effect with respect to Fulton and its Subsidiaries, taken as a whole, and (iv) there has been no change in any accounting principles, practices or methods of Fulton or any of its Subsidiaries other than as required by GAAP.

            (h)   Absence of Claims. No litigation, controversy, claim, action,
                  -----------------
suit or other legal administrative or arbitration proceeding before any court, governmental agency or arbitrator is pending against Fulton or any of its Subsidiaries and no such litigation, controversy, claim, action, suit or proceeding has been threatened.

           (i) Absence of Regulatory Actions.  Since June 30, 1997, neither
               -------------------------------
Fulton nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, or has been a recipient of any extraordinary supervisory letter from any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits ("GOVERNMENT REGULATORS"), or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

           (j) Taxes. All federal, state, local and foreign tax returns required
               -----
to be filed by or on behalf of Fulton or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by Fulton or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Fulton's balance sheet (in accordance with GAAP). For purposes of this SECTION 2.2(J), the term "taxes" shall include all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Fulton or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where Fulton or any of its Subsidiaries do not file tax returns that Fulton or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Fulton or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Fulton's balance sheet (in accordance with GAAP). Fulton and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Fulton and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Fulton and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Internal Revenue Code (the "IRC") and similar applicable state and local information reporting requirements.

            (k)   Agreements.
                  ----------

            (i) Fulton and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), to be performed after the date hereof that has not been filed with or incorporated by reference in Fulton's Reports. Neither Fulton nor any of its Subsidiaries is a party to an oral or written (A) agreement (other than agreements with any officer or director) requiring the payment by Fulton or a subsidiary of

Fulton of $25,000 or more per annum not terminable on 60 days' or less notice,
(B) agreement with any present or former director, officer or employee of Fulton or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Fulton or any of its Subsidiaries of the nature contemplated by this Agreement,
(C) agreement with respect to any employee or director of Fulton or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than 60 days, (D) agreement or plan, including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (E) agreement containing covenants that limit the ability of Fulton or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, Fulton (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency). Fulton has previously delivered to Central true and complete copies of each agreement and other documents referenced in Fulton's Disclosure Letter with respect to this SECTION 2.2(K)(I).

                   (ii) Neither Fulton nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

                   (iii) Fulton and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses, and neither Fulton nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of Fulton and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

            (l) Labor Matters. Fulton and its Subsidiaries are in material
                -------------
compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither Fulton nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Fulton or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Fulton or any of its Subsidiaries pending or threatened.

            (m)   Employee Benefit Plans.
                  ----------------------

                  (i) Fulton's Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Fulton or any of its Subsidiaries (hereinafter referred to collectively as the "FULTON EMPLOYEE PLANS"). There has been no announcement or commitment by Fulton or any of its Subsidiaries to create an additional Fulton Employee Plan, or to amend any Fulton Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such Fulton Employee Plan. With respect to each Fulton Employee Plan, Fulton has supplied to Central a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the Internal Revenue Service ("IRS") for the most recent plan year, if required to be filed, (B) such Fulton Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such Fulton Employee Plan, including amendments thereto, and (D) the most recent determination letter issued by the IRS if such Fulton Employee Plan is a Fulton Qualified Plan (as defined below).

                  (ii) There is no pending or threatened litigation, administrative action or proceeding relating to any Fulton Employee Plan. All of the Fulton Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Fulton Employee Plans which is likely to result in the imposition of any penalties or taxes under Section 502(i) of ERISA or
Section 4975 of the IRC upon Fulton or any of its Subsidiaries.

                  (iii) Neither Fulton nor any of its Subsidiaries maintains a pension plan or any other employee benefit plan subject to Title IV of ERISA. Neither Fulton nor any of its Subsidiaries has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980.

                  (iv) Each Fulton Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a "FULTON QUALIFIED PLAN") has received a favorable determination letter from the IRS, and Fulton and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each Fulton Qualified Plan that is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the IRC) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the IRC and the regulations thereunder in all respects and any assets of any such Fulton Qualified Plan that are not allocated to participants' individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

                  (v) Fulton and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any Fulton Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals. With respect to Fulton or any of its Subsidiaries, for the Fulton Employee Plans listed in Fulton's Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Fulton or any of its Subsidiaries to any person which is an "excess parachute payment" (as defined in Section 280G of the IRC), increase or secure (by way of a trust or other vehicle) any benefits payable under any Fulton Employee Plan or accelerate the time of payment or vesting of any such benefit.

            (n) Title to Assets. Fulton's Disclosure Letter contains a complete
                ---------------
and accurate list of all real property owned or leased by Fulton or any of its Subsidiaries, including all properties of Fulton or any of its Subsidiaries classified as "Real Estate Owned" or words of similar import (the "REAL PROPERTY"). To the knowledge of Fulton, none of the buildings, structures or other improvements located on the Real Property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way. Fulton and each of its Subsidiaries have good and marketable title to their respective properties and assets (including any intellectual property asset such as any trademark, service mark, tradename or copyright) and property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer whether real or personal, tangible or intangible, reflected on the consolidated financial statements of Fulton as of June 30, 1998, or acquired after such date, other than such items of personal property as have been disposed of in the ordinary course of business since June 30, 1998, in each case free and clear of any liens, security interests, encumbrances, mortgages, pledges, restrictions, charges or rights or interests of others, except pledges to secure deposits and other liens incurred in the ordinary course of business. Each lease pursuant to which Fulton or any of its Subsidiaries is lessee or lessor is valid and in full force and effect and neither Fulton nor any of its Subsidiaries, nor any other party to any such lease, is in default or in violation of any provisions of any such lease. All material tangible properties of Fulton and each of its Subsidiaries are in a good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by Fulton to be adequate for the current business of Fulton and its Subsidiaries.

            (o) Compliance with Laws. Fulton and each of its Subsidiaries has
                --------------------
all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies (each, a "GOVERNMENTAL ENTITY") that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of Fulton, no suspension or cancellation of any of them is threatened. Neither Fulton nor any of its Subsidiaries are in material violation of, is, to the knowledge of Fulton, under investigation with respect to any material violation of, or has been given notice or been charged with any material violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity.

            (p) Fees. Other than financial advisory services performed for
                ----
Fulton by Manchester Partners, L.L.C., neither Fulton nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Fulton or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby. Fulton has provided Central with a true and correct copy of the contract between Fulton and Manchester Partners, L.L.C.

            (q) Environmental Matters. There is no suit, claim, action, demand,
                ---------------------
executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum against Fulton or any of its Subsidiaries for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law (as defined below) or relating to the presence of or release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries. To Fulton's knowledge, the properties currently owned or operated by Fulton or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law. Neither Fulton nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive, request or other communication (written or oral) for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law. To Fulton's knowledge, there are no underground storage tanks on, in or under any properties owned or operated by Fulton or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by Fulton or any of its Subsidiaries. To Fulton's knowledge, during the period of Fulton's or any of its Subsidiaries' ownership or operation of any of their respective current properties, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties. To Fulton's knowledge, prior to the period of Fulton's or any of its Subsidiaries' ownership or operation of any of their respective current properties, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

            "ENVIRONMENTAL LAW" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, directive, executive or administrative order, judgment, decree, injunction, legal requirement or agreement with any Governmental Entity relating to (A) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes all federal, state and local laws, rules, regulations or requirements relating to the protection of the environment or health and safety, including, without limitation, (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including, but not limited to, the Hazardous and Solid Waste Amendments thereto and Subtitle I relating to underground storage tanks), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

            "HAZARDOUS MATERIAL" means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

            (r)   Loan Portfolio; Allowance.
                  -------------------------

                  (i) With respect to each loan owned by Fulton or its Subsidiaries in whole or in part, to Fulton's knowledge (A) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, (B) the note and the related security documents, copies of which are included in the loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable loan file and (C) Fulton or one of its Subsidiaries is the sole holder of legal and beneficial title to each loan reflected in the consolidated financial statements of Fulton except as otherwise disclosed in the applicable loan file or on the books and records of Fulton and its Subsidiaries.

                  (ii) The allowance for loan losses reflected in Fulton's statement of financial condition at March 31, 1999 was, and the allowance for possible losses shown on the balance sheets in Fulton's Reports for periods ending after March 31, 1999 will be, in the opinion of management, adequate to provide for losses inherent in Fulton's loan portfolio. At the Effective Time, Fulton Savings' allowance for loan losses shall be not less than $1,100,000.

            (s) Deposits. None of the deposits of Fulton or any of its
                --------
Subsidiaries is a "brokered" deposit.

            (t) Anti-takeover Provisions Inapplicable. Fulton and its
                -------------------------------------
Subsidiaries have taken all actions required to exempt Fulton, Central, Acquisition Sub, Central Bank, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state "anti-takeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

            (u) Material Interests of Certain Persons. No officer or director of
                -------------------------------------
Fulton, or any "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Fulton or any of its Subsidiaries.

            (v) Insurance. In the opinion of management, Fulton and its
                ---------
Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Fulton and its Subsidiaries are in full force and effect, Fulton and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

            (w) Investment Securities; Derivatives.
                ----------------------------------

                (i) Except for investments in Federal Home Loan Bank ("FHLB") Stock, pledges to secure FHLB borrowings, reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course of business and restrictions that exist for securities to be classified as "held to maturity," none of the investments reflected in the consolidated balance sheet of Fulton at March 31, 1999, and none of the investment securities held by it or any of its Subsidiaries since March 31, 1999, is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

                (ii) Except for adjustable-rate mortgage loans and adjustable-rate advances, neither Fulton nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (a) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (b) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

            (x)  Indemnification. Except as provided in the certificate of
                 ---------------
incorporation or bylaws of Fulton and the similar governing documents of its Subsidiaries, neither Fulton nor any Subsidiary is a party to any indemnification agreement with any of its present or former directors, officers, or employees, and, to the best knowledge of Fulton, there are no claims for which any such person would be entitled to indemnification under the organization certificate of incorporation or bylaws of Fulton or the similar governing documents of any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

            (y)  Books and Records. The books and records of Fulton and its
                 -----------------
Subsidiaries on a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

            (z)  Corporate Documents. Complete and correct copies of the
                 -------------------
certificate of incorporation, bylaws and similar governing documents of Fulton and each of Fulton's Subsidiaries, as in effect as of the date of this Agreement, have previously been delivered to Central. The minute books of Fulton and Fulton Savings constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders. The minute books of each of Fulton's other Subsidiaries constitutes a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and the stockholders of each such Subsidiary.

            (aa) Year 2000 Matters. Fulton and its Subsidiaries have completed a
                 -----------------
review of their computer systems to identify systems that could be affected by the "Year 2000" issue and reasonably believe they have identified all such Year 2000 problems. Fulton's management has developed and commenced implementation of a plan which is designed to complete any required initial changes to the computer systems of Fulton and its Subsidiaries and to complete testing of those changes by June 30, 1999 (the "YEAR 2000 PLAN"). Between the date of this Agreement and the Effective Time, Fulton shall use commercially practicable efforts to implement and/or continue to undertake its Year 2000 Plan. Year 2000 issues have not had, and are not reasonably expected to have, a Material Adverse Effect on Fulton and its Subsidiaries, taken as a whole.

            (bb) Proxy Statement. The information regarding Fulton to be
                 ---------------
included in the proxy statement to be filed with the SEC by Fulton under the Exchange Act and distributed in connection with Fulton's meeting of stockholders to vote upon this Agreement and the Merger (as amended or supplemented from time to time, the "PROXY STATEMENT") will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            (cc) Community Reinvestment Act Compliance. Fulton Savings is in
                 -------------------------------------
material compliance with the applicable provisions of the Community Reinvestment Act ("CRA") and the regulations promulgated thereunder, and Fulton Savings currently has a CRA rating of satisfactory or better. To Fulton's knowledge, there is no fact or circumstance or set of facts or circumstances that would cause Fulton Savings to fail to comply with such provisions or cause the CRA rating of Fulton Savings to fall below satisfactory.

            (dd) Undisclosed Liabilities. As of the date hereof, Fulton and its
                 -----------------------
Subsidiaries have not incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) except for (i) liabilities reflected on or reserved against in the consolidated financial statements of Fulton as of June 30, 1998, (ii) liabilities incurred since June 30, 1998 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Fulton and its Subsidiaries, taken as a whole, and
(iii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with a proposed sale or merger of Fulton.

            Section 2.3. Representations and Warranties of Central. Central
                         -----------------------------------------
represents and warrants to Fulton that, except as specifically disclosed in Central's Disclosure Letter:

            (a)   Organization.
                  ------------

                  (i) Central is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and is registered as a bank holding company under the Bank Holding Company Act, as amended ("BHCA"). Central Bank is a trust company duly organized, validly existing and in good standing under the laws of the State of Missouri and is a Subsidiary of Central. Each Subsidiary of Central other than Central Bank is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of Central and its Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                  (ii) Central and each of its Subsidiaries has the requisite corporate power and authority and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

                  (iii) All of the shares of capital stock of Central Bank are fully paid, nonassessable and not subject to any preemptive rights and (except for directors' qualifying shares) are owned by Central free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares.

                  (iv) The deposits of Central Bank are insured by the Bank Insurance Fund of the FDIC to the extent provided in the FDIA.

            (b)   Authority.
                  ---------

                  (i) Central has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of all required regulatory or governmental approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of Central. This Agreement has been duly and validly executed and delivered by Central and constitutes a valid and binding obligation of Central, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

                  (ii) Central Bank has all requisite corporate power and authority to enter into the Plan of Bank Merger and, subject to approval of the Plan of Bank Merger by the stockholders of Central Bank and the receipt of all required regulatory or governmental approvals, to consummate the transactions contemplated thereby. The execution and delivery of the Plan of Bank Merger and, subject to the approval of the stockholders of Central Bank, the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate actions on the part of Central Bank. The Plan of Bank Merger, upon execution and delivery by Central Bank, will be duly and validly executed and delivered by Central Bank and will constitute a valid and binding obligation of Central Bank, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

            (c) No Violations; Consents. The execution, delivery and performance
                -----------------------
of this Agreement by Central do not, and the consummation of the transactions contemplated hereby will not, constitute (i) assuming receipt of all Requisite Regulatory Approvals, a violation of any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Central or any of its Subsidiaries (or any of their respective properties) is subject, (ii) a violation of the articles of incorporation or bylaws of Central or the similar organizational documents of any of its Subsidiaries or (iii) a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Central or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Central or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject. The consummation by Central and Central Bank of the transactions (including the Bank Merger) contemplated hereby (exclusive of the effect of any changes effected pursuant to SECTION 1.8) will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, or instrument, other than (x) the approval of Central as the sole shareholder of Acquisition Sub, (y) the approval of the shareholders of Central Bank, and (z) the approval of the Board of Governors of the Federal Reserve System ("FRB") under the BHCA, the approval of the Missouri Division of Finance under Chapter 362 of the Missouri Revised Statutes, and the approval of the FDIC under Section 18(c) of the FDIA (collectively, the "REQUISITE REGULATORY APPROVALS"). As of the date hereof, the executive officers of Central know of no reason pertaining to Central why any of the approvals referred to in this SECTION 2.3(C) should not be obtained.

            (d)   Reports and Financial Statements.
                  --------------------------------

                  (i) Central and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1996 with (a) the FDIC, (b) the FRB and (c) the Missouri Division of Finance (collectively, "CENTRAL'S REPORTS") and, to Central's knowledge, have paid all fees and assessments due and payable in connection therewith. As of their respective dates, none of Central's Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (ii) The financial statements of Central, as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto). The consolidated statements of condition at December 31, 1998 and 1997 (including in each case any related notes and schedules) and each of the consolidated statements of operations, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity, for the years ended December 31, 1998, 1997 and 1996 (including in each case any related notes and schedules) fairly presented (a) the financial position of the entity or entities to which it relates as of its date and (b) the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP, except as may be noted therein.

            (e) Absence of Certain Changes or Events. Except as disclosed in
                ------------------------------------
Central's Reports filed on or prior to the date of this Agreement, since December 31, 1998, there has not been any Material Adverse Effect with respect to Central and its Subsidiaries, taken as a whole.

            (f) Absence of Claims. No litigation, proceeding, controversy, claim
                -----------------
or action before any court or governmental agency is pending or has been threatened against Central or any of its Subsidiaries that would reasonably be expected to prevent or would adversely affect or which seeks to prohibit the consummation of the transactions contemplated by this Agreement.

            (g) Absence of Regulatory Actions. Neither Central nor any of its
                -----------------------------
Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar written undertaking to, or is subject to any action, proceeding, order or directive by, or is a recipient of any extraordinary supervisory letter from any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, nor has it been advised by any Governmental Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar written undertaking.

            (h) Year 2000 Matters. Central has completed a review of its
                -----------------
computer systems to identify systems that could be affected by the "Year 2000" issue and reasonably believes it has identified all Year 2000 problems. Central's management has developed and commenced implementation of a plan which is designed to complete any required initial changes to its computer systems and to complete testing of those changes by June 30, 1999. Between the date of this Agreement and the Effective Time, Central shall use commercially practicable efforts to implement and/or continue to undertake such plan. Year 2000 issues are not reasonably expected to prevent or adversely affect the ability of Central to obtain the Requisite Regulatory Approvals.

            (i) Proxy Statement. The information regarding Central to be
                ---------------
provided to Fulton by Central for inclusion in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            (j) Community Reinvestment Act Compliance. Central's depository
                -------------------------------------
institution Subsidiaries are each in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and each currently has a CRA rating of satisfactory or better. To Central's knowledge, there is no fact or circumstance or set of facts or circumstances that would cause any of its depository institution Subsidiaries to fail to comply with such provisions or cause the CRA rating of any such institution to fall below satisfactory.

            (k) Availability of Funds. Central has readily available to it
                ---------------------
sufficient funds to satisfy its obligations under Article I of this Agreement.


                                  ARTICLE III
                          CONDUCT PENDING THE MERGER
                          --------------------------

            Section 3.1.  Conduct of Fulton's Business Prior to the Effective
                          ---------------------------------------------------
Time. Except as expressly provided in this Agreement, during the period from the
----
date of this Agreement to the Effective Time, Fulton shall, and shall cause its Subsidiaries to, use its best efforts to (i) conduct its business in the regular, ordinary and usual course consistent with past practice, (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of Fulton or Central to perform their respective covenants and agreements on a timely basis under this Agreement, (iv) take no action which would adversely affect or delay the ability of Fulton, Fulton Savings, Central or Central Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, and (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on Fulton or Fulton Savings.

            Section 3.2. Forbearance by Fulton. Without limiting the covenants
                         ----------------------
set forth in SECTION 3.1 hereof, except as otherwise provided in this Agreement and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Fulton shall not, and shall not permit any of its Subsidiaries to, without the prior consent of Central:

            (a) change any provisions of the certificate of incorporation or bylaws of Fulton or the similar governing documents of its Subsidiaries;

            (b) issue, deliver or sell any shares of its capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock or change the terms of any of its outstanding stock options or warrants or issue, grant or sell any option, warrant, call, commitment, stock appreciation right, right to purchase or agreement of any character relating to the authorized or issued capital stock of Fulton except pursuant to the exercise of stock options or warrants outstanding as of the date of this Agreement, or split, combine, reclassify or adjust any shares of its capital stock or otherwise change its capitalization;

            (c) other than regular quarterly dividends not in excess of $0.075 per share of Fulton Common Stock, make, declare or pay any cash or stock dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock. Subject to applicable regulatory restrictions, if any, Fulton Savings may pay a cash dividend that is, in the aggregate, sufficient to fund any dividend by Fulton permitted hereunder;

            (d) other than in the ordinary course of business consistent with past practice, sell, transfer, assign, mortgage, encumber or otherwise dispose of any of its material properties, leases, assets or other rights or agreements to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary of Fulton;

            (e) (i) increase in any manner the compensation or fringe benefits of any of its employees or directors, other than general increases in compensation for non-executive officer employees in the ordinary course of business consistent with past practice; (ii) except as specifically provided for elsewhere herein or as required by applicable law or to maintain qualification pursuant to the IRC, adopt, amend, renew or terminate any Fulton Employee Plan;
(iii) hire any employee with an annual total compensation payment in excess of $35,000; or (iv)
enter into, modify or renew any employment contract or other agreement or arrangement with any director, officer or other employee;

            (f) except as contemplated by SECTION 4.2, change its method of accounting as in effect at March 31, 1999, except as required by changes in GAAP as concurred in by Fulton's independent auditors;

            (g) settle any claim, action or proceeding involving any liability of Fulton or any of its Subsidiaries for money damages in excess of $50,000 or impose material restrictions upon the operations of Fulton or any of its Subsidiaries;

            (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to Fulton, except in satisfaction of debts previously contracted;

            (i) except pursuant to commitments existing at the date hereof which have previously been disclosed to Central, other than in the ordinary course consistent with past practice, make any real estate loans secured by undeveloped land or real estate located outside the State of Missouri (other than real estate secured by one-to-four family homes) or make any construction loans (other than construction loans secured by one-to-four family homes) outside the State of Missouri;

            (j) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

            (k) other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $50,000 and other than investments for Fulton's portfolio made in accordance with SECTION 3.2(L), make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

            (l) make any investment in any debt security, including mortgage-backed and mortgage-related securities (other than U.S. government and U.S. government agency securities with final maturities not greater than five years, mortgage-backed or mortgage related securities which would not be considered "high risk" securities pursuant to Thrift Bulletin Number 52 issued by the OTS or securities of the FHLB, in each case that are purchased in the ordinary course of business consistent with past practice), or materially restructure or change its investment securities portfolio, through purchases, sales or otherwise;

            (m) enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $20,000 per annum and other than contracts or agreements covered by SECTION 3.2(N);

            (n) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (A) in conformity with existing lending practices in amounts not to exceed an aggregate of $500,000 with respect to any individual borrower or (B) loans or advances as to which Fulton has a binding obligation to make such loan or advances as of the date hereof;

            (o) incur any additional borrowings other than short-term (six months or less) FHLB borrowings and reverse repurchase agreements consistent with past practice, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of Fulton or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder;

            (p) make any capital expenditures in excess of $20,000 per expenditure other than pursuant to binding commitments existing on the date hereof disclosed in the Fulton Disclosure Schedule and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

            (q) organize, capitalize, lend to or otherwise invest in any Subsidiary;

            (r) elect to any senior executive office any person who is not a member of the senior executive officer team of Fulton as of the date of this Agreement or elect to the Board of Directors of Fulton any person who is not a member of the Board of Directors of Fulton as of the date of this Agreement;

            (s) enter into any new line of business;

            (t) take or omit to take any action that is intended or may reasonably be expected to result in any of Fulton's representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or which would make any of such representations and warranties untrue or incorrect in any material respect if made anew after taking such action;

            (u) agree or make any commitment to take any action that is prohibited by this SECTION 3.2.

            In the event that Central does not respond in writing to Fulton within five business days of receipt by Central of a written request for Fulton to engage in any of the actions for which Central's prior written consent is required pursuant to this SECTION 3.2, Central shall be deemed to have consented to such action. Any request by Fulton or response thereto by Central shall be made in accordance with the notice provisions of SECTION 8.7, shall note that it is a request pursuant to this SECTION 3.2 and shall state that a failure to respond within five business days shall constitute consent.

            Section 3.3. Conduct of Central's Business Prior to the Effective
                          ---------------------------------------------------
Time. Except as expressly provided in this Agreement, during the period from the
----
date of this Agreement to the Effective Time, Central shall, and shall cause its Subsidiaries to, use its best efforts to (i) take no action which would materially adversely affect or delay the ability of Fulton or Central to perform their respective covenants and agreements on a timely basis under this Agreement and (ii) take no action which would adversely affect or delay the ability of Fulton, Central, Fulton Savings or Central Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction.


                                  ARTICLE IV
                                   COVENANTS

            Section 4.1. Acquisition Proposals. From and after the date hereof
                         ---------------------
until the termination of this Agreement, neither Fulton or Fulton Savings, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by Fulton or any of its Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this SECTION 4.1 shall prohibit the Board of Directors of Fulton from (i) furnishing information to, or entering into discussions or negotiations with any, person or entity that makes an unsolicited written, bona fide proposal to acquire Fulton pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that, (A) the Board of Directors of Fulton receives a written opinion from its independent financial advisor that such proposal may be superior to the Merger from a financial point-of-view to Fulton's stockholders and (B) the Board of Directors of Fulton, after consultation with independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of Fulton to comply with its fiduciary duties to stockholders under applicable law (such proposal that satisfies (A) and (B) being referred to herein as a "SUPERIOR PROPOSAL"), (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or (iii) failing to make or withdrawing or modifying its recommendation and entering into a Superior Proposal if there exists a Superior Proposal and the Board of Directors of Fulton, after consultation with independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of Fulton to comply with its fiduciary duties to stockholders under applicable law.

      For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any of the following (other than the transactions contemplated hereunder) involving Fulton or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Fulton or Fulton Savings, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Fulton or the filing of a registration statement under the Securities Act of 1933 in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

            Section 4.2.  Certain Policies of Fulton.
                          --------------------------

            (a) At the request of Central, Fulton shall cause Fulton Savings to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and investment and asset/liability management policies and practices after the date on which all Requisite Regulatory Approvals and stockholder approvals are received, and after receipt of written confirmation from Central that it is not aware of any fact or circumstance that would prevent completion of the Merger, and prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of Central Bank; PROVIDED, HOWEVER, that Fulton shall not be required to take such action more than 30 days prior to the Effective Date; and PROVIDED, FURTHER, that such policies and procedures are not prohibited by GAAP or any applicable laws and regulations.

            (b) Fulton's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this SECTION 4.2. Central agrees to hold harmless, indemnify and defend Fulton and its Subsidiaries, and their respective directors, officers and employees, for any loss, claim, liability or other damage caused by or resulting from compliance with this SECTION 4.2.

            Section 4.3.  Access and Information. Upon reasonable notice, Fulton
                          ----------------------
shall (and shall cause its Subsidiaries to) afford Central and its representatives (including, without limitation, directors, officers and employees of Central and its affiliates and counsel, accountants and other professionals retained by Central) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), contracts, properties, personnel and to such other information relating to Fulton and its Subsidiaries as Central may reasonably request; PROVIDED, HOWEVER, that no investigation pursuant to this SECTION 4.3 shall affect or be deemed to modify any representation or warranty made herein. Fulton shall provide Central with true and complete copies of all financial and other information relating to the business or operations of Fulton and its Subsidiaries that is provided to directors of Fulton and Fulton Savings in connection with meetings of their Board of Directors of committees thereof. In furtherance, and not in limitation of the foregoing, Fulton shall make available to Central all information necessary or appropriate for the preparation and filing of all real property and real estate transfer tax returns and reports required by reason of the Merger or the Bank Merger.

Central will not, and will cause its representatives not to, use any information obtained pursuant to this SECTION 4.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, Central will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this SECTION 4.3 unless such information (i) was already known to Central or an affiliate of Central, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to Central or an affiliate of Central from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy, (iii) is disclosed with the prior written approval of Fulton or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto (or an affiliate of any party hereto) to be returned to the party that furnished the same.

            Section 4.4. Certain Filings, Consents and Arrangements. Central
                         -------------------------------------------
shall as soon as practicable and in cooperation with Fulton (and in any event within 45 days after the date hereof) make, or cause to be made, any filings and applications and provide any notices required to be filed or provided in order to obtain all approvals, consents and waivers of Governmental Entities and third parties necessary or appropriate for the consummation of the transactions contemplated hereby. Central shall provide Fulton and its counsel with an opportunity to review all filings, applications and notices prior to their being submitted to any governmental authority and shall provide Fulton with copies of all filings, applications and notices submitted to any governmental authority.

            Section 4.5. Antitakeover Provisions. Fulton and its Subsidiaries
                         -----------------------
shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Central, Acquisition Sub, Central Bank, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an antitakeover nature contained in Fulton's or its Subsidiaries' organization certificates and bylaws and the provisions of any federal or state antitakeover laws.

            Section 4.6. Additional Agreements. Subject to the terms and
                         ---------------------
conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including the Merger and the Bank Merger, as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

            Section 4.7.  Publicity. Fulton and Central shall consult with each
                          ---------
other in issuing any press releases or otherwise making public statements with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

            Section 4.8.  Stockholders Meeting. Fulton shall take all action
                          --------------------
necessary, in accordance with applicable law and its Certificate of Incorporation and Bylaws, to convene a meeting of its stockholders ("STOCKHOLDER MEETING") as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement, the Merger and the other transactions provided for in this Agreement. Except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties as advised by such Board's counsel, the Board of Directors of Fulton shall (a) recommend at its Stockholder Meeting that the stockholders vote in favor of and approve the transactions provided for in this Agreement and (b) use its best reasonable efforts to solicit such approvals. Fulton may employ professional proxy solicitors to assist in contacting stockholders in connection with soliciting favorable votes on the Merger.

            Section 4.9.  Proxy Statement. As soon as practicable after the date
                          ---------------
hereof, Fulton shall prepare a Proxy Statement for the purpose of taking stockholder action on the Merger and this Agreement and shall file the Proxy Statement with the SEC, respond to comments of the staff of the SEC and, promptly after the Proxy Statement is cleared by the SEC, mail the Proxy Statement to the holders of record (as of the applicable record date) of shares of voting stock of Fulton. Fulton shall provide Central and its counsel with an opportunity to review the Proxy Statement prior to its being filed with the SEC and shall provide Central and its counsel with copies of the definitive Proxy Statement.

            Section 4.10. Notification of Certain Matters. Fulton shall give
                          -------------------------------
prompt notice to Central of: (a) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by Fulton or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of Fulton and its Subsidiaries taken as a whole to which Fulton or any Subsidiary is a party or is subject; and (b) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect with respect to Fulton and its Subsidiaries taken as a whole. Each of Fulton and Central shall give prompt notice to the other party of any (i) notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement and
(ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect at any time from the date hereof to the Effective Time or to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied in all material respects.

            Section 4.11.  Employees, Directors and Officers.
                           ---------------------------------

            (a) All persons who are employees of Fulton Savings immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a "CONTINUING EMPLOYEE") shall, at the Effective Time, become employees of Central Bank; PROVIDED, HOWEVER, that in no event shall any of Fulton's employees be officers of Central Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of Central Bank. All of the Continuing Employees shall be employed at the will of Central Bank and no contractual right to employment shall inure to such employees because of this Agreement. Central will use its best efforts to retain all of the employees of Fulton Savings, subject to the qualifications of such employees and the needs of Central Bank.

            (b) Except as otherwise provided in paragraph (d) of this SECTION 4.11, appropriate steps shall be taken to terminate all Fulton Employee Plans as of the Effective Time or as promptly as practical thereafter. Immediately following the Effective Time, each Continuing Employee shall be eligible to participate in Central's benefit plans on the same basis as a new employee of Central or Central Bank (it being understood that inclusion of Continuing Employees in Central's benefit plans may occur at different times with respect to different plans); PROVIDED, HOWEVER, that with respect to each Central benefit plan, for purposes of determining eligibility to participate and vesting (but not for the accrual of benefits), service with Fulton or Fulton Savings shall be treated as service with Central Bank. Service with Fulton or Fulton Savings also shall be treated as service with Central Bank for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitation with respect to any Central or Central Bank "welfare benefit plan", as defined in Section 3(1) of ERISA. Each Continuing Employee shall receive credit for service with Fulton or Fulton Savings for purposes of computing vacation pay benefits.

            (c) Central agrees to honor existing employment agreements, including the change in control provisions of such agreements, between Fulton and Fulton Savings and certain employees as set forth in Fulton's Disclosure Letter. Such payments may be made by Fulton immediately prior to the Effective Time if so agreed to by Central, or on such other schedule as may be mutually agreed upon by the individual employee and Central.

            (d) Prior to the Effective Time, Fulton shall terminate the Fulton Employee Stock Ownership Plan ("ESOP") by proper action of the Board of Directors of Fulton. As soon as administratively practicable after the Effective Time, the ESOP shall apply any cash received in the Merger with respect to unallocated shares of Fulton Common Stock to the repayment in full of the outstanding ESOP indebtedness. Any surplus cash remaining after repayment of such indebtedness shall be allocated as investment earnings of the ESOP to the stock accounts of ESOP participants (and, if required, to the accounts of former participants or their beneficiaries) in proportion to their stock account balances in a manner consistent with the terms of the ESOP plan document.

            (e) Central shall cause all of the members of Fulton's Board of Directors as of the date of this Agreement, who are willing to so serve, to be elected to or appointed as members of an advisory board ("ADVISORY BOARD") as of the Effective Time. Central shall maintain the Advisory Board for a period of not less than one year, but may modify or dissolve the Advisory Board in its sole discretion after the first anniversary of the Effective Time. The function of the Advisory Board shall be to advise Central with respect to deposit and lending activities in Fulton's market area and to maintain and develop customer relationships. Each member of the Advisory Board shall receive a monthly fee of $200, plus appropriate fees for any additional services such member shall perform.

            Section 4.12. Indemnification.
                          ----------------

            (a) From and after the Effective Time through the sixth anniversary of the Effective Date, Central (and any successor) agrees to indemnify and hold harmless each present and former director and officer of Fulton and its Subsidiaries and each officer or employee of Fulton and its Subsidiaries that is serving or has served as a director or trustee of another entity expressly at Fulton's request or direction (each, an "INDEMNIFIED PARTY"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, and to advance any such Costs to each Indemnified Party as they are from time to time incurred, in each case to the fullest extent such Indemnified Party would have been permitted to be indemnified as a director, officer or employee of Fulton and its Subsidiaries and under the DGCL (as in effect on the Effective Date).

            (b) Any Indemnified Party wishing to claim indemnification under
SECTION 4.12(A), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Central thereof, but the failure to so notify shall not relieve Central of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice Central. In the event of any such claim, action, suit, proceeding or investigation: (i) Central shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and Central shall not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Central does not elect to assume such defense within a reasonable time or counsel for the Indemnified Party at any time advises that there are issues which raise conflicts of interest between Central and the Indemnified Party (and counsel for Central does not disagree), the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and Central shall remain responsible for the reasonable fees and expenses of such counsel as set forth above, to be paid promptly as statements therefor are received; PROVIDED, HOWEVER, that Central shall be obligated pursuant to this paragraph
(b) to pay for only one firm of counsel for all Indemnified Parties in any one jurisdiction with respect to any given claim, action, suit, proceeding or investigation unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (ii) the Indemnified

Party will reasonably cooperate in the defense of any such matter; and (iii) Central shall not be liable for any settlement effected by an Indemnified Party without its prior written consent, which consent may not be withheld unless such settlement is unreasonable in light of such claims, actions, suits, proceedings or investigations against, or defenses available to, such Indemnified Party.

            (c) Central shall pay all reasonable Costs, including attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this SECTION 4.12 to the fullest extent permitted under the DGCL (as in effect on the Effective Date). The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

            (d) Central shall maintain Fulton's existing directors and officers' insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by Fulton's existing policy, including Central's existing policy if its meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six years after the Effective Date.

            (e) In the event Central or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Central assume the obligations set forth in this SECTION 4.12.

            (f) The provisions of this SECTION 4.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.


                                   ARTICLE V
                          CONDITIONS TO CONSUMMATION
                          --------------------------

            Section 5.1. Conditions to Each Party's Obligations. The respective
                         --------------------------------------
obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

            (a) This Agreement shall have been approved by the requisite vote of Fulton's stockholders in accordance with applicable laws and regulations.

            (b) The Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired.

            (c) No party hereto shall be subject to any order, decree, ruling or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger, the Bank Merger or any other transactions contemplated by this Agreement and no

Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger, the Bank Merger or any transactions contemplated by this Agreement.

            (d) No statute, rule or regulation shall have been enacted, promulgated, or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger, the Bank Merger or any other transactions contemplated by this Agreement.

            Section 5.2. Conditions to the Obligations of Central. The
                         ----------------------------------------
obligations of Central to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Central:

            (a) Each of the obligations of Fulton and Fulton Savings, respectively, required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Fulton and Fulton Savings contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date) except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" set forth therein) would not have, individually or in the aggregate, a Material Adverse Effect on Fulton, and Central shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of Fulton.

            (b) On the Closing Date, Dissenters' Shares shall not constitute more than 10% of the outstanding shares of Fulton Common Stock.

            Section 5.3. Conditions to the Obligations of Fulton. The
                         ---------------------------------------
obligations of Fulton to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Fulton:

            (a) Each of the obligations of Central and Central Bank, respectively, required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Central and Central Bank contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date) except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" set forth therein) would not have, individually or in the aggregate, a Material Adverse Effect on Central, and Fulton shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of Central.

            (b) Central shall have provided to the Exchange Agent sufficient cash to pay the aggregate Merger Consideration and Fulton shall have received a certificate from the Exchange Agent to such effect.


                                  ARTICLE VI
                                  TERMINATION
                                  -----------

            Section 6.1. Termination. This Agreement may be terminated, and the
                         -----------
Merger abandoned, at or prior to the Effective Date, either before or after any requisite stockholder approval:

            (a) by the mutual consent of Central and Fulton in a written instrument, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board; or

            (b) by Central or Fulton, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of the failure of the stockholders of Fulton to approve the Agreement at the Stockholder Meeting; PROVIDED, HOWEVER, that Fulton shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under SECTION 4.8; or

            (c) by Central or Fulton, by written notice to the other party, if either (i) any approval, consent or waiver of a governmental agency required to permit consummation of the transactions contemplated hereby shall have been denied or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

            (d) by Central or Fulton, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by March 31, 2000, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

            (e) by Central or Fulton (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of (i) a failure to perform or comply by the other party with any covenant or agreement of such other party contained in this Agreement, which failure or non-compliance is material in the context of the transactions contemplated by this Agreement, or
(ii) any inaccuracies, omissions or breach in the representations, warranties, covenants or agreements of the other party contained in this Agreement the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a Material Adverse Effect on such other party; in either case which has not been or cannot be cured within 30 calendar days after written notice thereof is given by the party seeking to terminate to such other party; or

            (f) by Fulton, if the Board of Directors of Fulton reasonably determines that a proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Fulton Common Stock then outstanding or all or substantially all of the assets of Fulton constitutes a Superior Proposal and that such proposal must be accepted in order to comply with the Board of Directors' fiduciary duties to stockholders under applicable law; PROVIDED, HOWEVER, that prior to any such termination, Fulton shall use its reasonable efforts to negotiate in good faith with Central to make such adjustments in the terms and conditions of this Agreement a would enable Fulton to proceed with the transactions contemplated herein.

            Section 6.2. Termination Fees.
                         ----------------

            (a) In the event that (a) Fulton terminates this Agreement pursuant to SECTION 6.1(F) or (b) Central or Fulton terminates this Agreement pursuant to
SECTION 6.1(B) after it has been publicly announced prior to the Stockholders Meeting that a person (other than Central) has made or disclosed an intention to make a proposal to engage in a merger, consolidation, share exchange or other similar transaction with Fulton or Fulton Savings and within 12 months after the termination of this Agreement Fulton or Fulton Savings enters into an agreement with any person to effect a merger, consolidation, share exchange or other similar transaction, then Fulton shall, within 10 business days following written demand by Central, pay to Central an amount equal to $750,000.

            (b) In the event that Fulton willfully breaches a representation, warranty or covenant contained herein and, as a result thereof, Central terminates this Agreement pursuant to SECTION 6.1(E) at a time when Fulton was not entitled to terminate this Agreement under Section 6.1(B), (C), (D), (E) or
(F), then Fulton shall, within 10 business days following written demand by the Central, pay to Central an amount equal to $200,000.

            (c) In the event that Central willfully breaches a representation, warranty or covenant contained herein and, as a result thereof, Fulton terminates this Agreement pursuant to SECTION 6.1(E) at a time when Central was not entitled to terminate this Agreement under Section 6.1(B), (C), (D), or (E), then Central shall, within 10 business days following written demand by the Fulton, pay to Fulton an amount equal to $200,000.

            Section 6.3. Effect of Termination. In the event of termination of
                         ---------------------
this Agreement by either Central or Fulton prior to the consummation of the Merger as provided in SECTION 6.1, this Agreement shall forthwith become void and have no effect except (i) the obligations of the parties under SECTIONS 4.3 (with respect to confidentiality and the return of information), 6.2 and 8.6 shall survive any termination of this Agreement and (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                                  ARTICLE VII
                  CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME
                  ------------------------------------------

            Section 7.1. Effective Date and Effective Time. The closing of the
                         ---------------------------------
transactions contemplated hereby ("CLOSING") shall take place at the offices of Central, 238 Madison Avenue, Jefferson City, Missouri, unless another place is agreed to by Central and Fulton, on a date designated by Central ("CLOSING DATE") that is no later than the last day of the month in which the expiration of the last applicable waiting period in connection with notices to and approvals of governmental authorities shall occur and all conditions to the consummation of this Agreement are satisfied or waived, or on such other date as may be agreed to by the parties. Prior to the Closing Date, Acquisition Sub and Fulton shall execute a Certificate of Merger in accordance with all appropriate legal requirements, which shall be filed as required by law on the Closing Date, and the Merger provided for therein shall become effective upon such filing or on such date as may be specified in such Certificate of Merger. The date of such filing or such later effective date as specified in the Certificate of Merger is herein referred to as the "EFFECTIVE DATE." The "EFFECTIVE TIME" of the Merger shall be as set forth in the Certificate of Merger.

            Section 7.2. Deliveries at the Closing. Subject to the provisions of
                         -------------------------
Articles V and VI, on the Closing Date there shall be delivered to Central and Fulton the documents and instruments required to be delivered under Article V.


                                 ARTICLE VIII
                             CERTAIN OTHER MATTERS
                             ---------------------

            Section 8.1. Certain Definitions; Interpretation. As used in this
                         -----------------------------------
Agreement, the following terms shall have the meanings indicated:

            "material" means material to Central or Fulton (as the case may be) and its respective Subsidiaries, taken as a whole.

            "Material Adverse Effect" means an effect which is material and adverse to the business, financial condition or results of operations of Fulton or Central, as the context may dictate, and its Subsidiaries (as defined herein) taken as a whole; PROVIDED, HOWEVER, that any such effect resulting from any (A) changes in laws, rules or regulations or generally accepted accounting principles or regulatory accounting requirements or interpretations thereof that apply to both Central and Central Bank and Fulton and Fulton Savings, as the case may be, or to similarly situated financial and/or depository institutions or (B) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates shall not be considered in determining if a Material Adverse Effect has occurred.

            "knowledge" shall mean, with respect to a party hereto, actual knowledge of any of the members of the Board of Directors of that party or any officer of that party with the title ranking not less than vice president.

            "person" includes an individual, corporation, limited liability company, partnership, association, trust or unincorporated organization.

            When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

            Section 8.2. Survival. Only those agreements and covenants of the
                         --------
parties that are by their terms applicable in whole or in part after the Effective Time, including SECTIONS 4.3, 4.11 and 4.12 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

            Section 8.3. Waiver; Amendment. Prior to the Effective Time, any
                         -----------------
provision of this Agreement may be (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of Fulton or Central, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of Fulton Common Stock or contravene any provision of the DGCL or the federal banking laws, rules and regulations.

            Section 8.4. Counterparts. This Agreement may be executed in
                         ------------
counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

            Section 8.5. Governing Law. This Agreement shall be governed by, and
                         -------------
interpreted in accordance with, the laws of the State of Missouri, without regard to conflicts of laws principles.

            Section 8.6. Expenses. Each party hereto will bear all expenses
                         --------
incurred by it in connection with this Agreement and the transactions contemplated hereby.

            Section 8.7. Notices. All notices, requests, acknowledgments and
                         -------
other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

            If to Fulton, to:

                        Fulton Bancorp, Inc.
                        410 Market Street
                        Fulton, Missouri 65251
                        Facsimile:  (573) 642-6570
                        Attention:Kermit D. Gohring, President

            With copies to:

                        Paul M. Aguggia, Esq.
                        Muldoon, Murphy & Faucette LLP
                        5101 Wisconsin Avenue, N.W.
                        Washington, D.C.  20016
                        Facsimile:  (202) 966-9409

            If to Central, to:

                        Central Bancompany, Inc.
                        238 Madison
                        Jefferson City, Missouri  65101
                        Facsimile:  (573) 635-1434
                        Attention:Robert M. Robuck
                                  Vice Chairman of the Board

            With copies to:

                        Charles A. Weber, Esq.
                        Executive Vice President, Secretary
                           and General Counsel

                  and to:

                        Thomas A. Vetter, Esq.
                        Cook, Vetter, Doerhoff and Landwehr
                        231 Madison
                        Jefferson City, Missouri 65101
                        Facsimile: (573) 635-7414

            Section 8.8. Entire Agreement; etc. This Agreement, together with
                         ---------------------
the Plan of Bank Merger and the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for SECTIONS 4.11 and 4.12, which confer rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

            Section 8.9.  Successors and Assigns; Assignment. This Agreement
                          ----------------------------------
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the 18th day of May, 1999.

                                  CENTRAL BANCOMPANY, INC.


                                  By:  /s/ Robert M. Robuck
                                       ----------------------------------------

                                       Robert M. Robuck
                                       Vice Chairman of the Board



                                  FULTON BANCORP, INC.


                                  By:  /s/ Kermit D. Gohring
                                       ----------------------------------------
                                       Kermit D. Gohring
                                       President and Chief Executive Officer

                                                                      Appendix B

                              _____________, 1999

Board of Directors
Fulton Bancorp, Inc.
410 Market Street
Fulton, MO 65251



Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Fulton Bancorp, Inc. ("Fulton") of the consideration to be paid to Fulton's shareholders by Central Bancompany in Jefferson City, Missouri ("Central"), pursuant to the terms of the proposed Agreement and Plan of Merger by and among Fulton and Central (the "Agreement"). Pursuant to the Agreement, the holder of each share of common stock of Fulton would be entitled to receive $19.15 per share in cash.

     Manchester Partners, L.L.C., as part of its investment banking services, is engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, and sales of listed and unlisted securities, private placements and valuations for corporate and other purposes. We are familiar with Fulton and Central and have completed our financial analysis of this transaction.

     In rendering our opinion, we have reviewed the Agreement, as well as financial and other information that was publicly available or furnished to us by Fulton and Central, including information provided during Manchester Partners' discussions with their respective managements. We have conducted conversations with Central's senior management regarding recent developments for Central. In addition, we have spoken to members of Central's management and Fulton's management regarding factors which affect each entity's business. We have also compared certain financial and securities data (as appropriate) of Fulton with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of Fulton, reviewed prices and premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to us or that was otherwise reviewed by us. With respect to the pro forma analysis supplied to us, we have assumed that such information was reasonably prepared on the basis reflecting the best currently

Board of Directors
      , 1999
Page 2

available estimates and judgments of the respective managements of Central and Fulton as to the future operating and financial performance of Central and Fulton and that such information provided a reasonable basis upon which we could form our opinion. We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Central or Fulton since the date of the most recent financial statements made available to us. We did not make or obtain any independent evaluation, appraisal or physical inspection of Central's or Fulton's assets or liabilities nor did we review loan files of Central or Fulton.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. Our opinion is directed to the Board of Directors of Fulton and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction, nor have we expressed any opinion as to the prices at which any securities of Fulton might trade in the future. Except as required by applicable law, including (without limitation) federal securities laws, our opinion may not be published or otherwise used or referred to, nor shall any public reference to Manchester Partners be made, without our consent.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion, as of the date hereof, that the consideration to be paid to the shareholders of Fulton pursuant to the Agreement is fair, from a financial point of view, to the shareholders of Fulton.


                                                Very truly yours,

                                                MANCHESTER PARTNERS, L.L.C.

                                                                      APPENDIX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                            FORM OF REVOCABLE PROXY

                             FULTON BANCORP, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                            OF FULTON BANCORP, INC.
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON ____________.

     The undersigned stockholder of Fulton Bancorp, Inc. (the "Company") hereby appoints Kermit D. Gohring, Bonnie K. Smith, and Hon. Clifford E. Hamilton, Jr. as proxies, each of them with full power of substitution, to attend and act as proxy for the undersigned and to cast all votes which the undersigned stockholder is entitled to cast at the special meeting of stockholders of the Company to be held at _____, local time on _______, 1999, at ______________, and any and all adjournments and postponements thereof (the "Special Meeting"), with all powers which the undersigned would possess if personally present (i) as designated below with respect to the matters set forth below and described in the accompanying Proxy Statement and (ii) in their discretion with respect to any other business that may properly come before the Special Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.

     This proxy will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted (1) "FOR" approval and adoption of the Merger Agreement (as defined herein) and (2) in the discretion of the proxies as to all other matters that may properly come before the Special Meeting.

     This proxy card will also be used to provide voting instructions to the trustee for any shares of common stock of the Company allocated to participants under the Fulton Savings Bank, F.S.B. Employee Stock Ownership Plan.

              (continued--to be signed and dated on reverse side)

     The Board of Directors recommends a vote "FOR" approval and adoption of the Merger Agreement.

     1. Approval and adoption of the Agreement and Plan of Merger, dated as of May 18, 1999, by and between Central Bancompany, Inc. and the Company pursuant to which the Company will merge with a wholly owned subsidiary of Central Bancompany, Inc. and each share of common stock of the Company, par value at $.01 per share, will be converted into the right to receive $19.15 in cash, all on and subject to the terms and conditions contained therein.

               FOR                    AGAINST               ABSTAIN
               [_]                      [_]                   [_]

     2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof. As of the date of the Special Meeting, management of the Company is not aware of any such other business.

     The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement, dated _______, 1999, for the Special Meeting.

                              Dated: ___________________________________________


                              Signature: _______________________________________


                              Signature: _______________________________________


                              Title: ___________________________________________


                              (Please date and sign here exactly as name appears at left. When signing as attorney, administrator, trustee or guardian, give full title as such; and when stock has been issued in the name of two or more persons, all should sign.)

                             PLEASE ACT PROMPTLY.
                   SIGN, DATE AND MAIL YOUR PROXY CARD TODAY
                    IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

             IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE DATE,
            SIGN AND RETURN ALL CARDS IN THE ACCOMPANYING ENVELOPE.

                                       2